     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 2, 1998
                                                       REGISTRATION NO. 333
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               MENTUS MEDIA CORP.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          7319                  41-1670450
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                             9531 WEST 78TH STREET
                                   SUITE 400
                          MINNEAPOLIS, MINNESOTA 55344
                                 (612) 944-7944
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               THOMAS M. PUGLIESE
                            CHIEF EXECUTIVE OFFICER
                               MENTUS MEDIA CORP.
                             9531 WEST 78TH STREET
                                   SUITE 400
                          MINNEAPOLIS, MINNESOTA 55344
                                 (612) 944-7944

                (Name, address, including zip code and telephone
               number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:
                            ROBERT L. WINIKOFF, ESQ.
                COOPERMAN LEVITT WINIKOFF LESTER & NEWMAN, P.C.
                                800 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 688-7000
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General
                  Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                    PROPOSED
                                                            PROPOSED MAXIMUM        MAXIMUM            AMOUNT OF
       TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
     SECURITIES TO BE REGISTERED         BE REGISTERED        PER UNIT(1)      OFFERING PRICE(1)          FEE
Series B 12% Senior Secured PIK Notes
  due 2003...........................     $45,000,000             100%            $45,000,000        $13,275.00(1)

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED APRIL 2, 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

(COVER CONTINUED FROM PREVIOUS PAGE)

PROSPECTUS

                               OFFER TO EXCHANGE

                 SERIES B 12% SENIOR SECURED PIK NOTES DUE 2003

       FOR ALL OUTSTANDING SERIES A 12% SENIOR SECURED PIK NOTES DUE 2003
                                       OF

                               MENTUS MEDIA CORP.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON            ,
1998 UNLESS EXTENDED.

    Mentus Media Corp., a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its Series B 12% Senior Secured PIK Notes due 2003 (the "Series B Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding Series A 12% Senior Secured PIK Notes due 2003 (the "Series A Notes"), of which $45,000,000 in aggregate principal amount are outstanding on the date hereof. The form and terms of the Series B Notes are the same as the form and terms of the Series A Notes except that (i) the Series B Notes will bear a "Series B" designation, (ii) the Series B Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer, and (iii) the holders of Series B Notes will not be entitled to certain rights of holders of Series A Notes under the Registration Rights Agreement (as defined), including the provisions providing for an increase in the interest rate on the Series A Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer--Purpose and Effect of the Exchange Offer." The Series B Notes will evidence the same debt as the Series A Notes (which they replace) and will be entitled to the benefits of the Indenture (as defined). See "Descriptions of Notes."

    The Series B Notes will mature on February 1, 2003. Interest on the Series B Notes will be payable semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 1998. Interest on the Series B Notes is payable either in cash or in additional Series B Notes, at the option of Company, until August 1, 2000, and thereafter is payable in cash. The Company may not redeem the Series B Notes prior to February 1, 2000. On and after such date, the Company may redeem the Series B Notes, in whole or in part, at the redemption prices set forth herein, together with the accrued and unpaid interest, if any, to the date of redemption. The Series B Notes will not be subject to any sinking fund requirement. Upon the occurrence of a Change of Control (as defined), the Company will be required to make an offer to repurchase the Series B Notes at a price equal to 101% of the principal amount thereof, plus accrued unpaid interest thereon until the date of repurchase. See "Description of Notes"--Optional Redemption" and "--Change of Control."

    The Series B Notes will be senior obligations of the Company and will, with the exception of certain equipment, be secured by a first priority lien on substantially all of the assets of the Company, provided that in the event that a security interest on the Receivables (as defined) is granted to secure the Working Capital Facility (as defined), the security interest on the Receivables securing the Series B Notes will be a second priority lien and security interest. See "Description of Notes--Security." The Series B Notes will rank PARI PASSU in the right of payment with all existing and future senior indebtedness of the Company and will rank senior to all existing and future subordinated indebtedness of the Company. See "Description of Notes--Ranking."

    The Company will accept for exchange any and all validly tendered Series A
Notes not withdrawn prior to 5:00 p.m., New York City time, on             ,
1998, unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Series A Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer--Conditions." Series A Notes may be tendered only in integral multiples of $1,000. In the event the Company terminates the Exchange Offer and

                                                  (COVER CONTINUED ON NEXT PAGE)

                           --------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR SERIES A NOTES IN THE EXCHANGE OFFER.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is           , 1998

(COVER CONTINUED FROM PREVIOUS PAGE)
does not accept for exchange any Series A Notes, the Company will promptly return all previously tendered Series A Notes to the holders thereof.

    The Series A Notes were sold by the Company on February 18, 1998 to the Initial Purchaser (as defined) in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act. The Initial Purchaser subsequently resold the Series A Notes to qualified institutional buyers in reliance upon Rule 144A under the Securities Act. Accordingly, the Series A Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Series B Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement. See "The Exchange Offer."

    Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the Series B Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Series B Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Series B Notes. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "--Resale of the Series B Notes." Each holder of the Series A Notes (other than certain specified holders) who wishes to exchange the Series A Notes for Series B Notes in the Exchange Offer will be required to represent in the Letter of Transmittal that (i) it is not an affiliate of the Company, (ii) the Series B Notes to be received by it are being acquired in the ordinary course of its business, (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Series B Notes and (iv) such holder is not acting on behalf of any person who could not truthfully make the foregoing representations. Each broker-dealer (a "Participating Broker-Dealer") that receives Series B Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Series B Notes received in exchange for Series A Notes where such Series A Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

    Holders of Series A Notes not tendered and accepted in the Exchange Offer will continue to hold such Series A Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. The Company will pay all the expenses incurred by it incident to the Exchange Offer. See "The Exchange Offer."

    There has not previously been any public market for the Series A Notes or the Series B Notes. The Company does not intend to list the Series B Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Series B Notes will develop. See "Risk Factors--Absence of a Public Market Could Adversely Affect the Value of Series B Notes." Moreover, to the extent that Series A Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Series A Notes could be adversely affected.

    The Series B Notes will be available initially only in book-entry form. The Company expects that the Series B Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Note (as defined), which will be deposited with, or on behalf of, The Depositary Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Note representing the Series B Notes will be shown on, and transfers thereof to qualified institutional buyers will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Note, Series B Notes in certified form will be issued in exchange for the Global Note only on the terms set forth in the Indenture. See "Book Entry--Delivery and Form."

                           FORWARD-LOOKING STATEMENTS

    CERTAIN STATEMENTS IN THIS PROSPECTUS UNDER THE CAPTIONS "PROSPECTUS SUMMARY," "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS" AND ELSEWHERE CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY, OR INDUSTRY RESULTS, TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS, UNCERTAINTIES AND OTHER IMPORTANT FACTORS INCLUDE, AMONG OTHERS: ADVERTISING RATES; THE ABILITY TO SECURE NEW SITES FOR NGN DISPLAYS (AS DEFINED); THE LOSS OF KEY EXISTING SITE AGREEMENTS; CHANGES IN THE POLITICAL AND REGULATORY CLIMATE; OUT-OF-HOME ADVERTISING INDUSTRY TRENDS; COMPETITION; CHANGES IN BUSINESS STRATEGY OR DEVELOPMENT PLANS; AVAILABILITY OF QUALIFIED PERSONNEL; CHANGES IN, OR THE FAILURE OR INABILITY TO COMPLY WITH, GOVERNMENT REGULATIONS; AND OTHER FACTORS REFERENCED IN THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND HISTORICAL FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, UNLESS OTHERWISE INDICATED OR THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO THE "COMPANY" SHALL MEAN MENTUS MEDIA CORP., A DELAWARE CORPORATION. ALL DESIGNATED MARKET AREA ("DMA") INFORMATION IN THIS PROSPECTUS ARE FROM THE NIELSEN STATION INDEX VIEWERS AND PROFILE DATED MAY 1997, AS PREPARED BY A.C. NIELSEN COMPANY ("NIELSEN"), AS THE SAME APPLIES TO THE SIZE OF TELEVISION MARKETS IN THE UNITED STATES.

                                  THE COMPANY

OVERVIEW

    The Company sells advertising space and provides programming through an electronic out-of-home advertising network known as NGN--Next Generation Network. Out-of-home advertising derives its name from reaching audiences out of their homes. According to the Outdoor Advertising Association of America ("OAAA"), out-of-home advertising is a $3.8 billion industry, consisting primarily of billboards, transit advertising and stadium and other signage. NGN is a "billboard-TV" network of color video monitors ("NGN Displays") located at high traffic public locations. NGN Displays are connected by ordinary voice-grade telephone lines and controlled from a single operations center in Minneapolis, Minnesota. By utilizing technology to reduce labor costs and provide immediacy and flexibility to advertisers, NGN seeks to preserve the positive attributes while avoiding the negative attributes of the out-of-home advertising industry. Specifically, the Company seeks to achieve the high operating profit margins and recurring cash flows inherent in the industry, while reducing fixed costs and labor intensity, and avoiding zoning regulations that may impede expansion.

    By presenting a sequence of partially animated, television-quality images, NGN is intended to capture audience attention in busy out-of-home environments, thereby effectively delivering advertising and programming messages. NGN Displays present repeating two-and-one-half minute sequences, or "loops," of advertising and programming. As currently configured, the loops consist of twelve advertising slots of approximately ten seconds each and six to eight programming slots of approximately six seconds each. Advertising slots currently consist of advertisements principally for local and regional advertisers, and programming slots include information such as local and national weather, sports, news headlines and financial information, as well as Company sponsored promotional contests. For example, a Baltimore, Maryland 7-Eleven customer waiting in line to purchase merchandise may view the three day Baltimore forecast, the Baltimore Orioles baseball score and local news headlines interspersed with advertisements for Haagen-Dazs ice cream, a Chrysler dealership and a local dentist, among other messages.

    Management believes that consumers view NGN programming as a useful source of information, and that advertisers view NGN as a flexible, effective advertising medium to reach a targeted audience. Additionally, Management believes that site operators benefit from NGN because (i) site operators generally share in the Company's advertising revenue typically at no cost to the site operators and (ii) NGN increases customer satisfaction by making the customer's visit to the site more enjoyable.

    The Company currently operates NGN in the following nine DMAs and their surrounding areas: Washington, D.C.; Dallas-Ft. Worth, TX; Tampa, FL; Miami, FL; Orlando, FL; Baltimore, MD; Norfolk, VA; West Palm Beach, FL; and Fort Meyers, FL. As of December 31, 1997, the Company had NGN Displays operating in approximately 1,800 sites. Based on the average of the daily transaction counts submitted to the Company by the site operators (the "Daily Audience"), the Company estimates that NGN presently can be viewed by approximately 2 million people daily. Additionally, the Company holds exclusive site agreements for approximately 6,600 additional sites. Collectively with the Company's presently installed sites, NGN could be viewed by an estimated Daily Audience of approximately 10 million people in 41 of the top 50 DMA's in the United States.

    The Company targets NGN Displays for installation in high traffic, public venues where people remain for several minutes, including convenience stores, fast food restaurants, office building lobbies, pharmacies, movie theater lobbies and self-serve gas pumps. Companies currently under exclusive site agreements with the Company include The Southland Corporation (7-Eleven Stores), Cumberland Farms, Jerry's Subs, Uni-Marts, Convenient Food Marts and Crown Central Petroleum. Site agreements generally (i) provide operators with a share of the Company's revenues derived from a particular site, typically at no cost to the site operator, and (ii) establish that the Company is the exclusive provider of video-based information, entertainment and advertising services. The Company is solely responsible for the installation and maintenance of its NGN Displays.

    The Company seeks to take advantage of its inherent flexibility of geographically targeted advertising by emphasizing sales to local advertisers, the traditional area of strength for out-of-home advertising. The Company conducts its advertising sales efforts through a dedicated, local sales force within each of the DMAs in which it operates NGN Displays. The local sales force is thereby able to work closely with each of the Company's advertisers to develop advertising campaigns that match specifically targeted audience segments with the advertisers' overall marketing strategies. The Company has attracted over 200 advertisers to date, including The Washington Post, WRC-TV (NBC station in Washington, D.C.), Chrysler Plymouth Florida Dealers Association, Elle Magazine, George Magazine, The Dallas Morning News, the Virginia Lottery and Fox Sports Southwest.

    The advertising and programming loops for each NGN Display are all created and controlled from a central hub facility in Minneapolis, allowing the Company to quickly and cost-effectively custom-tailor both the advertising and programming content on a regional or micro-targeted basis. NGN integrates industry standard computer hardware and software with proprietary software developed by the Company specifically for its out-of-home advertising application. By utilizing the Company's network management software, the Company customizes programming information for local markets. Attributes such as instantaneous copy changes, minimal lead times, negligible production costs and expedited electronic communications distinguish NGN from other out-of-home advertising. The computer architecture of NGN is intended to make the system "scaleable" so that the network can be expanded to facilitate growth at minimal incremental cost. The Company believes that NGN is reliable, experiencing "up-time" (representing the daily average of functioning units) in excess of 99% for the six months ended December 31, 1997.

BUSINESS STRATEGY

    As the American lifestyle has become increasingly busy, reaching the consumer through traditional advertising mediums has become more difficult. According to a report prepared by Alex. Brown & Sons Incorporated in May 1997 (the "Report"), 64.2% of the adult population read newspapers daily in 1997 as compared to 77.6% in 1970. In addition, according to Nielsen, subscribers to America On-Line tend to watch 15% less television than the average person. In recognition of these trends, among other trends, Management believes that advertisers are seeking innovative ways to reach out-of-home audiences. As a result of the limitations that characterize many traditional forms of out-of-home advertising, such as less desirable demographics due to zoning, long lead times to implement advertisements, and complexity of buying space nationally, Management believes there will be a strong demand for media vehicles such as NGN.

    The Company's objectives are to (i) increase and diversify the physical presence of NGN in the United States by building upon the Company's existing site agreements and negotiating additional site agreements and (ii) utilize NGN's flexibility as an advertising medium to sell advertisements through the Company's dedicated sales force on a local, regional and national basis. To achieve its objectives, the Company has adopted the following business strategies:

    - INCREASE PHYSICAL PRESENCE OF NGN. The Company's expansion strategy is to increase the Company's geographic presence in top markets and diversify distribution venues. The Company intends to complete the installation of NGN Displays in the over 6,600 additional sites currently under exclusive site agreements, while continuing to secure new site agreements within its existing operating DMAs as well as the DMAs targeted by the Company for expansion. The Company currently has NGN Displays in two of the ten top DMAs, and has site agreements in nine of the top ten DMAs and 41 of the top 50 DMAs. The Company's immediate geographic expansion focuses on the top ten DMAs, with the intention of having a presence in all of the top 25 DMAs by 2002.

    - CONTINUE TO INCREASE ADVERTISING REVENUES. To date, the Company has attracted over 200 advertisers, which Management believes indicates a present market acceptance of NGN as an advertising medium. The Company conducts its sales efforts through a dedicated sales force within each of the DMAs in which it operates, which enables NGN to accommodate micro-targeted advertising needs of local advertisers while offering both flexibility and breadth of coverage to full-market and multi-market advertisers. By combining its local sales presence with continued expansion and diversification of distribution venues, the Company believes it will broaden the audience for NGN programming and advertising, and will appeal to an increasing pool of advertisers by providing a truly local, regional and national advertising medium.

FINANCING PLAN

    On February 18, 1998, the Company completed the sale of 45,000 Units (the "Units Offering") to NatWest Capital Markets Limited (the "Initial Purchaser") in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act. Each Unit ("Unit") consisted of $1,000 principal amount of Series A Notes and 2.78311 Warrants ("Warrants"), each to purchase one share of the Company's common stock, $.01 par value ("Common Stock"), presently representing in the aggregate approximately 20% of the Common Stock on a fully diluted basis. The Initial Purchaser then resold the Units to qualified institutional buyers pursuant to Rule 144A of the Securities Act. The Series A Notes and the Warrants became separately transferable, subject to compliance with applicable securities laws, on March 20, 1998.

    The Company intends to use the net proceeds from the Units Offering primarily to implement its business strategy and expand its network of NGN Displays, including the funding of capital expenditures and general and working capital needs over the next 24 months. Approximately $17.4 million of the net proceeds are intended to be used to fund capital expenditures relating to the installation of NGN Displays at sites for which the Company presently has site agreements as well as new sites for which the Company obtains site agreements in the future. In addition, the net proceeds are intended to be used to fund corporate capital expenditures and operating expenses as well as for working capital and general corporate purposes. Management believes that cash flow from operations will be sufficient to fund its projected ongoing capital expenditure and working capital needs following such 24-month period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The Company's principal corporate offices are located at 9531 West 78th Street, Suite 400, Minneapolis, Minnesota 55344, and its telephone number is
(612) 944-7944.

                               THE UNITS OFFERING

Units...........................  The Company sold 45,000 Units to the Initial Purchaser on
                                  February 18, 1998 pursuant to a Purchase Agreement dated
                                  February 12, 1998 (the "Purchase Agreement"). The Initial
                                  Purchaser subsequently resold the Units to qualified
                                  institutional buyers in reliance upon Rule 144A under the
                                  Securities Act. Each Unit consisted of $1,000 principal
                                  amount of Series A Notes and 2.78311 Warrants, each to
                                  purchase one share of Common Stock, representing in the
                                  aggregate at the time of issuance approximately 20% of the
                                  Common Stock on a fully diluted basis. The Series A Notes
                                  and the Warrants became separately transferrable, subject
                                  to compliance with applicable securities laws, on March
                                  20, 1998 (the "Exercisability Date").

Registration Rights.............  Pursuant to the Purchase Agreement, the Company and the
                                  Initial Purchaser entered into an Exchange Offer and
                                  Registration Rights Agreement (the "Registration Rights
                                  Agreement") dated February 18, 1998, which grants the
                                  holders of the Series A Notes certain exchange and
                                  registration rights. The Exchange Offer is intended to
                                  satisfy such exchange rights which terminate upon the
                                  consummation of the Exchange Offer.

                                     THE EXCHANGE OFFER

Securities Offered..............  $45,000,000 aggregate principal amount of Series B 12%
                                  Senior Secured PIK Notes due 2003 (the "Series B Notes").

The Exchange Offer..............  $1,000 principal amount of the Series B Notes in exchange for each $1,000 principal amount of Series A Notes. As of
                                  the date hereof, $45,000,000 aggregate principal amount of
                                  Series A Notes are outstanding. The Company will issue the
                                  Series B Notes to holders on or promptly after the
                                  Expiration Date.

                                  Based on no-action letters issued by the staff of the
                                  Commission to third parties, the Company believes the
                                  Series B Notes issued pursuant to the Exchange Offer may
                                  be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an
                                  "affiliate" of the Company within the meaning of Rule 405
                                  under the Securities Act) without compliance with the
                                  registration and prospectus delivery provisions of the
                                  Securities Act, provided that such Series B Notes are
                                  acquired in the ordinary course of such holder's business
                                  and that such holder does not intend to participate and
                                  has no arrangement or understanding with any person to
                                  participate in the distribution of such Series B Notes.

                                  Each Participating Broker-Dealer that receives Series B
                                  Notes for its own account pursuant to the Exchange Offer
                                  must acknowledge that it will deliver a prospectus in
                                  connection with any resale of such Series B Notes. The
                                  Letter of Transmittal states that by so acknowledging and
                                  by delivering a prospectus, a Participating Broker-Dealer
                                  will not be deemed to admit that it is an "underwriter"
                                  within the meeting of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time,
                                  may be used by a Participating Broker-Dealer in connection with resales of Series B Notes received in exchange for
                                  Series A

                                  Notes where such Series A Notes were acquired by such
                                  Participating Broker-Dealer as a result of market-making
                                  activities or other trading activities. The Company has
                                  agreed that, for a period of 180 days after the Expiration
                                  Date, it will make this Prospectus available to any
                                  Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

                                  Any holder who tenders Series A Notes in the Exchange
                                  Offer with the intention to participate, or for the
                                  purpose of participating, in a distribution of the Series
                                  B Notes could not rely on the position of the staff of the
                                  Commission communicated in no-action letters and, in the
                                  absence of an exception therefrom, must comply with the
                                  registration and prospectus delivery requirements of the
                                  Securities Act in connection with any resale transaction.
                                  Failure to comply with such requirements in such instance
                                  may result in such holder incurring liability under the
                                  Securities Act for which the holder is not indemnified by
                                  the Company.

Expiration Date.................  The Exchange Offer will expire at 5:00 p.m., New York City
                                  time, on            , 1998 unless the Exchange Offer is
                                  extended, in which case the term "Expiration Date" means
                                  the latest date and time to which the Exchange Offer is
                                  extended.

Accrued Interest on Series B and
  Series A Notes................  Each Series B Note will bear interest from its issuance date. Holders of Series A Notes that are accepted for
                                  exchange will receive, in cash or in additional Series B
                                  Notes, at the option of the Company, accrued interest
                                  thereon to, but not including, the issuance date of the
                                  Series B Notes. Such interest will be paid with the first
                                  interest payment on the Series B Notes. Interest on the
                                  Series A Notes accepted for exchange will cease to accrue
                                  upon issuance of the Series B Notes.

Conditions to the Exchange        The Exchange Offer is subject to certain customary
  Offer.........................  conditions, which may be waived by the Company. See "The
                                  Exchange Offer-- Conditions."

Procedures for Tendering Series
  A Notes.......................  Each holder of Series A Notes wishing to accept the
                                  Exchange Offer must complete, sign and date the
                                  accompanying Letter of Transmittal, or a facsimile
                                  thereof, in accordance with the instructions contained
                                  herein and therein, and mail or otherwise deliver such
                                  Letter of Transmittal, or such facsimile, together with
                                  the Series A Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth
                                  therein. By executing the Letter of Transmittal, each
                                  holder will represent to the Company that, (i) it is not
                                  an Affiliate of the Company, (ii) the Series B Notes to be
                                  received by it are being acquired in the ordinary course
                                  of its business, (iii) at the time of commencement of the
                                  Exchange Offer, it has no arrangement with any person to
                                  participate in the distribution (within the meaning of the
                                  Securities Act) of the Series B Notes and (iv) it is not
                                  acting on behalf of any person who could not truthfully
                                  make the foregoing representations. See "The Exchange
                                  Offer--Purpose and Effect of the Exchange Offer" and
                                  "--Procedures for Tendering."

Untendered Series A Notes.......  Following the consummation of the Exchange Offer, holders of Series A Notes eligible to participate but who do not
                                  tender their

                                  Series A Notes will not have any further exchange rights
                                  and such Series A Notes will continue to be subject to
                                  certain restrictions on transfer. Accordingly, the
                                  liquidity of the market for such Series A Notes could be
                                  adversely affected.

Consequences of Failure to        The Series A Notes that are not exchanged pursuant to the
  Exchange......................  Exchange Offer will remain restricted securities.
                                  Accordingly, such Series A Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under
                                  the Securities Act or pursuant to another exemption under
                                  the Securities Act, (iii) outside the United States to a
                                  foreign person pursuant to the requirements of Rule 904
                                  under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act. See "The
                                  Exchange Offer--Consequences of Failure to Exchange."

Shelf Registration Statement....  If any holder of the Series A Notes (other than any such holder which is an "affiliate" of the Company within the
                                  meaning of Rule 405 under the Securities Act) is not
                                  eligible under applicable securities laws to participate
                                  in the Exchange Offer, and such holder has provided
                                  information regarding such holder and the distribution of
                                  such holder's Series A Notes to the Company for use
                                  therein, the Company has agreed to register the Series A
                                  Notes with a shelf registration statement (the "Shelf
                                  Registration Statement") and use its best efforts to cause it to be declared effective by the Commission as promptly
                                  as practical on or after the consummation of the Exchange
                                  Offer. The Company has agreed to maintain the
                                  effectiveness of the Shelf Registration Statement for,
                                  under certain circumstances, a maximum of two years, to
                                  cover resales of the Series A Notes held by any such
                                  holders.

Special Procedures for            Any beneficial owner whose Series A Notes are registered
  Beneficial Owners.............  in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should
                                  contact such registered holder promptly and instruct such
                                  registered holder to tender on such beneficial owner's
                                  behalf. If such beneficial owner wishes to tender on such
                                  owner's own behalf, such owner must, prior to completing
                                  and executing the Letter of Transmittal and delivering its
                                  Series A Notes, either make appropriate arrangements to
                                  register ownership of the Series A Notes in such owner's
                                  name or obtain a properly completed bond power from the
                                  registered holder. The transfer of registered ownership
                                  may take considerable time. The Company will keep the
                                  Exchange Offer open for not less than thirty (30) business days (or longer if required by applicable law) after
                                  notice of the Exchange Offer is mailed to the holders of
                                  the Series A Notes.

Guaranteed Delivery               Holders of the Series A Notes who wish to tender their
  Procedures....................  Series A Notes and whose Series A Notes are not immediately available or who cannot deliver their Series A
                                  Notes, the Letter of Transmittal or any other documents
                                  required by the Letter of Transmittal to the Exchange
                                  Agent (or comply with the procedures for book-entry
                                  transfer) prior to the Expiration Date must tender their
                                  Series A Notes according to the guaranteed delivery
                                  procedures set forth in "The Exchange Offer--Guaranteed
                                  Delivery Procedures."

Withdrawal Rights...............  Tendered Series A Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

Acceptance of Series A and
  Delivery of Series B Notes....  The Company will accept for exchange any and all Series A
                                  Notes which are properly tendered in the Exchange Offer
                                  prior to 5:00 p.m., New York City time, on the Expiration
                                  Date. The Series B Notes issued pursuant to the Exchange
                                  Offer will be delivered on or promptly after the
                                  Expiration Date. See "The Exchange Offer-- Terms of the
                                  Exchange Offer."

Use of Proceeds.................  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

Exchange Agent..................  United States Trust Company of New York (the "Exchange
                                  Agent").

                                     THE SERIES B NOTES

General.........................  The form and terms of the Series B Notes are the same as the form and terms of the Series A Notes except that (i)
                                  the Series B Notes will bear a "Series B" designation,
                                  (ii) the Series B Notes will have been registered under
                                  the Securities Act and, therefore, will not bear legends
                                  restricting their transfer, and (iii) the holders of
                                  Series B Notes will not be entitled to certain rights of
                                  holders of Series A Notes under the Registration Rights
                                  Agreement, including the provisions providing for an
                                  increase in the interest rate on the Series A Notes in
                                  certain circumstances relating to the timing of the
                                  Exchange Offer, which rights will terminate when the
                                  Exchange Offer is consummated. See "The Exchange
                                  Offer--Purpose and Effect of the Exchange Offer." The
                                  Series B Notes will evidence the same debt as the Series A
                                  Notes (which they replace) and will be entitled to the
                                  benefits of the Indenture. See "Description of the Notes."

Securities Offered..............  $45,000,000 principal amount of Series B 12% Senior
                                  Secured PIK Notes due 2003.

Maturity........................  February 1, 2003.

Interest........................  The Series B Notes will bear interest from their date of issuance (the "Issue Date"). Holders of Series A Notes
                                  that are accepted for exchange will receive, in cash or
                                  additional Series B Notes, at the option of the Company,
                                  accrued interest thereon to, but not including, the date
                                  of issuance of the Series B Notes. Such interest will be
                                  paid with the first interest payment on the Series B Notes on August 1, 1998. Interest on the Series A Notes accepted for exchange will cease to accrue upon issuance of the
                                  Series B Notes. Interest on the Series B Notes is payable
                                  either in cash or in additional Notes, at the option of
                                  the Company, through August 1, 2000, and thereafter is
                                  payable in cash.

Interest Payment Date...........  February 1 and August 1 of each year, commencing on August
                                  1, 1998 (each an "Interest Payment Date").

Ranking and Security............  The Series B Notes will be secured by a first priority lien on and a security interest in substantially all of
                                  the assets of the Company except for the Pledged Equipment
                                  (as defined), provided that in the event that a security
                                  interest on the Receivables (as defined) is granted to
                                  secure the Working Capital Facility (as defined), the
                                  security interest on the Receivables securing the Series B
                                  Notes will

                                  be a second priority lien and security interest. See
                                  "Description of Notes--Security." The Series B Notes will
                                  rank PARI PASSU with any future senior indebtedness of the
                                  Company and will rank senior to all subordinated
                                  indebtedness of the Company. See "Description of
                                  Notes--Ranking."

Optional Redemption.............  The Company may not redeem the Series B Notes prior to
                                  February 1, 2000. On and after such date, the Company may
                                  redeem the Series B Notes, in whole or in part, at the
                                  redemption prices set forth herein, together with accrued
                                  and unpaid interest, if any, to the date of redemption.
                                  See "Description of Notes-- Optional Redemption."

Change of Control...............  Upon the occurrence of a Change of Control (as defined), the Company will be required to make an offer to
                                  repurchase the Series B Notes at a purchase price in cash
                                  equal to 101% of the principal amount thereof plus any
                                  accrued and unpaid interest, if any, to the date of
                                  repurchase. See "Description of Notes-- Optional
                                  Redemption" and "Change of Control."

Restrictive Covenants...........  The indenture under which the Series B Notes will be issued (the "Indenture") contains certain covenants that,
                                  among other things, will limit (i) the incurrence of
                                  additional indebtedness by the Company and its
                                  subsidiaries, (ii) the payment of dividends on, and
                                  redemption of capital stock of the Company and the
                                  redemption of certain subordinated obligations of the
                                  Company, (iii) investments, (iv) sales of assets and
                                  subsidiary stock, (v) transactions with affiliates and
                                  (vi) consolidation, mergers and transfers of all or
                                  substantially all the assets of the Company. The Indenture also prohibits certain restrictions on distribution from
                                  subsidiaries. However, all of these limitations and
                                  prohibitions are subject to a number of important
                                  qualifications and exceptions. See "Description of
                                  Notes--Certain Covenants."

   For a more complete description of the Series B Notes, see "Description of
                                    Notes."

                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain risks to be considered by holders who tender their Series A Notes in the Exchange Offer.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

    The following table presents summary historical financial data of the Company for the three years ended December 31, 1997, which has been derived from the Company's audited financial statements. The unaudited pro forma statement of operations data has been presented as if the Units Offering had been effected on January 1, 1997 and the unaudited pro forma balance sheet data has been presented as if the Units Offering had been effected on December 31, 1997.

    The information in this table should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the notes thereto included elsewhere herein.

                                                                                   YEAR ENDED DECEMBER 31,
                                                                      -------------------------------------------------
                                                                                HISTORICAL              PRO FORMA (6)
                                                                      -------------------------------  ----------------
                                                                        1995       1996       1997           1997
                                                                      ---------  ---------  ---------  ----------------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:

Net Advertising revenues............................................     --         --      $   1,205     $    1,205
Network equipment and territorial rights sales(1)...................     --      $   2,688        137            137
Network operating revenues..........................................     --            490        485            485
                                                                      ---------  ---------  ---------       --------
    Total revenue(1)................................................     --          3,178      1,827          1,827
Cost of network equipment sales.....................................     --          2,214         61             61
Network operating expenses(2).......................................     --            363      2,799          2,799
Selling expenses....................................................     --         --          1,757          1,757
General and administrative expenses.................................  $   2,103      2,507      3,429          3,429
                                                                      ---------  ---------  ---------       --------
      Operating loss................................................     (2,103)    (1,906)    (6,219)        (6,219)

Nonoperating income (expense):
Interest expense....................................................       (240)      (231)      (281)        (7,161)
Interest income.....................................................          9         82        113            113
Other expense.......................................................     --         --             (1)            (1)
                                                                      ---------  ---------  ---------       --------
      Net loss......................................................     (2,334)    (2,055)    (6,388)       (13,268)
Preferred stock dividends...........................................        248        541      1,631          1,631
                                                                      ---------  ---------  ---------       --------
      Net loss applicable to common stockholders....................  $  (2,582) $  (2,596) $  (8,019)    $  (14,899)
                                                                      ---------  ---------  ---------       --------
                                                                      ---------  ---------  ---------       --------
      Net loss per common share.....................................  $  (11.20) $  (10.16) $  (30.12)    $   (55.96)
                                                                      ---------  ---------  ---------       --------
                                                                      ---------  ---------  ---------       --------
OTHER DATA (UNAUDITED):

EBITDA(3)...........................................................  $  (1,911) $  (1,695) $  (5,506)    $   (5,506)
Depreciation and amortization.......................................        192        211        714            714
Capital expenditures................................................         92      2,141      2,275          2,275
Ratio of earnings to cover combined fixed charges and preferred
  stock dividends(4)................................................        nmf        nmf        nmf            nmf

                                                                                      AS OF DECEMBER 31,
                                                                        ----------------------------------------------
                                                                                  HISTORICAL             PRO FORMA (7)
                                                                        -------------------------------  -------------
                                                                          1995       1996       1997         1997
                                                                        ---------  ---------  ---------  -------------
                                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:

Cash and cash equivalents(5)..........................................  $     393  $   3,821  $   2,789    $  43,389
Working capital.......................................................      3,245      3,202      1,261       41,939
Total assets..........................................................      1,303      6,399      7,536       50,582
Total long term debt and other obligations (including current
  maturities).........................................................        107      2,506      3,064       38,488(8)
Mandatory redeemable preferred stock..................................     --          7,305     14,487       14,487
Stockholders' deficit.................................................     (2,901)    (4,141)   (12,090)      (4,390)(8)

                                                   (FOOTNOTES ON FOLLOWING PAGE)

(FOOTNOTES FROM PREVIOUS PAGE)
------------------------------
(1) The Company entered into territorial agreements with two separate unrelated owner-operators in 1996. Each agreement granted exclusive territorial rights to NGN within certain designated markets for a period of ten years. In the aggregate, the Company received initial payments of approximately $2,688,000 for the purchase of hardware and exclusive territorial rights. The agreements also provided for payments to the Company based on advertising revenue and reimbursement of certain network operating expenses. In 1997, the Company entered into repurchase agreements with both NGN owner-operators whereby the Company repurchased the equipment originally sold in 1996 and the owner-operators forfeited their territorial rights and options to purchase the exclusive rights to certain additional designated NGN territories. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Includes direct costs necessary to run the network (i.e. site agreement expense, local phone cost, long distance and maintenance costs). Approximately 5,500 sites are provided for under agreements with The Southland Corporation and its franchisees ("Southland") and are subject to minimum payments. The agreement provides that Southland will receive a quarterly per store payment. Some portion of the payments to Southland are accumulated and paid in January of each year.

(3) EBITDA represents income before interest, income taxes, depreciation and amortization. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities or other consolidated income or cash flows statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(4) The ratio of earnings to cover combined fixed charges and preferred stock dividends is not a meaningful figure due to the fact that in the periods presented fixed charges, which includes interest expense, and preferred stock dividends, exceeded earnings by an amount equal to the net loss.

(5) For the purposes of reporting cash flows, the Company considers any Treasury bills, commercial paper, certificates of deposit and money market funds with a maturity of three months or less to be cash equivalents.

(6) Gives effect to the pro forma adjustments related to the Units Offering and the application of the net proceeds therefrom as if the Units Offering had occurred as of January 1, 1997.

(7) Gives effect to the pro forma adjustments related to the Units Offering and the application of the net proceeds therefrom as if the Units Offering had occurred as of December 31, 1997.

(8) For reporting under generally accepted accounting principles ("GAAP"), as reflected in these pro forma amounts, total debt reported with respect to the Notes will be net of the value ascribed to the Warrants which will be recorded as additional paid-in capital. The value ascribed to the Warrants will be $7.7 million.

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF THE SERIES B NOTES SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT IN THE SERIES B NOTES.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT

    The Company is highly leveraged and substantially all its assets are subject to security interests securing the Series A Notes (and, upon consummation of the Exchange Offer, the Series B Notes). After giving pro forma effect to the Units Offering, the Company would have had total indebtedness at December 31, 1997 of approximately $46.1 million (however, for reporting under GAAP, total debt reported will be net of the value ascribed to the Warrants of approximately $7.7 million which will be recorded as additional paid-in capital). See "Summary Historical and Pro Forma Financial Data," "Capitalization" and the Financial Statements.

    The degree to which the Company is leveraged, together with the covenants imposed by the Indenture, could have adverse consequences to holders of the Series B Notes, including the following: (i) substantial cash flow from the Company's operations will be required for the payment of principal and interest on its indebtedness and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future, whether for acquisitions, capital expenditures, further expansion of its network of NGN Displays, refinancings or otherwise, may be impaired; (iii) the Company may be more leveraged than certain of its competitors, which may place it at a competitive disadvantage; (iv) the Indenture will impose significant financial and operating restrictions; and (v) the Company's high degree of leverage makes it more vulnerable to changes in economic conditions and may limit its ability to withstand competitive pressures and technological developments, consummate acquisitions and capitalize on significant business opportunities.

    The Company will require substantial cash flow to meet its interest payment obligations with respect to the Series B Notes and any other borrowings. The Company's cash flow is dependent on the Company's future performance and is subject to financial, economic and other factors, some of which are beyond its control. If the Company is unable to generate such cash flow from operations or otherwise to satisfy its interest obligations on the Series B Notes and other indebtedness, it may be required to refinance all or a portion of such obligations or to sell assets. The Company expects that any payment of the principal of any of the Series B Notes or any other borrowings, whether upon maturity, acceleration, redemption or other repurchase obligation, such as a change of control, may have to be refinanced in whole or in part or financed by the sale of assets or similar transactions. The Indenture contains restrictions on the Company's ability to incur additional indebtedness and to sell assets and, notwithstanding such restrictions, the Company may not be able to effect a refinancing or sell assets on acceptable terms when needed.

INSUFFICIENT COLLATERAL

    The proceeds of any sale of the Collateral (as defined in the Indenture) following an event of default under the Indenture would most likely not be sufficient to repay the Series B Notes in full. The tangible assets comprising the Collateral, which, as of December 31, 1997, had a book value of approximately $6.6 million, will consist primarily of cash and cash equivalents, NGN Displays, computer and other equipment and Receivables. Under the Indenture, the security interests relating to Receivables of the Company will be subordinated to the security interest of any senior lender providing a Working Capital Facility to the Company. If a bankruptcy proceeding were to be commenced by or against the Company and the bankruptcy court were to conclude that the Series B Notes were inadequately secured, the holders of the Series B Notes would have only an unsecured deficiency claim to the extent of such inadequacy and would not be entitled to post-petition interest. Any deficiency claim (whether or not in a bankruptcy proceeding involving the Company) of the holders of the Series B Notes would rank PARI PASSU with any deficiency claims of all other general unsecured creditors. In addition, the ability of the holders of the Series B Notes to effect a sale of the Collateral may be subject to certain bankruptcy limitations in the event of a bankruptcy proceeding involving the Company.

RESTRICTIONS IMPOSED BY TERMS OF THE INDEBTEDNESS

    The terms and conditions of the Indenture impose restrictions that affect the ability of the Company, among other things, to incur debt, make distributions, make acquisitions, create liens and make capital expenditures. See "Description of Notes." The restrictive covenants contained in the Indenture, as well as the highly leveraged position of the Company, could significantly limit the Company's ability to respond to changing business or economic conditions or to substantial declines in operating results. The ability of the Company to comply with the provisions applicable to it in the Indenture can be affected by events beyond its control.

LIMITED OPERATING HISTORY; SIGNIFICANT LOSSES; ACCUMULATED DEFICIT; FUTURE
  LOSSES

    The Company has a limited operating history upon which an evaluation of the Company and its prospects can be based. To date, the Company has incurred significant losses and has experienced substantial negative cash flow from operations. The Company had an accumulated deficit of $18,997,555 at December 31, 1997, representing the effect of losses incurred since its inception. The Company expects to incur substantial additional costs to install additional NGN Displays and for operating costs to expand NGN. The Company expects to incur net losses in fiscal 1998 and expects to operate at a loss for the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Advertising Sales and Marketing" and "--NGN Display Sites."

ABILITY TO INCREASE ADVERTISING REVENUE

    All or substantially all of the Company's revenue for the foreseeable future is expected to be derived from the sale of advertising on NGN. To date, the Company has not achieved sufficient revenue from this source to achieve overall profitability. Accordingly, the success of the Company is dependent on its efforts to increase advertising sales. The Company believes it can address this issue by emphasizing the inherent flexibility of its centrally controlled display monitor network, its demographically desirable sites and geographically targeted advertising and directing sales efforts through its seven existing and additional planned local and national sales offices. In addition, the Company plans to open local and national sales offices in major media centers in order to obtain geographically targeted advertising from major national accounts and increasing amounts of national advertising as NGN grows. See "Business--Advertising Sales and Marketing." However, there can be no assurance that the Company will be successful in its sales efforts.

    Because the utility and the ultimate attractiveness of NGN to advertisers is in large part dependent on the ability to offer advertising in a wide array of local and regional as well as national markets, the size of the Company's installed display base significantly affects its revenue generation potential. The Company's profitability and the success of its growth plans will be significantly affected by its ability to contract with additional high traffic public locations for the installation of NGN Displays and to install NGN Displays in such locations in a rapid and orderly manner. While the Company has contractual commitments for approximately an additional 6,600 sites, there can be no assurance that site operators who currently or in the future have NGN Displays installed will retain them at their sites beyond the expiration of existing agreements or that the Company will be able to continue to increase the number of sites in which NGN Displays are installed or for which commitments have been made.

MANAGEMENT OF GROWTH; EARLY STAGE PRODUCTS AND SERVICES; ACCELERATED
  INSTALLATION

    The Company's anticipated rapid growth is expected to place significant pressure on the Company's managerial, operational and financial systems. To manage its growth, the Company must continue to strengthen its management team, implement and improve its operational and financial systems and expand, train and manage its employee base. The Company also will be required to develop and manage multiple relationships with site operators, advertisers, suppliers and other third parties. The Company's systems, procedures or controls may not be adequate to support the Company's operations and the Company may not be able to achieve the rapid expansion necessary to exploit potential market opportunities for NGN. The Company's future operating results will also depend on its ability to expand its sales and marketing organization, to penetrate markets and to expand its support organization. The failure to manage growth effectively could create a negative image of the Company in the advertising industry and could have a material adverse effect on the Company's business, financial condition and results of operations.

    Although it has been implemented at the Company's approximately 1,800 existing sites in commercial environments, NGN is subject to the risks inherent in the large scale commercialization of new products and services. The Company relies largely on third party contractors for the installation and maintenance of NGN Displays. No assurance can be given that such third party contractors will be able to continue to accommodate the Company's growth as NGN Displays are installed on a greater scale. As the Company continues to install NGN Displays on a greater scale, there could be unforeseen technical implementation problems, some of which may be material. The occurrence of difficulties in installing and operating a large number of NGN Displays could have a material adverse effect on the Company's business, financial condition and results of operations.

NEW METHOD

    Although out-of-home advertising is over 125 years old, NGN is a relatively new method of providing out-of-home advertising and, as is typical in the case of a new product or method, the ultimate level of demand for and continued market acceptance of NGN as an advertising medium is uncertain. There can be no assurance that NGN will achieve market acceptance from advertisers or that the Company will be able to meet its current marketing objectives or that it will be able to enter into site agreements for new sites.

DEPENDENCE ON ADVERTISING REVENUES

    The Company's ability to generate revenues is dependent on its sale of advertising on NGN, and is expected to be so concentrated for the foreseeable future, thereby making the Company susceptible to a downturn in the advertising industry. Factors affecting the advertising industry generally could also have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

    The competition for advertising dollars is intense. NGN competes against other media outlets, such as television, radio, newspapers and, most directly, other out-of-home advertising such as billboards. A number of new out-of-home advertising vehicles and services also have been introduced, and it is likely that other new out-of-home advertising will be developed. A number of potential competitors have failed because of a lack of acceptance, lack of capital, technical problems or a combination of these factors. While the Company believes it provides a cost-effective targeted advertising medium, there are many factors an advertiser will take into account in allocating advertising expenditures, and there can be no assurance that the Company will compete effectively against alternative media. Many of the Company's competitors in the media business are larger, possess significantly greater financial resources and have longer operating histories than the Company. See "Business--Competition."

DEPENDENCE ON KEY AGREEMENT

    The Company is highly dependent on its contract (the "Southland Contract") with The Southland Corporation and its franchisees ("Southland"), which as of December 31, 1997 covered 1,451 of the approximately 1,800 installed NGN Displays and 4,071 of the approximately 6,600 additional installation sites for which the Company has site agreements (representing, in the aggregate, approximately 66% of the sites currently covered by site agreements). The Southland Contract expires on January 1, 2001. Although there is no obligation to renew or extend, the Southland Contract provides that Southland and the Company will negotiate in good faith to renew or extend the Southland Contract for at least 5 years. Under the Southland Contract, if Southland desires to enter into an agreement with a provider of services competitive with the Company, the Company has a right to match the competitor's terms for a substantially similiar product. Southland may terminate the Southland Contract in the event the Company materially breaches its obligations and fails to cure such breach within 30 days of receiving notice thereof. Either the non-renewal of the Southland Contract or any difficulty that might arise in the Company's relationship with Southland would have a material adverse affect on the Company's business, financial condition and results of operations.

DEPENDENCE ON THIRD PARTIES

    The expected growth of NGN makes the success of the Company and its business dependent on, among other things, the work of third parties. The Company will, therefore, be dependent upon its ability to maintain suitable arrangements with third parties, and the failure of third parties to perform could have a material adverse effect on the Company's business, financial condition or results of operations.

    All NGN Displays are assembled and tested by a third party contractor utilizing component parts that are readily available from a number of suppliers. The Company does not presently intend to contract for assembly and testing of NGN Displays from alternative third party suppliers. The Company does not have any formal long-term agreement with such third party contractor. Therefore, the contractor is not obligated to assemble NGN Displays as required by the Company for any specific time period, or otherwise, except as may be provided in a particular purchase order that has been accepted by the contractor. The contractor may choose to prioritize production for other customers or cease production for the Company's NGN Displays on short notice. The Company is also dependent on a single independent contractor for the nationwide installation and maintenance of all of its NGN Displays. The Company's reliance on outside sources expose it to certain risks. Risks inherent in the use of such outside sources may include the transportation of finished products from the outside source, destruction, damage, loss or theft at the outside source's facilities, delays in delivery of ordered parts, bankruptcy and other financial problems of the outside source, and potential misappropriation of proprietary intellectual property. The ability of the Company to realize increased revenue from advertising sales is dependent on the success of the Company's plan to accelerate installation of its NGN Displays at sites where the Company has or will secure contractual commitments. Failure of the Company through its outside sources to sustain production and satisfy demand for the installation and maintenance of finished NGN Displays would have a material adverse effect on the Company's business, financial condition and results of operations.

PATENTS, PROPRIETARY INFORMATION AND TRADEMARKS

    The Company does not hold any patents which cover any aspect of its systems and methods. The Company believes that its early entrance into electronic out-of-home advertising provides an advantage over later market entrants. However, it is possible that certain aspects of the Company's software may not be adequately protected from infringement or copying. Further, there can be no assurance that competitors might not develop similar or superior hardware or software outside the protection of any patents that the Company may obtain in the future.

DEPENDENCE ON MANAGEMENT

    The Company is highly dependent on certain of its key executive and technical employees and on its ability to recruit, retain and motivate high quality executive, sales and technical personnel. Competition for such personnel is intense, and the inability to attract and retain additional qualified employees or the loss of current key employees could materially and adversely affect the Company's business, operating results and financial condition. See "Management."

POSSIBILITY OF CHANGE IN CONTROL

    Gerard P. Joyce and Thomas M. Pugliese, the Chairman of the Board of Directors and President, and the Vice Chairman of the Board of Directors and Chief Executive Officer, of the Company, respectively, together beneficially own approximately 78.3% of the Company's outstanding Common Stock and, accordingly, are effectively in control of the election of a majority of the Company's Board of Directors and thereby control the Company. The Company's policies to date have been implemented under the direction and management of such individuals. The Company has outstanding shares of currently convertible Preferred Stock and Warrants which, if converted or exercised, could effectively remove control of the Company from such individuals.

ABSENCE OF A PUBLIC MARKET COULD ADVERSELY AFFECT THE VALUE OF SERIES B NOTES

    Prior to the Exchange Offer, there has not been any public market for the Series A Notes. The Series A Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Series B Notes by holders who are entitled to participate in this Exchange Offer. The holders of Series A Notes (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Series A Notes. The Series B Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the Series B Notes on any securities exchange or to seek their admission to trading in any automated quotation system. The Initial Purchaser has advised the Company that it currently intends to make a market in the Series B Notes, but is not obligated to do so and may discontinue such market making at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and may be limited during the Exchange Offer and the pendency of any Shelf Registration Statement. Accordingly, no assurance can be given that an active public or other market will develop for the Series B Notes or as to the liquidity of the trading market for the Series B Notes. If a trading market does not develop or is not maintained, holders of the Series B Notes may experience difficulty in reselling the Series B Notes or may be unable to sell them at all. If a market for the Series B Notes develops, any such market may be discontinued at any time.

    If a public trading market develops for the Series B Notes, future trading prices of the Series B Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Series B Notes may trade at a discount from their principal amount.

FAILURE TO FOLLOW EXCHANGE OFFER PROCEDURES COULD ADVERSELY AFFECT HOLDERS

    Issuance of the Series B Notes in exchange for the Series A Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Series A Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Series A Notes desiring to tender such Series A Notes in exchange for Series B Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Series A Notes for exchange. Series A Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of

Series A Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Series B Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transactions. Each holder of the Series A Notes (other than certain specified holders) who wishes to exchange the Series A Notes for Series B Notes in the Exchange Offer will be required to represent in the Letter of Transmittal that (i) it is not an Affiliate of the Company, (ii) the Series B Notes to be received by it are being acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Series B Notes and (iv) it is not acting on behalf of any person who could not truthfully make the foregoing representations. Each Participating Broker-Dealer that receives Series B Notes for its own account in exchange for Series A Notes, where such Series A Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. See "Plan of Distribution." To the extent that Series A Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Series A Notes could be adversely affected. See "The Exchange Offer."

                                USE OF PROCEEDS

    The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the exchange and issuance of the Series B Notes in the Exchange Offer. The net proceeds from the issuance of the Units were approximately $40.6 million after deducting fees and expenses of approximately $2.5 million payable by the Company and the repayment of outstanding secured indebtedness in the amount of approximately $1.9 million to Gerard P. Joyce, the Company's Chairman of the Board of Directors and President. Of the net proceeds of the Units Offering, the Company intends to use approximately (i) $17.4 million to fund capital expenditures relating to NGN Displays, (ii) $2.5 million for corporate capital expenditures, (iii) $7.5 million to fund operating expenses and (iv) the remaining $13.2 million for working capital and general corporate purposes.

                                 CAPITALIZATION

    The following table sets forth as of December 31, 1997 the (i) audited historical capitalization of the Company and (ii) unaudited pro forma capitalization of the Company, as adjusted to give effect to the Units Offering and the application of the proceeds therefrom as if they had occurred on such date. See "Use of Proceeds." This table should be read in conjunction with the Financial Statements. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                           DECEMBER 31, 1997
                                                                                      ----------------------------
                                                                                       HISTORICAL      PRO FORMA
                                                                                      -------------  -------------
Current maturities of long-term debt, including capital leases......................  $      48,302         48,302
Long-term debt, including capital leases, less current maturities...................      3,015,208(1)     1,139,746
12% Senior Secured PIK Notes due 2003...............................................       --           45,000,000(2)
                                                                                      -------------  -------------
    Total Debt......................................................................      3,063,510     46,188,048
                                                                                      -------------  -------------
Mandatory Redeemable Preferred Stock:
  14.8% Series B, non-voting; 91,100 shares authorized; 91,059 shares issued and
    outstanding; stated at liquidation value, plus accrued dividends................      8,429,915      8,429,915
  14.8% Series C, non-voting; 90,000 shares authorized; 75,310 shares issued and
    outstanding; stated at liquidation value, plus accrued dividends................      6,057,115      6,057,115
                                                                                      -------------  -------------
Total Mandatory Redeemable Preferred Stock                                               14,487,030     14,487,030
                                                                                      -------------  -------------
Stockholders' Deficit:
  8.25% Series A Cumulative Preferred Stock, non-voting; 20,000 shares authorized;
    6,000 shares issued and outstanding; stated at liquidation value................      3,000,000      3,000,000
  Common Stock, $.01 par value; 1,000,000 shares authorized; 266,268 shares issued
    and outstanding.................................................................          2,663          2,663
  Additional paid-in capital........................................................      3,904,889      3,904,889(3)
  Accumulated deficit...............................................................    (18,997,555)   (18,997,555)
                                                                                      -------------  -------------
  Total stockholders' deficit.......................................................    (12,090,003)   (12,090,003)
                                                                                      -------------  -------------
Total capitalization................................................................  $   5,460,537  $  48,585,075
                                                                                      -------------  -------------
                                                                                      -------------  -------------

------------------------

(1) As of December 31, 1997, long term debt includes a $1,875,462 secured loan payable to Gerard Joyce, the Company's Chairman of the Board of Directors and President, which was repaid with the net proceeds of the Units Offering. See "Use of Proceeds" and "Certain Transactions."

(2) Through August 1, 2000, interest is payable in either cash or by issuing additional Notes. The Company expects to pay interest through August 1, 2000 by issuing additional Notes, which would increase the principal amount of the Notes to approximately $60.2 million. For reporting under GAAP, total debt reported will be net of the value ascribed to the Warrants of approximately $7.7 million which will be recorded as additional paid-in capital (not reflected as such above).

(3) For reporting under GAAP, additional paid-in capital will be increased by $7.7 million which is the value assigned to the Warrants (not reflected as such above).

                            SELECTED FINANCIAL DATA

    The following table presents selected historical financial data of the Company for the five years ended December 31, 1997, which has been derived from the Company's audited financial statements. The unaudited pro forma statement of operations data has been presented as if the Units Offering had been effected on January 1, 1997 and the unaudited pro forma balance sheet data has been presented as if the Units Offering had been effected on December 31, 1997.

    The information in this table should be read in conjunction with the Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The Company has not paid dividends on its capital stock during any of the periods presented below.

                                                                       YEAR ENDED DECEMBER 31,
                                                  -----------------------------------------------------------------
                                                                                                            PRO
                                                                       HISTORICAL                         FORMA(6)
                                                  -----------------------------------------------------  ----------
                                                    1993       1994       1995       1996       1997        1997
                                                  ---------  ---------  ---------  ---------  ---------  ----------

                                                                  (IN THOUSANDS, EXCEPT
                                                                   PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net advertising revenues........................     --         --         --         --      $   1,205  $    1,205
Network equipment and territorial rights
  sales(1)......................................     --         --         --      $   2,688        137         137
Network operating revenues......................     --         --         --            490        485         485
                                                  ---------  ---------  ---------  ---------  ---------  ----------
      Total revenue(1)..........................     --         --         --          3,178      1,827       1,827
Cost of network equipment sales.................     --         --         --          2,214         61          61
Network operating expenses(2)...................     --         --         --            363      2,799       2,799
Selling expenses................................     --         --         --         --          1,757       1,757
General and administrative expenses.............  $   1,650  $   1,957  $   2,103      2,507      3,429       3,429
                                                  ---------  ---------  ---------  ---------  ---------  ----------
      Operating loss............................     (1,650)    (1,957)    (2,103)    (1,906)    (6,219)     (6,219)
Nonoperating income (expense):..................
Interest expense................................       (145)      (191)      (240)      (231)      (281)     (7,161)
Interest income.................................          3          5          9         82        113         113
Other income (expense)..........................     --         --         --         --             (1)         (1)
                                                  ---------  ---------  ---------  ---------  ---------  ----------
      Net loss..................................     (1,792)    (2,143)    (2,334)    (2,055)    (6,388)    (13,268)
Preferred stock dividends.......................        248        248        248        541      1,631       1,631
                                                  ---------  ---------  ---------  ---------  ---------  ----------
      Net loss applicable to common
        stockholders............................  $  (2,040) $  (2,391) $  (2,582) $  (2,596) $  (8,019) $  (14,899)
                                                  ---------  ---------  ---------  ---------  ---------  ----------
                                                  ---------  ---------  ---------  ---------  ---------  ----------
      Net loss per common share.................  $  (10.56) $  (11.27) $  (11.20) $  (10.16) $  (30.12) $   (55.96)
                                                  ---------  ---------  ---------  ---------  ---------  ----------
                                                  ---------  ---------  ---------  ---------  ---------  ----------
OTHER DATA (UNAUDITED):
EBITDA(3).......................................  $  (1,449) $  (1,744) $  (1,911) $  (1,695) $  (5,506) $   (5,506)
Depreciation and amortization...................        201        213        192        211        714         714
Capital expenditures............................         94         43         92      2,141      2,275       2,275
Ratio of earnings to cover combined fixed
  charges and preferred stock dividends(4)......        nmf        nmf        nmf        nmf        nmf         nmf

BALANCE SHEET DATA (AS OF END OF YEAR):
Cash and cash equivalents(5)....................  $     244  $     155  $     393  $   3,821  $   2,789  $   43,389
Working capital (deficit).......................       (407)    (3,260)     3,245      3,202      1,261      41,939
Total assets....................................        929        614      1,303      6,399      7,536      50,582
Total long term debt and other obligations
  (including current maturities)................      2,390         17        107      2,506      3,064      38,488(7)
Mandatory redeemable preferred stock............     --         --         --          7,305     14,487      14,487
Stockholders' deficit...........................     (2,220)    (2,858)    (2,901)    (4,141)   (12,090)     (4,390)(7)

------------------------

(1) The Company entered into territorial agreements with two separate unrelated owner-operators in 1996. Each agreement granted exclusive territorial rights to NGN within certain designated markets for a period of ten years. In the aggregate, the Company received initial payments of approximately $2,688,000 for the purchase of hardware and exclusive territorial rights. The agreements also provided for payment to the Company based on advertising revenue and reimbursement of certain network operating expenses. In 1997, the Company entered into repurchase agreements with both NGN owner-operators whereby the Company repurchased the equipment originally sold in 1996 and the owner-operators forfeited their territorial rights and options to purchase the exclusive rights to certain additional designated NGN territories. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Includes direct costs necessary to run the network (i.e. site agreement expense, local phone cost, long distance and maintenance costs). Approximately 5,500 sites are provided for under agreements with The Southland Corporation and its franchisees ("Southland") and are subject to minimum payments. The agreement provides that Southland will receive a quarterly per store payment. Some portion of the payments to Southland are accumulated and paid in January of each year.

(3) EBITDA represents income before interest, income taxes, depreciation and amortization. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities or other consolidated income or cash flows statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(4) The ratio of earnings to cover combined fixed charges and preferred stock dividends is not a meaningful figure due to the fact that in the periods presented fixed charges, which includes interest expense, and preferred stock dividends, exceeded earnings by an amount equal to the net loss.

(5) For the purposes of reporting cash flows, the Company considers any Treasury bills, commercial paper, certificates of deposit and money market funds with a maturity of three months or less to be cash equivalents. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

(6) Statement of operations data gives effect to the pro forma adjustments related to the Units Offering and the application of the net proceeds therefrom as if the Units Offering had occurred as of January 1, 1997. Balance sheet data gives effect to the pro forma adjustments related to the Units Offering and the application of the net proceeds therefrom as if the Units Offering had occurred as of December 31, 1997.

(7) For reporting under GAAP, as reflected in these pro forma amounts, total debt reported with respect to the Notes will be net of the value ascribed to the Warrants which will be recorded as additional paid-in capital. The value ascribed to the Warrants will be $7.7 million.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the "Selected Financial Data" and the Financial Statements included in this Prospectus.

OVERVIEW

    The Company was founded in 1990 and thereafter focused its efforts, among other things, on the development of NGN by developing and improving the NGN technology. At the same time, the Company concentrated its efforts on securing site agreements for the placement of NGN Displays as well as recruiting local sales personnel and opening local sales offices in its initially developed DMAs.

    The operating revenues of the Company presently are derived from the sale of advertising on NGN. The Company's primary operating expenses are for NGN Display operating costs and employee compensation. Advertising rates are based upon the availability of space on the network for the location targeted by the advertiser, the size and demographic makeup of the market served by the NGN Displays and the availability of alternative advertising media in the market area. Most advertising contracts are short-term, and generally run for only a few weeks. Most of the Company's annual gross revenues are generated from local advertising, and the remainder represents national advertising, both of which primarily are sold directly by the Company's own sales personnel.

    In 1996, the Company generated its initial revenues primarily from two sources: (1) sales of NGN Displays and its rights under exclusive site agreements within defined territories not then targeted by the Company; and (2) royalties on advertising sales and network operating revenues in owner-operator markets. At the same time, the Company continued to concentrate its efforts on sales of advertising and establishing site agreements for its own NGN Displays. The purpose of the sale of territorial rights to third parties was to generate immediate cash to enable the Company to expand its own network and increase marketing efforts for the sale of advertising in its targeted markets. Approximately 85% of the Company's 1996 revenues were generated from network equipment and territorial rights sales to two network owner-operators. Effective in January and August 1997, the Company entered into agreements with these owner-operators whereby the Company repurchased the equipment on terms that the Company considered favorable. In addition, through this process the owner-operators forfeited the territorial rights. See Note 7 of Notes to Financial Statements. In 1997, the scope of the Company's business shifted from sales of network equipment and territorial rights to sales of advertising on the Company's own NGN installations.

    The following table presents the number of NGN installations in their respective markets as of December 31, 1996 and 1997. There were no NGN installations at December 31, 1995.

                                          DECEMBER 31, 1996     DECEMBER 31, 1997
                                        ---------------------  -------------------
Market:
Washington, D.C.......................              183                   502
Dallas-Ft. Worth, TX..................               47                   226
Tampa-Clearwater-St. Petersburg, FL...              135                   136
Miami, FL.............................               90                    87
Orlando, FL...........................              220                   233
Baltimore, MD.........................              111                   208
Norfolk, VA...........................              244                   239
West Palm Beach, FL...................               65                    63
Ft. Meyers, FL........................               40                    43
Other.................................                4                    32
                                                  -----                ------
    Total.............................            1,139                 1,769

    As of December 31, 1996, 798 NGN Displays in the aforementioned table represented owner operator installations, and 341 were Company owned. As of December 31, 1997, 1,741 installed NGN Displays were Company owned.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    As discussed above, in 1996 the Company entered into agreements with two owner-operators for the installation of NGN Displays. Net revenues generated during 1996, the first year of network operations, were approximately $3.2 million, including $2.7 million resulting from sales of network equipment and territorial rights. The remaining $490,000 of revenues were network operating revenues received from the two network owner-operators.

    Net revenues for the year ended December 31, 1997 were $1.8 million, a decrease of $1.4 million, or 43%, compared to $3.2 million for the year ended December 31, 1996. The decrease was attributable to the shift in the Company's business from sales of network equipment and territorial rights to sales of advertising on the Company's own NGN installations. During 1997, the Company realized the first net advertising revenues from Company owned installations of approximately $1.2 million and had equipment sales of approximately $137,000, primarily to site owners. Although the Company does not anticipate any future equipment and territorial rights sales to owner-operators, sales of equipment to site owners may continue. Network operating revenues from owner-operators were approximately the same at $490,000 in 1996 and $485,000 in 1997 as a result of equivalent months of network operating fees from owner-operators. The owner-operators forfeited the territories and the Company repurchased the NGN equipment in 1997. The Company does not anticipate any future owner-operator network operating revenues. Barter revenue was $158,000 during 1997 and is included in advertising revenue. The majority of the unused barter credit of $104,000 at December 31, 1997 relates to a major radio promotional campaign and will be recognized as expense in the first quarter of 1998.

    Costs and expenses for the year ended December 31, 1997 were $8.0 million, an increase of $3.0 million, or 58%, compared to $5.1 million for the year ended December 31, 1996. Network operating expenses increased $2.4 million due to the increase in both the number of NGN Display installations and equivalent months in operation. Site lease expense accounted for $1.1 million of the increase since the first Company owned units were not installed until December, 1996. Selling expenses of $1.8 million were incurred for the first time during 1997 as the result of the addition of sales staff and the opening of seven regional sales offices and the generation of the first advertising revenues from Company owned NGN installations. General and administrative expenses increased approximately $921,000 due to the additional administrative staff in computer operations, graphic creation and accounting added to support the sales offices and increased advertising revenues. General and administrative expenses also increased due to marketing efforts such as printing expenses related to promotional material, market research, sales promotion, and public relations expenses as well as increased consulting fees. The cost of network equipment sales decreased $2.2 million due to the change in scope of the Company's business as mentioned above. Research and development costs increased to $363,000 for 1997, compared to $222,000 for 1996, primarily due to the Company's efforts in the area of software development.

    Interest expense for 1997 was $49,000 higher than in 1996 due to slightly higher average level of long term debt and capital lease obligations. Interest income increased $31,000 from 1996 to 1997 due to investing the unused proceeds from the issuance of the Company's 14.8% Series B and Series C Mandatory Redeemable Preferred Stock.

    The net loss for the year ended December 31, 1997 increased to $6.4 million, from $2.1 million in 1996, primarily as a result of the items discussed above.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    Net revenues generated during 1996 were approximately $3.2 million, including $2.7 million resulting from sales of network equipment and territorial rights. The remaining $490,000 of revenues were network operating revenues received from the two network owner-operators. Prior to 1996 the Company was in the development stage and had no revenues.

    The cost of the equipment sold to the two network owner-operators was approximately $2.2 million, and network operating expenses were $363,000. Selling, general and administrative expenses for the year ended December 31, 1996 were $2.5 million, an increase of $404,000, or 19%, compared to $2.1 million for the year ended December 31, 1995. This increase was a result of the commencement of network operations during the year resulting in increased depreciation, telephone and salary expense. Telephone expense is significant since the programming sent to the NGN Displays uses standard phone lines.

    Net non-operating expense dropped $81,000 for the year ended December 31, 1996 from the comparable period in 1995. This was due primarily to an increase in interest income of $73,000 due to investments resulting from unused proceeds from the issuance of the Series B Preferred Stock.

    As a result of the factors discussed above, the Company's net loss was $2.1 million for the year ended December 31, 1996, compared to $2.3 million for the prior year.

NET OPERATING LOSS CARRYFORWARDS

    The Company has net operating loss carryforwards of approximately $17.1 million at December 31, 1997 which are available to reduce income taxes payable in future years. Future utilization of these loss carryforwards is subject to certain limitations under provisions of the Internal Revenue Code including
Section 382 which relates to a 50 percent change in control over a three year period, and are further dependent upon the Company attaining profitable operations. The Company believes that the issuance of the Warrants resulted in an "ownership change" under Section 382. Accordingly, the Company's ability to use net operating loss carryforwards through February 1, 1998 would be limited to approximately $1.3 million per year. To the extent the Company is able to generate taxable income in a period in which this net operating loss carryforward is available, the Company's cash requirements for the payment of income tax would be reduced.

LIQUIDITY AND CAPITAL RESOURCES

    Through December 31, 1997, the Company's primary source of liquidity has been proceeds from the sale of equity securities.

    As of December 31, 1997, total cash and cash equivalents were $2.8 million compared to $3.8 million as of December 31, 1996. The decrease in cash was a result of $4.7 million of cash used in operating activities and $1.4 million of cash used in investing activities being offset by $5.1 million of cash provided by the sale of mandatory redeemable preferred stock. The Company's increasing sales volume has and will require additional cash to fund increased receivable levels. In addition, the Company paid in early 1998 approximately $1.5 million of accrued obligations to site operators relative to site agreements and expenses related to Preferred Stock issuance and the Units Offering.

    The net cash used in operating activities during 1997 primarily resulted from an increase in accounts receivable and the year to date net loss, after add back of depreciation, offset by an increase in accrued expenses. The increase in accounts receivable is the result of the commencement of advertising sales during late 1996 and the continued increases of advertising sales in 1997. The net cash used in investing activities was primarily for capital expenditures to expand the Company's NGN network. The net cash provided by financing activities was primarily as a result of proceeds received from the issuance of the Company's 14.8% Series C Mandatory Redeemable Preferred Stock (the "Series C Preferred Stock").

    In 1997, the Company issued 75,310 shares of Series C Preferred Stock to private investors at $77 per share. Proceeds upon the issuance of this stock, net of issuance costs of approximately $156,000, totaled approximately $5.6 million, which consisted of approximately $5.1 million of cash, and conversion of approximately $500,000 of a shareholder note.

    In 1996, the Company issued 91,059 shares of Series B Preferred Stock to private investors at $77 per share. Proceeds upon the issuance of this stock, net of issuance costs of approximately $137,000, totaled approximately $6.9 million, which consisted of approximately $6.4 million of cash and conversion of a bridge loan for $500,000.

    In 1991, the Company issued 6,000 shares of Series A 8.25% Cumulative Preferred Stock (the "Series A Preferred Stock") to private investors at $500 per share. Proceeds upon the issuance of this stock, net of issuance costs of approximately $160,000, totaled approximately $2.8 million.

    The Series B Preferred Stock and Series C Preferred Stock are on par with each other, and are senior to all other classes of capital stock of the Company with respect to dividend and liquidation rights. Each of the Series B and Series C Preferred Stock accrues dividends at the rate of 14.8% per annum on the liquidation value. The Company is permitted to make quarterly dividend payments in cash, payable on March 1, June 1, September 1 and December 1, or in lieu of cash dividends the Company may accrue the dividend and add the accrued amount to the liquidation value. The initial liquidation value for each of the Series B Preferred Stock and the Series C Preferred Stock was $77 per share. With respect to the Series B Preferred Stock, accrued dividends that have been added to the liquidation value totaled approximately $1.3 million at December 31, 1997, and approximately $105,000 in respect of dividends had accrued but had not been added to the liquidation value. With respect to the Series C Preferred Stock, accrued dividends that have been added to the liquidation value totaled approximately $183,000 at December 31, 1997, and approximately $75,000 in respect of dividends had accrued but had not been added to liquidation value. The Company has not paid cash dividends on either the Series B Preferred Stock or the Series C Preferred Stock. See "Description of Capital Stock."

    The Series A Preferred Stock is senior in rank to the Company's Common Stock and junior in rank to the Series B and Series C Preferred Stock with respect to dividend and liquidation rights. The Series A Preferred Stock accrues dividends at the rate of $41.25 per share per annum. The initial liquidation value for the Series A Preferred Stock was $500 per share. Accrued dividends that have been added to the liquidation value totaled approximately $1.5 million at December 31, 1997.

    Upon consummation of the Units Offering, the Company used approximately $1.9 million of the net proceeds therefrom to repay in full its outstanding secured indebtedness to Gerard P. Joyce, the Company's Chairman of the Board of Directors and President. The interest rate of such indebtedness was 8% per annum. Of the remaining net proceeds of the Units Offering, the Company intends to use approximately (i) $17.4 million to fund capital expenditures relating to NGN Displays, (ii) $2.5 million for corporate capital expenditures, (iii) $7.5 million to fund operating expenses and (iv) the remaining $13.2 million for working capital and general corporate purposes.

    Interest on the Notes (which were issued as part of the Units in the Units Offering) is payable on February 1 and August 1 of each year, commencing August 1, 1998. Interest on the Notes is payable either in cash or additional Notes, at the option of the Company through August 1, 2000, and thereafter is payable in cash. Accordingly, the Company will not be required to pay cash interest payments on the Notes until the February 1, 2001 interest payment date.

    Capital expenditures were approximately $2.1 million and $2.3 million for the years ended December 31, 1996 and 1997, respectively. The majority of these expenditures were used to expand NGN. Management believes that the minimum capital expenditures required to enter a new market are approximately $500,000 depending on the number of sites in the market.

    The Company anticipates that its $2.8 million of cash and operating cash flow, together with the net proceeds of the Units Offering, will be sufficient to finance the operating requirements of the Company and anticipated capital expenditures for the next 24 months. However, if advertising revenues do not increase as anticipated or operating expenses are higher than anticipated, the Company may need to raise additional capital. There can be no assurance that the additional funds will be available, or if available, will be available on terms acceptable to the Company. The Company believes that the current installed base of NGN Displays is large enough to attain profitable operations when advertising revenues reach desired levels.

YEAR 2000

    The Company has performed a review of its year 2000 preparedness relative to its NGN delivery and accounting systems. Management believes that no material costs will be necessary to become year 2000 compliant.

                                    BUSINESS

COMPANY OVERVIEW

    The Company sells advertising space and provides programming through an electronic out-of-home advertising network known as NGN--Next Generation Network. Out-of-home advertising derives its name from reaching audiences out of their homes. According to the OAAA, out-of-home advertising is a $3.8 billion industry, consisting primarily of billboards, transit advertising and stadium and other signage. NGN is a "billboard-TV" network of color video monitors ("NGN Displays") located at high traffic public locations. NGN Displays are connected by ordinary voice-grade telephone lines and controlled from a single operations center in Minneapolis, Minnesota. By utilizing technology to reduce labor costs and provide immediacy and flexibility to advertisers, NGN seeks to preserve the positive attributes while avoiding the negative attributes of the out-of-home advertising industry. Specifically, the Company seeks to achieve the high operating profit margins and recurring cash flows inherent in the industry, while reducing fixed costs and labor intensity, and avoiding zoning regulations that may impede expansion.

    By presenting a sequence of partially animated, television-quality images, NGN is intended to capture audience attention in busy out-of-home environments, thereby effectively delivering advertising and programming messages. NGN Displays present repeating two-and-one-half minute sequences, or "loops," of advertising and programming. As currently configured, the loops consist of twelve advertising slots of approximately ten seconds each and six to eight programming slots of approximately six seconds each. Advertising slots currently consist of advertisements principally for local and regional advertisers, and programming slots include information such as local and national weather, sports, news headlines and financial information, as well as Company sponsored promotional contests. For example, a Baltimore, Maryland 7-Eleven customer waiting in line to purchase merchandise may view the three day Baltimore forecast, the Baltimore Orioles baseball score and local news headlines interspersed with advertisements for Haagen-Dazs ice cream, a Chrysler dealership and a local dentist, among other messages.

    Management believes that consumers view NGN programming as a useful source of information, and that advertisers view NGN as a flexible, effective advertising medium to reach a targeted audience. Additionally, Management believes that site operators benefit from NGN because (i) site operators generally share in the Company's advertising revenue typically at no cost to the site operators and (ii) NGN increases customer satisfaction by making the customer's visit to the site more enjoyable.

    The Company currently operates NGN in the following nine DMAs and their surrounding areas: Washington, D.C.; Dallas-Ft. Worth, TX; Tampa, FL; Miami, FL; Orlando, FL; Baltimore, MD; Norfolk, VA; West Palm Beach, FL; and Fort Meyers, FL. As of December 31, 1997, the Company had NGN Displays operating in approximately 1,800 sites. Based on the average of the daily transaction counts submitted to the Company by the site operators (the "Daily Audience"), the Company estimates that NGN presently can be viewed by approximately 2 million people daily. Additionally, the Company holds exclusive site agreements for approximately 6,600 additional sites. Collectively with the Company's presently installed sites, NGN could be viewed by an estimated Daily Audience of approximately 10 million people in 41 of the top 50 DMA's in the United States.

BUSINESS STRATEGY

    As the American lifestyle has become increasingly busy, reaching the consumer through traditional advertising mediums has become more difficult. According to the Report, 64.2% of the adult population read newspapers daily in 1997 as compared to 77.6% in 1970. In addition, according to Nielsen, subscribers to America On-Line tend to watch 15% less television than the average person. In recognition of these trends, among other trends, management believes that advertisers are seeking innovative ways to reach out-of-home audiences. As a result of the limitations that characterize many traditional forms of out-of-home advertising, such as less desirable demographics due to zoning, long lead times to implement advertisements, and complexity of buying space nationally, Management believes there will be a strong demand for media vehicles such as NGN.

    The Company's objectives are to (i) increase and diversify the physical presence of NGN in the United States by building upon the Company's existing site agreements and negotiating additional site agreements and (ii) utilize NGN's flexibility as an advertising medium to sell advertisements through the Company's dedicated sales force on a local, regional and national basis. To achieve its objectives, the Company has adopted the following business strategies:

    - INCREASE PHYSICAL PRESENCE OF NGN. The Company's expansion strategy is to increase the Company's geographic presence in top markets and diversify distribution venues. The Company intends to complete the installation of NGN Displays in the over 6,600 additional sites currently under exclusive site agreements, while continuing to secure new site agreements within its existing operating DMAs as well as the DMAs targeted by the Company for expansion. The Company currently has NGN Displays in two of the ten top DMAs, and has site agreements in nine of the top ten DMAs and 41 of the top 50 DMAs. The Company's immediate geographic expansion focuses on the top ten DMAs, with the intention of having a presence in all of the top 25 DMAs by 2002.

    - CONTINUE TO INCREASE ADVERTISING REVENUES. To date, the Company has attracted over 200 advertisers, which Management believes indicates a present market acceptance of NGN as an advertising medium. The Company conducts its sales efforts through a dedicated sales force within each of the DMAs in which it operates, which enables NGN to accommodate micro-targeted advertising needs of local advertisers while offering both flexibility and breadth of coverage to full-market and multi-market advertisers. By combining its local sales presence with continued expansion and diversification of distribution venues, the Company believes it will broaden the audience for NGN programming and advertising, and will appeal to an increasing pool of advertisers by providing a truly local, regional and national advertising medium.

FINANCING PLAN

    On February 18, 1998, the Company completed the sale of 45,000 Units to NatWest Capital Markets Limited in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act. Each Unit consisted of $1,000 principal amount of Series A Notes and 2.78311 Warrants, each to purchase one share of the Common Stock, representing in the aggregate at the time of issuance approximately 20% of the Common Stock on a fully diluted basis. The Initial Purchaser then resold the Units to qualified institutional buyers pursuant to Rule 144A of the Securities Act. The Series A Notes and the Warrants became separately transferable, subject to compliance with applicable securities laws, on March 20, 1998.

    The Company intends to use the net proceeds from the Units Offering primarily to implement its business strategy and expand its network of NGN Displays, including the funding of capital expenditures and general and working capital needs over the next 24 months. Approximately $17.4 million of the net proceeds are intended to be used to fund capital expenditures relating to the installation of NGN Displays at sites for which the Company presently has site agreements as well as new sites for which the Company obtains site agreements in the future. In addition, the net proceeds are intended to be used to fund corporate capital expenditures and operating expenses as well as for working capital and general corporate purposes. Management believes that cash flow from operations will be sufficient to fund its projected ongoing capital expenditure and working capital needs following such 24-month period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

FOUNDING VISION

    The Company's co-founder and Chairman, Gerard Joyce, has over 26 years of experience as an entrepreneur in the out-of-home advertising business. Prior to founding the Company, Mr. Joyce founded Patrick Media Group, Inc. which, through internal growth and acquisitions, became the largest out-of-home advertising company in the United States.

    Mr. Joyce's founding vision for the Company was to build an out-of-home advertising network that preserved the positive attributes and avoided the negative attributes of the outdoor advertising industry. Specifically, Mr. Joyce sought to utilize technology to provide immediacy and flexibility to advertisers as well as to reduce labor costs thereby achieving the high operating profit margins and recurring cash flows inherent in the industry, while reducing the high fixed costs and labor intensity, and avoiding zoning regulations that may impede expansion.

    This founding vision led to the development of NGN, which utilizes advanced technology to reduce labor costs and provides immediacy and flexibility to advertisers. Since NGN Displays are located indoors, or otherwise within privately-owned facilities, NGN reaches into desirable demographic areas by avoiding zoning issues that are typically associated with the outdoor advertising business.

    The Company was founded in 1990 and thereafter focused its efforts, among other things, on the development of NGN by developing and improving the NGN technology. At the same time, the Company concentrated its efforts on securing site agreements for the placement of NGN Displays as well as recruiting local sales personnel and opening local sales offices in its initially developed DMAs.

INDUSTRY OVERVIEW

    NGN competes in the out-of-home advertising industry. Out-of-home advertising derives its name from reaching audiences out of their homes, and consists primarily of billboards, transit advertising and stadium and other signage. According to the OAAA, the total expenditures for the out-of-home industry in 1996 were approximately $3.8 billion, and the industry is growing at a rate of 7.5% annually, which is 16% faster than overall advertising expenditures. The Company believes that out-of-home advertising, which has existed for over 125 years, is a proven, resilient industry.

    Management believes that recent demographic and marketing trends, such as changing lifestyles and habits associated with dual career households and the high costs and audience fragmentation associated with in-home mass media, have created a favorable environment for out-of-home advertising in general and NGN specifically. According to the Report, the in-home market is becoming more competitive with more TV channels per home (41 channels in 1995 compared to 9 in 1980) and rising distractions from video games and Internet usage. Tangible evidence of this trend is the declining newspaper readership, which is now 64.2% of the adult population on weekdays, down from 77.6% in 1970. In addition, a recent survey by Nielsen indicates that subscribers to America On-Line watch 15% less television than the average person.

    Many traditional forms of out-of-home advertising are hampered by limitations such as less desirable demographics due to zoning, long lead times to implement advertisements, complexity of buying space nationally and high production costs. For example, billboard advertisers are subject to numerous state and local regulations restricting the permitted locations of advertisements. Zoning regulations frequently restrict the height and size of outdoor advertisements, and governmental authorities from time to time ban the use of outdoor advertisements or order their removal. NGN Displays are placed in privately-owned establishments primarily indoors and generally are not subject to the same regulatory pressures affecting the placement of other out-of-home media.

NGN SYSTEM

    NGN incorporates a sophisticated telephone based communication system that includes the NGN Displays, computers and related operating and network management software. From a central hub facility in Minneapolis, Minnesota, the Company creates programming and advertising that is transmitted to NGN Displays in multiple locations by means of standard telephone lines. NGN presents a sequence of partially animated, television-quality images that are intended to capture audience attention in busy out-of-home environments, thereby effectively delivering advertising and programming messages.

    NGN integrates industry standard computer hardware and software with proprietary software developed by the Company specifically for its out-of-home advertising application. The computer architecture of NGN is intended to make the system "scaleable" so that the network can be expanded to facilitate growth at minimal incremental cost. The Company believes that NGN is reliable, experiencing "up-time" (representing the daily average of functioning units) in excess of 99% for the six months ended December 31, 1997.

NGN DISPLAY SITES

    The Company's objective is to place NGN Displays in thousands of locations throughout the United States, with target sites consisting of high traffic, public venues where people remain for several minutes, including convenience stores, fast food restaurants, office building lobbies, pharmacies, movie theater lobbies and self-serve gas pumps. The Company historically has targeted convenience stores as NGN Display sites because of the existence of numerous large regional and national chains which allow for economies of scale. Companies currently under exclusive site agreements with the Company include The Southland Corporation (7-Eleven Stores), Cumberland Farms, Jerry's Subs, Uni-Marts, Convenient Food Marts and Crown Central Petroleum.

    As of December 31, 1997, the Company had NGN Displays operating in approximately 1,800 sites. Based on the average of the daily transaction counts submitted to the Company by the site operators (the "Daily Audience"), the Company estimates that NGN presently can be viewed by approximately 2 million people daily. Additionally, the Company holds exclusive site agreements for approximately 6,600 additional sites. Collectively with the Company's presently installed sites, NGN could be viewed by an estimated Daily Audience of approximately 10 million people in 41 of the top 50 DMAs in the United States.

    The Company is highly dependent on the Southland Contract, which as of December 31, 1997 covered 1,451 of the Company's installed NGN Displays and 4,071 of the additional sites for which the Company has agreements. A total of 97% of the Southland-owned and franchisee-owned 7-Elevens presently are party to exclusive site agreements with the Company. The Southland Contract expires on January 1, 2001. The Southland Contract provides that NGN Displays may be installed in all Southland owned 7-Eleven's. In addition, Southland has agreed to use its reasonable best efforts to solicit franchisee participation in the program. Although there is no obligation to renew or extend, the Southland Contract provides that Southland and the Company will negotiate in good faith to renew or extend the Southland Contract for at least 5 years. Under the Southland Contract, if Southland desires to enter into an agreement with a provider of services competitive with the Company, the Company has a right to match the competitors terms for a substantially similar product as the other provider. Southland may terminate the Southland Contract in the event the Company materially breaches its obligations and fails to cure such breach within 30 days of receiving notice thereof. Either the non-renewal of the Southland Contract or any difficulty that might arise in the Company's relationship with Southland would have a material adverse effect on the Company's business.

    Under the site agreements with site operators, the NGN Displays are installed, maintained and operated by the Company. The store owner generally receives a percentage of the advertising revenues derived by the Company from the particular site, typically at no cost to the operator (other than, in certain circumstances, the cost of the NGN Displays). The Company is solely responsible for the installation and maintenance of its NGN Displays. This additional source of income provides the site operators with an incentive to renew the agreements at the end of their terms, which range in initial term from five to fifteen years. The Company's agreements with convenience store chains have varying expiration dates ranging from approximately December 2000 to December 2010 and generally provide that the Company shall be the exclusive provider of video-based information, entertainment and advertising services. Under the Southland Contract, the Company is required to make minimum annual payments.

    The Company intends to maximize its planned expansion through creation of a specialized group aimed at identifying and negotiating with companies and organizations that would provide multiple potential new locations. The Company also intends to utilize the local knowledge of its general managers, sales managers and sales personnel to identify locations for further expansion in existing markets.

PROGRAMMING

    NGN Displays present repeating two-and-one-half minute sequences, or "loops," of advertising and programming. As currently configured, the loops consist of twelve advertising slots of approximately ten seconds each and six to eight programming slots of approximately six seconds each. Advertising slots currently consist of advertisements principally for local and regional advertisers, and programming slots include information such as local and national weather, sports, news headlines and financial information, as well as Company sponsored promotional contests. For example, a Baltimore, Maryland 7-Eleven customer waiting in line to purchase merchandise may view the three day Baltimore forecast, the Baltimore Oriole's baseball score and local news headlines interspersed with advertisements for Haagen-Dazs ice cream, a Chrysler dealership and a local dentist, among other messages.

    The advertising and programming loops for each NGN Display are all created and controlled from a central hub in Minneapolis, allowing the Company to quickly and cost-effectively custom-tailor both the advertising and programming content on a regional or micro-targeted basis. By utilizing the Company's network management software, the Company customizes programming information for local markets. Attributes such as instantaneous copy changes, minimal lead times, negligible production costs and expedited electronic communications distinguish NGN from other out-of-home advertising. NGN is designed so that programming information can be provided to the Company via electronic feed from providers of such information, such as Accu-Weather, which provides weather information. Once the feed is received at the Company's facilities, it generally is processed automatically and distributed to the NGN Displays over telephone lines.

ASSEMBLY, INSTALLATION AND MAINTENANCE

    The Company has designed its NGN Displays so that their component parts are readily available from a number of suppliers. All of the NGN Displays are assembled and tested prior to installation by a third party contractor. The principal components of NGN Displays, the monitor and embedded computer, are purchased from separate third party contractors, with three-year warranties. All components for NGN Displays, including electronic and computer-related equipment, are available from a number of well-established suppliers. The Company intends to continue to rely on its contractors for the assembly of its NGN Displays for the foreseeable future. Although the Company to date has not experienced any difficulties or delays in obtaining the desired quantities of NGN Displays, there can be no assurance that assembly delays will not result in delays in obtaining the necessary quantities of NGN Displays in the future. The Company has utilized the services of its contractors for several years and has maintained a good relationship. However, the Company does not have any formal long-term agreement with such contractors. See "Risk Factors--Dependence on Third Parties."

    The Company has a contractual arrangement with an independent contractor for the nationwide installation and maintenance of all of its NGN Displays. The independent contractor has a network of offices and subcontractors throughout the United States, and has been able to adequately satisfy all of the

Company's installation and maintenance needs to date. Pursuant to its agreement with the independent contractor, the Company pays a fixed fee per installation and a fixed monthly maintenance fee based on the number of existing NGN Display installations. The independent contractor maintains an inventory of spare parts for NGN Displays at local warehouses within the vicinity of NGN Display sites. If an NGN Display cannot be repaired on-site, it is exchanged with a new one. Since the independent contractor is an authorized repair center for the Company's computer manufacturer, if the malfunctioning component is the embedded computer, it can generally be repaired at no additional cost to the Company. The agreement with the independent contractor expires in June 1999. The Company believes that performance under its existing agreement has been satisfactory, and the Company does not foresee any difficulties in obtaining these services in the future.

    The Company believes it can find other outside sources to adequately satisfy its assembly, installation and maintenance needs. However, there can be no assurance that it will be able to do so in a timely manner or that such new outside sources would be able to meet the Company's requirements. Although to date the Company has not experienced any material adverse effects due to such risks, there can be no assurance that the business of the Company will not be adversely affected by such risks in the future.

ADVERTISING SALES AND MARKETING

    The Company seeks to take advantage of its inherent flexibility of geographically targeted advertising by emphasizing sales to local advertisers, the traditional area of strength for out-of-home advertising. According to the Outdoor Advertising Association of America (the "OAAA"), in 1997, an estimated 60-70% of all out-of-home advertising revenue (comprised principally of outdoor advertising) was derived from local advertisers. The Company conducts its advertising sales efforts through a dedicated, local sales force within each of the DMAs in which it operates NGN Displays. The local sales force is thereby able to work closely with each of the Company's advertisers to develop advertising campaigns that match specifically targeted audience segments with the advertisers' overall marketing strategies. The Company currently has sales offices in seven DMAs, Washington, D.C., Dallas-Ft. Worth, TX, Tampa, FL, Miami, FL, Orlando, FL, Baltimore, MD and Norfolk, VA. The Company intends to staff each local sales office with either a general manager or a sales manager, and with between 4 and 10 sales persons. The size of the sales staff depends on various factors, including the physical size of the DMA and the number of NGN locations within the DMA. In early 1997, the Company realized its first operating revenues from advertising sales in markets where the Company has a dedicated sales force, and has attracted over 200 advertisers, including The Washington Post, WRC-TV (NBC station in Washington D.C.), Chrysler Plymouth Florida Dealers Association, Elle Magazine, George Magazine, The Dallas Morning News, the Virginia Lottery and Fox Sports Southwest. The Company is able to locate its NGN Displays in highly desirable demographic sites as it is not restricted by the zoning regulations that typically limit the placement of many other forms of out-of-home advertising.

    The Company generally attracts candidates for its general manager, sales manager and sales representative positions from existing media sales personnel in the local areas, including from radio and broadcasting and cable television operators as well as from outdoor advertising and various print media companies. Currently, the Company utilizes placement services and the Company's existing industry contacts to locate qualified sales personnel. The Company believes that, as NGN expands, the Company will continue to attract qualified sales and sales management personnel.

    All graphic design, network management, billing and other functions are handled from the Company's main corporate headquarters in Minneapolis. Through local links to the main database and the use of modem-equipped laptop computers, the local offices can utilize the Company's sophisticated technology and dedicated technical and creative staff to support local selling efforts. The laptop computers can be linked to the Company's main database and include the Company's proprietary proposal generating software. Such software was developed by the Company to allow a sales person to customize advertising proposals instantly to accommodate the stated preferences of the advertiser. For example, a sales person can generate proposals based on a location within a specified radius, or site by site purchases. The proposals can specify cost (as well as other schedule information) and can prepare maps and location lists to show the exact NGN Display locations on which an advertisement will appear.

    In coordination with the installation of NGN Displays, the Company intends to open sales offices in major media markets at the rate of approximately one sales office per month. The targeted markets include New York, Los Angeles, Chicago, Philadelphia, San Francisco, Boston, Detroit, Seattle, Cleveland and Denver. The Company intends to continue its expansion into additional markets so that, by the end of the year 2000, the Company has sales offices in all of the top twenty-five DMAs.

    While the Company believes that achieving its growth strategy requires concentration on local advertisers, the Company also intends to target national advertisers. The Company has appointed Capital Cities/ABC as its exclusive agent for national advertising sales for NGN until March 28, 2002. The Company believes that as it continues to grow, it will hire additional sales personnel to concentrate on national advertising, providing the Company with the opportunity to recognize significant national advertising sales revenues.

    The Company charges a fixed daily rate for the advertising slots provided to advertisers on its NGN Displays. Based on traffic counts at NGN Display sites, the present cost to the Company's advertisers per thousand impressions ("CPM") is between $3 and $4. By comparison, according to the Report, radio, newspaper and television advertising has a CPM of between $7 and $50. Traditional outdoor advertising, which bases impressions on the number of vehicles which pass a site, has a CPM of between $1.50 to $3.40 depending on the size, type and location of the display surface, plus substantial production costs. While enjoying a substantial cost advantage over television, radio and print advertising, the Company believes it can compete effectively with traditional outdoor advertising because of the flexibility and efficiencies inherent in the Company's display medium and centrally controlled network.

COMPETITION

    The advertising and promotional industries are intensely competitive. The Company will be competing for advertising dollars directly with advertising and promotional vehicles such as broadcast and cable television, radio, magazines, newspapers, billboards, direct mail marketers and others. In addition, the Company also competes with a wide variety of out-of-home advertising, including highway logo signs, advertising in shopping centers and malls, airports, stadiums, movie theaters and supermarkets, as well as on taxis, trains, buses and subways. Management believes that the out-of-home advertising industry is attracting numerous alternative media products, many of which will compete directly or indirectly with NGN. These products may be offered by companies with greater resources and with greater industry recognition than the Company. The Company is aware of other companies that place displays that look similar to NGN Displays in specific venues for commercial purposes, such as in airports and subways. Although the Company believes that these companies are not competing in the venues targeted by the Company, there can be no assurance that such companies will not commence marketing in the same venues and within the same DMAs targeted by the Company. While Management believes that NGN is favorably differentiated from other available media, in competing with existing media for advertising sales the Company encounters media that is more established and recognized by potential advertisers and advertising agencies.

PROTECTION OF TECHNOLOGY

    The Company does not have patent or registered copyright protection on any of the software technology that the Company utilizes in connection with NGN, and such technology might not be eligible for patent protection. The Company believes that significant portions of its software are entitled to copyright protection in the United States. Should the Company seek and obtain federally registered copyright protection for any of its software in the future, no assurance can be given that the copyright application would be accepted or that a capable and adequately financed competitor could not lawfully develop software that would perform the same function.

    The Company views the computer software technology that it has developed as proprietary, and attempts to protect its technology and trade secrets through the use of confidentiality and non-disclosure agreements and by other security measures. The protection offered by trade secret law and confidentiality agreements is limited in comparison to patent protection. Confidentiality and non-disclosure agreements may be difficult to enforce, and the Company's products might be subject to reverse engineering. Consequently, no assurance can be given that competitors will not be able to develop or obtain technology similar to the Company's and produce products similar to those the Company is utilizing.

    The Company has applied for several federal registrations of trademarks, including "NGN," "Next Generation Network" and "Out of Home That's In Your Face." While no assurance can be given that the trademarks will be issued, the Company is not aware that the trademarks for which federal registration is sought infringe on existing trademarks.

GOVERNMENT REGULATION

    The Company is not aware of any material legal or other regulatory restrictions which may adversely affect its business, other than those that affect businesses generally. The furnishing of in-store marketing services is subject to compliance with the Robinson-Patman Act. In general, the Robinson-Patman Act prohibits price discrimination and discriminatory promotional allowances and services between different purchasers of commodities of like grade and quality, the effect of which may be substantially to lessen competition in any line of commerce.

    The Company's use of telephone lines to transmit messages to its NGN Displays subjects the Company to regulation by the Federal Communications Commission ("FCC") as well as laws and regulations affecting the advertising industry generally. While the Company has not sought determination on the issue, the FCC may attempt to prohibit the Company from transmitting tobacco advertisements on NGN. In addition, certain state statutes restrict advertising of alcoholic beverages on NGN.

EMPLOYEES

    As of February 28, 1998, the Company had 82 employees, of which 5 were involved in engineering, purchasing and field operations, 13 were involved in network operations, marketing and creative services, 8 were involved in management and administration, 15 were involved in management information systems and accounting, and 41 were involved in the regional sales offices. The Company's employees are not represented by a collective bargaining agreement. Management considers relations with the Company's employees to be very good.

FACILITIES

    The Company's headquarters are located in approximately 11,300 square feet of office space in Eden Prairie, Minnesota, a suburb of Minneapolis. The Company also leases 2,150 square feet of warehouse space in Minneapolis. Both leases expire December 31, 1998. In addition, the Company has a regional sales office in each of Dallas, Texas (1,811 square feet); Washington, D.C. (2,250 square feet); Norfolk, Virginia (832 square feet); Baltimore, Maryland (1,680 square feet); Orlando, Florida (2,399 square feet); Fort Lauderdale, Florida (1,893 square feet); and Tampa, Florida (1,964 square feet). The Company's leases expire on various dates, ranging from February 28, 2000 to October 31, 2002, and many provide for renewal options.

LEGAL PROCEEDINGS

    There are no pending legal proceedings to which the Company is a party, or to which any of its properties is subject.

                                   MANAGEMENT

    The directors and executive officers of the Company are as follows:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Gerard P. Joyce......................................          46   Chairman of the Board of Directors and President
Thomas M. Pugliese...................................          35   Vice Chairman of the Board of Directors, Chief
                                                                      Executive Officer and Secretary
Timothy P. Hartman...................................          58   Director
Michael J. Marocco...................................          39   Director
David R. Voelker.....................................          44   Director
Thomas J. Davis......................................          50   Director
James P. Sheehan.....................................          55   Director
Alejandro Zubillaga..................................          30   Director
Carol A. Lundstrom...................................          46   Executive Vice President
Michael J. Kolthoff..................................          45   Treasurer and Assistant Secretary

    GERARD P. JOYCE. Mr. Joyce founded the Company in 1990 and has served as the Company's Chairman of the Board of Directors since inception and as its President since December 1991. Prior to founding the Company, Mr. Joyce was Chairman and Chief Executive Officer of the Patrick Media Group, Inc., a successor to a company he formed in 1969. The Patrick Media Group, Inc., through internal growth and a series of acquisitions, became the largest out-of-home advertising company in the United States. Mr. Joyce sold his controlling interest in the Patrick Media Group, Inc. in September 1989.

    THOMAS M. PUGLIESE. Mr. Pugliese founded the Company together with Gerard Joyce in 1990 and has served as the Company's Vice Chairman of the Board of Directors since its inception. From 1988 to 1990, Mr. Pugliese was President of Thomas More & Company Inc., a private investment banking firm. From 1984 through 1988, Mr. Pugliese was an investment banker with Shearson, Lehman, Hutton Inc. and its predecessor firm, E.F. Hutton & Company, Inc. where he held various positions in New York and London, including as American representative for the firm's international investment banking operations.

    TIMOTHY P. HARTMAN. Mr. Hartman has been a director of the Company since 1996. Mr. Hartman was employed by NationsBank Corporation from 1982 until his retirement in 1995, at which time he served as Vice Chairman and as a director as well as the Chairman of the Board of its subsidiary, NationsBank of Texas. He is currently a private investor. Mr. Hartman serves as a Director of Sensormatic Electronics Corporation, a public company listed on the New York Stock Exchange ("NYSE"), and chairs its Finance Committee.

    MICHAEL J. MAROCCO. Mr. Marocco has been a director of the Company since 1996. Mr. Marocco has been in the securities industry since 1984, when he joined Morgan Stanley as a fixed income research analyst, specializing in media and entertainment companies in the high yield bond market. He moved to the investment banking division and assisted media and entertainment companies in raising capital and in mergers and acquisitions. In 1989, he joined Sandler Capital Management, a communications specific capital management firm, managing approximately $1 billion invested in both public and private companies. He is a general partner with primary responsibility for private investment activities. He serves as a director for Yes Entertainment and Source Media Inc., both of which are public companies listed on Nasdaq.

    DAVID R. VOELKER. Mr. Voelker has been a director of the Company since 1996. Since 1993, Mr. Voelker has been a partner of Frantzen/Voelker Investments, LLC, and is a substantial private investor with interests in real estate, oil & gas, media and restaurants. From 1988 until founding Frantzen/Voelker Investments, LLC, Mr. Voelker was a partner in Johnson Rice and Company, a New Orleans, Louisiana, investment brokerage firm. He is a Director of several companies including Stone Energy Corporation, which is listed on NYSE.

    THOMAS J. DAVIS, CPA. Mr. Davis has been a director of the Company since 1996. Mr. Davis is an executive with Piaker & Lyons, P.C., a New York accounting firm where he has been employed since 1972. Mr. Davis' practice specializes in auditing, financial reporting and planning for closely held businesses in the communications and other industries. He is a member of numerous community charity organizations, including Chairman of the Lourdes Hospital Foundation. Mr. Davis is a Certified Public Accountant in the State of New York. Mr. Davis is Gerard Joyce's brother-in-law.

    JAMES P. SHEEHAN. Mr. Sheehan has been a director of the Company since January 1998. Mr. Sheehan is a private investor who retired as the President and Chief Operating Officer of A.H. Belo Corporation. A.H. Belo is a NYSE listed diversified media company with interests in television and newspapers. Prior to A.H. Belo, Mr. Sheehan held executive positions at Pratt and Whitney Aircraft and Otis Elevator Company, both Divisions of United Technologies Corporation. He currently serves as a Director of Goss Graphic Systems, Inc.

    ALEJANDRO ZUBILLAGA. Mr. Zubillaga was elected as a director in January 1998. He is the founder and Chairman of Veninfotel LLC, Venezuela's leading provider of cable television and other telecom services. Mr. Zubillaga is also the Chief Executive Officer of Grupo Zubillaga, a family holding company which holds interests in real estate and mining.

    CAROL A. LUNDSTROM. Ms. Lundstrom currently serves as Executive Vice President of the Company. She has been an employee of the Company since its inception in 1990. From 1989 until 1990, she was a Marketing and Administration Executive with Electric Avenue, Inc. From 1981 to 1989, she was an executive with Apache Corporation, an asset management company, and held positions including Project Manager, Manager of Investor Relations, Reporting, Systems and Accounting.

    MICHAEL J. KOLTHOFF, CPA. Mr. Kolthoff currently serves as the Company's Treasurer and Assistant Secretary. From January 1993 until he joined the Company in July 1995, Mr. Kolthoff was Chief Financial Officer for ONYX Real Estate Services. From May 1985 until November 1992, he was Chief Financial Officer of Maico Hearing Instruments. Prior to that time, he was Corporate Controller for Econo-Therm Energy Systems Corporation and held various senior audit positions with Coopers & Lybrand. Mr. Kolthoff is a Certified Public Accountant in the State of Minnesota.

EXECUTIVE COMPENSATION

    The following table summarizes the compensation for services rendered to the Company paid to the Chief Executive Officer and the Company's executive officers as to whom the total annual salary and bonus exceeded $100,000 in 1996 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                   ANNUAL COMPENSATION SALARY
                                                                  ----------------------------
NAME AND PRINCIPAL POSITION                                           1996           1997
----------------------------------------------------------------  -------------  -------------
Gerard P. Joyce.................................................   $   278,363    $   311,741
Chairman of the Board of Directors and President
Thomas M. Pugliese..............................................   $   201,313    $   212,587
Vice Chairman of the Board of Directors and Chief Executive
  Officer

    Non-employee directors of the Company receive a director's fee of $1,000 for each Board of Directors meeting attended in person.

EMPLOYMENT AGREEMENTS

    The Company has an employment agreement with Gerard Joyce, its Chairman of the Board of Directors and President. The term of Mr. Joyce's employment agreement expires on December 31, 1999. Under the agreement, Mr. Joyce is entitled to an annual base salary of $251,741 and an annual bonus of $60,000 payable after each calendar year if certain revenue goals for the year are met. In addition, the agreement requires the Company to provide to Mr. Joyce if requested by him a life insurance policy payable to his designated beneficiary, with a death benefit of at least $1,000,000. Subject to certain exceptions, Mr. Joyce has agreed during the term of the Agreement and for a period of two years thereafter not to engage in certain competitive business activities and not to solicit any employee of the Company to leave the Company's employ. Pursuant to his employment agreement, Mr. Joyce has been granted 8,831 shares of the Company's Common Stock which are subject to forfeiture if Mr. Joyce's employment with the Company is terminated by him, or by the Company for cause, prior to December 31, 2006 or the earlier happening of certain other events. Such forfeiture provisions will be removed December 31, 2006 or earlier upon the occurrence of such events, which include death, disability, a public offering of the Company's Common Stock in which such shares are registered for resale, and the merger, consolidation or sale of substantially all of the Company's assets.

    Thomas Pugliese, the Company's Vice Chairman of the Board of Directors and Chief Executive Officer, is party to a similar employment agreement with the Company, providing for a term expiring on December 31, 1999, an annual base salary of $212,600 and the grant of 4,983 shares of Common Stock, which are similarly subject to forfeiture. Mr. Pugliese's agreement provides that one third of each semi-monthly installment of his base salary payable on or after January 1, 1998 shall be paid in the form of Series C Preferred Stock, subject to forfeiture provisions similar to those applicable to the stock grant. The agreement also provides for similar life insurance and disability benefits for Mr. Pugliese.

401(K) PLAN

    The Company maintains a retirement plan (the "401(k) Plan") established in conformity with Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), covering all of the eligible employees of the Company. Pursuant to the 401(k) Plan, employees may elect to defer up to 15% of their current pre-tax compensation and have the amount of such deferral contributed to the 401(k) Plan. The maximum elective deferral contribution was $9,500 in 1997, subject to adjustment for cost-of-living in subsequent years. Certain highly compensated employees may be subject to a lesser limit on their maximum elective deferral contribution. The 401(k) Plan permits, but does not require, matching contributions and non-matching (profit sharing) contributions to be made by the Company up to a maximum dollar amount or maximum percentage of participant contributions, as determined annually by the Company. The Company presently does not match employee contributions. The 401(k) Plan is qualified under Section 401 of the Code so that contributions by employees and employer, if any, to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made.

STOCK OPTION PLANS AND OTHER EMPLOYEE INCENTIVE PLANS

    The Company has adopted Stock Option Plans (the "Plans") for the purpose of advancing the interests of the Company and its stockholders by strengthening the Company's ability to attract and retain competent employees, to make service on the Board of Directors of the Company more attractive to present and prospective non-employee directors and to provide a means to encourage stock ownership and proprietary interest in the Company by officers, non-employee directors and valued employees and other individuals upon whose judgment, initiative and efforts the financial growth of the Company largely depend. The Plans are currently, and have been since their adoption, administered by the Board of Directors and the compensation committee of the Board.

    Incentive stock options ("ISOs") may be granted only to officers and key employees of the Company. Nonqualified stock options may be granted to such officers and employees as well as to agents and directors of and consultants to the Company, whether or not otherwise employees of the Company. In determining the eligibility of an individual for grants under the Plans, as well as in determining the number of shares to be optioned to any individual, the Board takes into account the position and responsibilities of the individual being considered, the nature and value to the Company of his or her service or accomplishments, his or accomplishments, his or her present or potential contribution to the success of the Company and such other factors as the Board may deem relevant.

    The Plan provides for the granting of ISOs to purchase the Company's Common Stock at not less than the fair market value on the date of the option grant and the granting of nonqualified options with any exercise price. The total number of shares with respect to which options may be granted under the Plans is currently 12,000. As of the date of this Prospectus, options for an aggregate of 6,606 shares have been granted to various individuals. The Plans contain certain limitations applicable only to ISOs granted thereunder. To the extent that the aggregate fair market value, as of the date of grant, of the shares to which ISOs become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the option will be treated as a nonqualified option. In addition, if an optionee owns more than 10% of the total voting power of the Company's stock at the time the individual is granted an ISO, the option price per share cannot be less than 110% of the fair market value per share and the term of the ISO cannot exceed five years. No option may be granted under the Plans after January 1, 2004 with respect to 4,000 of the options, and January 1, 2005 with respect to 8,000 of the options, and no option may be outstanding for more than four years thereafter.

    Upon the exercise of an option, the holder must make payment of the full exercise price. Such payment may be made under certain circumstances in shares of Common Stock. The Plans may be terminated at any time by the Board of Directors, which may also amend the Plans.

    In addition to the Plans, the Company intends to implement additional incentive plans which may include stock options, stock appreciation rights, profit sharing or similar type plans.

                              CERTAIN TRANSACTIONS

    On September 15, 1993, Gerard P. Joyce, the Chairman of the Board of Directors and President of the Company, loaned $2,375,000 to the Company, and the Company granted to Mr. Joyce a security interest in all of the Company's assets as security for its obligation. On August 29, 1997, in consideration for the issuance of shares of Series C Preferred Stock to Mr. Joyce, the principal amount of the obligation was reduced by $500,038. The Company repaid such indebtedness in the amount of $1,875,462 to Mr. Joyce in full with the net proceeds of the Units Offering and the security interest held by Mr. Joyce was terminated. See "Use of Proceeds." See "Employment Agreements" for a discussion of the employment agreements entered into by the Company with certain of its executive officers.

    In 1997, the Company issued 75,310 shares of its Series C Preferred Stock in a private placement for an aggregate price of approximately $5.8 million, or $77 per share. As indicated in "Principal Stockholders," David Voelker, Timothy P. Hartman, James P. Sheehan, Michael J. Marocco and Alejandro Zubillaga, each of whom is a director of the Company, purchased directly or indirectly shares in such private placement.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information as of February 28, 1998 with respect to the beneficial ownership of the outstanding shares of Common Stock by (i) any stockholder known by the Company to beneficially own more than five percent of such outstanding shares, (ii) the Company's directors and executive officers and (iii) the directors and executive officers of the Company as a group. Except as otherwise indicated, the address of each beneficial owner of five percent or more of such Common Stock is the same as the Company. Shares of Common Stock included in the table which are issuable upon conversion of shares of Preferred Stock give effect to the accrual of dividends added to the liquidation value. The Company's outstanding Preferred Stock may be converted at any time at the holder's option. See "Description of Capital Stock."

                                                                           AMOUNT
NAME AND ADDRESS OF                                                     BENEFICIALLY       OWNERSHIP
BENEFICIAL OWNER                                                           OWNED          PERCENTAGE
-------------------------------------------------------------------  ------------------  -------------
Gerard P. Joyce....................................................         157,182(1)          54.6%
Thomas M. Pugliese.................................................          68,316             25.7
Thomas J. Davis....................................................           1,700(2)         *
David Voelker......................................................           9,696(3)           3.6
Timothy P. Hartman.................................................          16,851(4)           6.0
James P. Sheehan...................................................           2,098(5)             *
Michael J. Marocco.................................................          93,884(6)          26.1
Alejandro Zubillaga................................................          13,570(7)           4.8
John Strauss.......................................................          15,700              5.9
200 Crescent Court
Dallas, Texas 75201
Pulitzer Publishing Company........................................          27,938(8)           9.5
900 North Tucker Boulevard
St. Louis, Missouri 63101
Western Asset......................................................          41,747(9)          13.6
117 East Colorado Blvd.
Pasadena, CA 91105
SunAmerica Investments, Inc........................................          27,831(9)           9.5
1 SunAmerica Center
38th Floor
Century City
Los Angeles, CA 90067-6022
Northstar Investment Management....................................          23,656(9)           8.2
2 Pickwick Plaza
Greenwich, CT 06830
All directors and executive officers as a Group....................         363,297             87.9

------------------------

*   Less than 1%.

(1) Includes 21,684 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and Series C Preferred Stock.

(2) Includes 800 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and 200 shares issuable upon exercise of warrants.

(3) Represents shares owned by Frantzten/Voelker Investments, LLC, of which Mr. Voelker is a general partner, including 1,746 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock.

(4) Includes 13,351 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and Series C Preferred Stock.

(5) Includes 1,398 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock.

(6) Represents shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and Series C Preferred Stock owned by affiliates of 21st Century Communications Partners, each of which is a limited partnership of which Sandler Investment Partners, L.P. is a general partner. Mr. Marocco is a general partner of Sandler Investment Partners, L.P.

(7) Represents shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock owned by Elektra Investments A.V.V., which is controlled by Mr. Zubillaga.

(8) Represents shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock.

(9) Represents shares of Common Stock issuable upon exercise of Warrants issued in the Units Offering.

                          DESCRIPTION OF CAPITAL STOCK

    The Company's authorized capital stock consists of 1,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and 500,000 shares of preferred stock, par value $1 per share ("Preferred Stock"). The following description of the Company's capital stock does not purport to be complete or to give full effect to the provisions of statutory or common law and is subject in all respects to the applicable provisions of the Company's Certificate of Incorporation (the "Certificate"), and the information herein is qualified in its entirety by this reference.

COMMON STOCK

    The Company has one class of Common Stock. Each share of Common Stock has equal dividend and liquidation rights. As of February 18, 1998 of the 1,000,000 authorized shares, 266,268 shares of Common Stock were outstanding, 6,606 shares were issuable upon exercise of employee stock options and 128,340 shares were issuable upon the exercise of presently outstanding warrants including the 125,240 Warrants issued in connection with the Units Offering (the "Warrants"). As of December 31, 1997, 221,299 shares of Common Stock were issuable upon conversion of the outstanding shares of the Company's Series A, Series B and Series C Preferred Stock.

    Authorized shares of Common Stock may be issued from time to time, without further action by the stockholders, for such consideration as may be fixed by the Board of Directors in compliance with the laws of the State of Delaware. The shares of Common Stock presently outstanding are fully paid and nonassessable.

    Holders of Common Stock are entitled to one vote for each share for all matters on which stockholders vote, including the election of directors, other than in connection with the election of a director by any series of Preferred Stock. There is no cumulative voting in the election of directors, enabling holders of a majority of shares of Common Stock to elect all members of the Board of Directors which the holders of Common Stock are entitled to elect. Holders of Common Stock generally have no preemptive or other rights to purchase additional shares of the Company's capital stock. Shares of Common Stock are not subject to any redemption or sinking fund provision and are not convertible into any other securities of the Company. Subject to the preferential rights of any outstanding shares of Preferred Stock and any series of Preferred Stock which may be authorized in the future, the holders of the Common Stock are entitled to such dividends as may be declared from time to time in the discretion of the Board of Directors out of funds legally available therefor. The Company has not paid dividends on its Common Stock since its inception and intends to continue following a policy of retaining funds to provide for the expansion of its advertising network. Holders of Common Stock are entitled to share ratably in the Company's net assets upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding.

PREFERRED STOCK

    The Certificate authorizes the issuance of 500,000 shares of Preferred Stock, of which there are presently designated 20,000 shares of Series A 8.25% Cumulative Preferred Stock, par value $1 per share (the "Series A Preferred Stock"), 91,100 shares of 14.8% Series B Mandatory Redeemable Preferred Stock, par value $1 per share (the "Series B Preferred Stock"), and 90,000 shares of 14.8% Series C Mandatory Redeemable Preferred Stock, par value $1 per share (the "Series C Preferred Stock"), and of which 6,000 shares of Series A Preferred Stock, 91,059 shares of Series B Preferred Stock and 75,310 shares of Series C Preferred Stock were outstanding as of December 31, 1997.

    The Board of Directors has the authority, without further action of the holders of the Common Stock and for such consideration as may be fixed by the Board of Directors in compliance with the Delaware General Corporation Law (the "GCL"), to create by designation and issue and sell additional classes or series of Preferred Stock up to the authorized number of shares of Preferred Stock with such preferences, priorities and voting and other rights as the Board shall determine. The Company does not have any present plans to create and issue shares of Preferred Stock of any additional class or series. The designation of any additional class or series of Preferred Stock is subject to the limitations set forth in the instruments establishing the outstanding series of Preferred Stock and agreements with certain stockholders, including in certain instances the approval of the holders of one or more of the outstanding series of Preferred Stock.

    The Series A Preferred Stock ranks senior to the Common Stock and junior to the Series B Preferred Stock and the Series C Preferred Stock both as to dividends and upon liquidation. Subject to the preferential rights of the Series B Preferred Stock and the Series C Preferred Stock, the holders of the Series A Preferred Stock are entitled (i) to semi-annual cumulative dividends in preference over Common Stock dividends in the amount of $41.25 per share per annum, (ii) to a liquidation preference over the Common Stock of $500 per share plus the amount of accrued and unpaid cumulative dividends and (iii) in case shares of Series A Preferred Stock are called for redemption, to convert their shares into shares of Common Stock prior to the tenth day prior to the date fixed for redemption, at the rate of one share of Common Stock for each $135.27 in liquidation preference, including the preference arising from the amount of accrued and unpaid cumulative dividends of the preferred stock so converted. The Series A Preferred Stock is subject to redemption, at the option of the Company, at a redemption price of $500 for each share plus such accrued and unpaid dividends. The Series A Preferred Stock is not entitled to the benefit of any mandatory "sinking" or "purchase" fund. The amount of accrued and unpaid dividends that have been added to the liquidation preference of the shares of such series totaled $1,485,000 at December 31, 1997.

    The Series B and Series C Preferred Stock rank on a parity with each other and senior to both the Common Stock and the Series A Preferred Stock as to dividends and upon liquidation. The holders of the shares of Series B Preferred Stock and Series C Preferred Stock are entitled to vote as a class on certain significant corporate matters and each such series is entitled to elect one member of the Company's Board of Directors whether or not dividends are in arrears. Michael J. Marocco and Alejandro Zubillaga are presently serving as such designees of the holders of the Series B and Series C Preferred Stock, respectively. In addition, the holders of shares of Series B and Series C Preferred Stock are entitled to jointly elect one member of the Company's Board of Directors whether or not dividends are in arrears.

    The holders of the shares of Series B Preferred Stock and Series C Preferred Stock are each entitled (i) to quarterly cumulative dividends in preference over Common Stock and Series A Preferred Stock at the rate of 14.8% of the amount of the liquidation preference of the shares of such series, (ii) to a liquidation preference over Common Stock and Series A Preferred Stock of $77 per share plus the amount of accrued and unpaid cumulative dividends and (iii) to convert their shares into shares of Common Stock at the rate of one share of Common Stock for each $77 in liquidation preference, including the preference arising from the amount of accrued and unpaid cumulative dividends of the preferred stock so converted. On each dividend payment date, accrued dividends, to the extent unpaid, are compounded upon the stock's liquidation value. The shares of Series B and Series C Preferred Stock are also subject to conversion into shares of Common Stock at the option of the Company in the event of certain qualifying public offerings of the Common Stock. The Series B Preferred Stock and the Series C Preferred Stock are each subject to redemption at the option of the Company, in whole but not in part, at a redemption price of $308 for each share, and are subject to mandatory redemption by the Company on September 1, 2003, in the case of the Series B Preferred Stock, and on March 1, 2003, in the case of the Series C Preferred Stock, in each case at a redemption price of $77 for each share plus such accrued and unpaid dividends.

However, the holders of the Series B and Series C Preferred Stock are precluded from requiring redemption of their shares, as described herein, if such redemption would not be permitted under the terms of the Indenture or other financing documents to which the Company is subject. See "Description of Notes--Limitation on Restricted Payments."

    Upon the completion by the Company of an initial public offering generating proceeds of at least $20 million on a pre-money equity valuation of at least $308 per share and certain other qualifying events relating to the public trading of the Company's securities, the Company may require conversion of the Series B and Series C Preferred Stock in accordance with the conversion ratios set forth above. If such public offering reflects a pre-money equity valuation of less than $231 per share, subject to the consent of the majority holders of the Series B Preferred Stock or Series C Preferred Stock, as the case may be, the holders of Series B and Series C Preferred Stock shall be entitled to receive upon conversion the greater of the following: (i) the number of shares to be received upon a conversion as described above, and (ii) the number of shares obtained by dividing (a) the lesser of (1) $231 and (2) $77 per share plus the amount of accrued and unpaid cumulative dividends, plus the Participating Amount, by (b) the pre-money value per share of the Common Stock on a fully diluted basis implied by such public offering.

    Upon liquidation, if a distribution is to be made to the holders of Common Stock, then the holders of Series B Preferred Stock and Series C Preferred Stock are entitled to receive, in addition to their liquidation preference, an amount (the "Participation Amount") that such holders would have been entitled to receive if their shares of Series B and Series C Preferred Stock had been converted immediately prior to such distribution, provided that the total amount that such holders shall be entitled to receive shall not exceed $308 per share.

    Upon the bankruptcy or other reorganization of the Company or upon the death of either Gerard P. Joyce or Thomas M. Pugliese, (if no acceptable replacement is found) the holders of Series B and Series C Preferred Stock may require the Company to redeem their shares at the liquidation price for each share plus accrued and unpaid dividends. Such holders may also require redemption upon certain "Participating Events" or upon a "Change of Control," which include (i) merger or other reorganization, (ii) sale or other disposition of all or substantially all assets, (iii) any person or group other than certain permitted holders (including Messrs. Joyce and Pugliese) acquire 50% or more voting power,
(iv) Messrs. Joyce and Pugliese cease to serve as directors or executive officers or (v) Messrs. Joyce and Pugliese cease to hold at least 80% of the shares of Common Stock held by them on September 25, 1996 (other than as a result of their death). In any such event, such holders may require the Company to redeem their shares at a redemption price equal to the liquidation price plus accrued and unpaid dividends, plus a Participation Amount, but in no event shall such price exceed $308 per share.

    The Company has not paid any cash dividends on either the Series B Preferred Stock or the Series C Preferred Stock. With respect to the Series B Preferred Stock, the amount of accrued and unpaid dividends that have been added to the liquidation preference of the shares of such series totaled $1,313,724 as of December 31, 1997, and $104,647 in respect of dividends had accrued but had not been added to the liquidation preference. With respect to the Series C Preferred Stock, the amount of accrued and unpaid dividends that have been added to the liquidation preference of the shares of such series totaled $183,074 at December 31, 1997, and $75,192 in respect of dividends had accrued but had not been added to the liquidation preference.

WARRANTS

    In connection with the private placement of $775,000 principal amount of promissory notes, the Company issued warrants to purchase in the aggregate 3,100 shares of Common Stock (the "Existing Warrants"). The Existing Warrants are exercisable at any time prior to May 1, 2000 in whole or in part at $71.43 per share. The number of shares subject to the Existing Warrants and the exercise price per share are subject to anti-dilution adjustments. Additionally, in connection with the Units Offering, the Company issued 125,240 Warrants representing in the aggregate, at the time of issuance approximately 20% of the Common Stock on a fully-diluted basis. The Warrants will expire on February 1, 2008. Each Warrant will entitle the holder to acquire prior to February 1, 2008 one share of Common Stock at a price equal to $0.01 per share ("Warrant Shares"). The Warrant Shares are subject to adjustment from time to time upon the occurrence of certain changes in Common Stock, certain Common Stock distributions, certain issuances of Common Stock options or convertible securities, certain dividends and distributions, certain adjustments in the Preferred Stock and certain other increases in the number of shares of Common Stock. The Existing Warrants and the Warrants do not, prior to their exercise, confer any of the rights and privileges of Common Stock.

REGISTRATION RIGHTS

    As of December 31, 1997, holders of 253,697 shares of Common Stock (including shares issuable upon exercise of outstanding Warrants or upon conversion of Preferred Stock), or their transferees, are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of various agreements between the Company and such holders, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, certain holders (depending on the applicable agreement) are entitled to notice of such registration and are entitled to include shares of such Common Stock therein subject to the terms and conditions set forth in the various agreements, including, under certain agreements, that the underwriters of any offering have the right to limit the number of such shares included in such registration. In addition, certain stockholders may require the Company on various occasions to file a registration statement under the Securities Act with respect to shares held by them, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations.

    In connection with the Units Offering, the Company entered into a Common Stock Registration Rights and Stockholders Agreement whereby the holders of the Warrants have the right to include their Warrant Shares in any registration statement relating to any common equity securities of the Company under the Securities Act filed by the Company for the account of any of its holders of Common Stock (other than a registration statement on Form S-8) subject to PRO RATA reduction to the extent that the Company or the selling security holders are advised by the managing underwriter thereof that the total number of Warrant Shares and other shares of Common Stock proposed to be included therein is such as to materially and adversely affect the success of the offering.

PREEMPTIVE RIGHTS

    As of December 31, 1997, holders of 154,204 shares of Common Stock (including shares issuable upon exercise of outstanding Warrants or upon conversion of Preferred Stock), or their transferees, are entitled to certain rights permitting them to maintain their percentage common equity interest in the Company (on a fully diluted basis). Under the terms of agreements between the Company and such holders, subject to certain conditions and limitations, if the Company proposes to issue securities in a manner that is not exempt from the applicable agreement it must first provide notice to such holders containing the terms of the proposed issuance and allow such holders to purchase a number of the new securities that will enable it to maintain its percentage common equity interest.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

    The Company is subject to the anti-takeover provisions of Section 203 of the GCL. In general, these provisions prohibit a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the proposed business combination, did own) 15% or more of the corporation's voting stock. These provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company.

    The GCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The Certificate limits the liability of the Company's directors to the Company or its stockholders to the fullest extent permitted by the Delaware statute as in effect from time to time. Specifically, directors of the Company will not be personally liable for monetary damages except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 175 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit.

STOCKHOLDERS' AGREEMENT

    The Company is party to a Stockholders' Agreement among certain holders of its Series B and Series C Preferred Stock. Under the Stockholders' Agreement, the approval of a majority of the votes represented by the preferred stockholders party to the Stockholders' Agreement is required for certain significant corporate transactions. Pursuant to the Stockholders' Agreement, Thomas M. Pugliese, the Company's Vice Chairman of the Board of Directors and Chief Executive Officer, as representative of the stockholders party thereto, is entitled to nominate six directors of the Company, four of which are independent directors. Mr. Pugliese has nominated himself and Gerard P. Joyce as employee directors, and Timothy P. Hartman, David R. Voelker, Thomas J. Davis and James
P. Sheehan as such independent directors. The holders of Preferred Stock are also entitled to appoint directors, as discussed in "-- Preferred Stock" above.

                              DESCRIPTION OF NOTES

GENERAL

    The Series A Notes were issued and the Series B Notes will be issued under an Indenture, dated as of February 1, 1998 (the "Indenture"), between the Company and United States Trust Company of New York, as Trustee (the "Trustee"), a copy of which is available upon request to the Company and is filed as an Exhibit to the Registration Statement of which this Prospectus forms a part. The following is a summary of certain provisions of the Indenture and the Series B Notes and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture (including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended) and the Series B Notes.

    Principal of, premium, if any, and interest on the Series B Notes will be payable, and the Series B Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee in New York, New York), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the holders as such address appears in the Note Register. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Series B Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Series B Notes.

    The Series B Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Series B Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF NOTES

    The Company is offering to exchange for Series B Notes $45,000,000 in aggregate principal amount of Series A Notes, which will mature on February 1, 2003. Each Series B Note will bear interest at a rate of 12% per annum from the date of issuance, or from the most recent date to which interest has been paid or provided for, and be payable in cash semi-annually on each Interest Payment Date, commencing August 1, 1998, to holders of record at the close of business on the January 15 or July 15 preceding such Interest Payment Date. Interest will be payable in cash or in additional Series B Notes on each Interest Payment Date, at the option of the Company, until August 1, 2000 and thereafter will be payable in cash. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Series B Notes will not be entitled to the benefit of any mandatory sinking fund.

SECURITY

    The Series B Notes are secured by a first priority security interest in substantially all of the assets of the Company except for the Pledged Equipment. The Company assigned and pledged to the Trustee each of the following assets, owned by the Company on the Issue Date or, if later, the date such assets are acquired by the Company: (a) all material interests in real property (including material real property leases) permitted to be assigned or pledged; (b) all contracts permitted to be assigned or pledged, together with all contract rights arising thereunder; (c) all Receivables, inventory, equipment and fixtures (including motor vehicles, trailers and rolling stock but excluding the Pledged Equipment); (d) all federal and state trademarks and service marks permitted to be assigned or pledged, together with the registrations and rights to all renewals thereof; (e) all federal and state patents and copyrights permitted to be assigned or pledged; (f) all computer programs and all intellectual property rights therein permitted to be assigned or pledged and all other proprietary information, including, but not limited to, trade secrets; (g) all other federal and state intellectual property rights, permitted to be assigned or pledged; (h) all other goods, general intangibles, chattel paper, money (but only to the extent such money is proceeds of Collateral), securities documents, instruments and tax refund claims that are assignable; (i) all other assets of the Company having a fair market value (as reasonably determined by the Board of Directors of the Company) greater than $100,000 that are permitted to be assigned or pledged; (j) all proceeds and products of any and all of the foregoing; and (k) all books and records relating to any of the foregoing (collectively, the "Collateral").

    The security interest in favor of the Trustee in the Collateral is a first priority interest, subject only to Permitted Liens pursuant to the Indenture; provided, however, that in the event the Company shall enter into a Working Capital Facility as described under (i) of paragraph (b) under "Certain Covenants-- Limitation on Indebtedness", the security interest in the Receivables in favor of the Trustee shall be subordinate to the security interest in the Receivables granted pursuant to the terms of the Working Capital Facility. In addition, the Company will assign and pledge to the Trustee all Pledged Equipment, which lien shall be subordinate to the Lien granted in favor of the Pledged Equipment Sellers.

    If the Series B Notes become due and payable prior to the final stated maturity thereof or are not paid in full at the final stated maturity thereof and after any applicable grace period has expired, the Trustee has the right to foreclose upon the Collateral in accordance with instructions from the holders of 25% in aggregate principal amount of the Notes or, in the absence of such instructions, in such manner as the Trustee deems appropriate in its absolute discretion; provided, however that in the event the Company shall have entered into a Working Capital Facility, the Trustee shall have no right to foreclose on the Receivables without 30 days prior written notice to the secured party under the Working Capital Facility. The Trustee does not have the right to foreclose on or otherwise enforce its second lien on the Pledged Equipment except to the limited extent permitted by the Pledged Equipment Sellers. The proceeds received by the Trustee will be applied by the Trustee first to pay the expenses of such foreclosure and fees and other amounts then payable to the Trustee under the Indenture and the Collateral Documents, and thereafter to pay all amounts owing to the holders of the Notes under the Indenture, the Notes and the Collateral Documents.

    No assurance can be given with respect to the ultimate value of the Collateral. The value of the Collateral at any time will depend on market and other economic and environmental conditions including the availability of suitable buyers for the Collateral. See "Risk Factors -- Insufficient Collateral."

    That portion of the Collateral consisting of interests in real property to be pledged to the Trustee have been pledged by means of mortgages, deeds of trusts, or similar instruments (the "Mortgages"). All intercompany promissory notes to be pledged for the benefit of the Trustee have been pledged pursuant to one or more pledge agreements (the "Pledge Agreements"). That portion of the Collateral consisting of patents and trademarks (and related property) is subject to one or more collateral assignments of patents and trademarks and/or patent and trademark security agreements (the "Patent and Trademark Assignments"). The remaining Collateral has been pledged pursuant to, and the second Lien on the Pledged Equipment is evidenced by, one or more security agreements (the "Security Agreements").

    The Indenture and the Collateral Documents provide that the Collateral may be released from the lien and security interest in favor of the Trustee under the Collateral Documents (a) upon payment in full of the Notes in accordance with the terms of the Notes and the Indenture and the other Obligations then due and owing under the Notes, the Indenture and the Collateral Documents or (b) upon the sale or other disposition of Collateral if such sale or other disposition is not prohibited under the Indenture and if the proceeds of such sale or other disposition are applied as provided in the Indenture.

MANDATORY REDEMPTION

    The Company is not required to make mandatory redemptions or sinking fund payments prior to the maturity of the Series B Notes.

OPTIONAL REDEMPTION

    GENERAL. The Series B Notes will not be redeemable by the Company prior to February 1, 2000. On and after such date, the Series B Notes will be redeemable, at the Company's option, in whole or in part, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at the following redemption prices (expressed in percentages of principal amount), if redeemed during the 12-month period commencing on February 1 of the years set forth below, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date):

PERIOD                                                                        REDEMPTION PRICE
----------------------------------------------------------------------------  -----------------
2000........................................................................         106.50%
2001........................................................................         103.25%
2002 and thereafter.........................................................         100.00%

    SELECTION. In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a PRO RATA basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate. Series B Notes may be redeemed in part in multiples of $1,000 principal amount only. Notice of redemption will be sent, by first class mail, postage prepaid, at least 45 days (unless a shorter period is acceptable to the Trustee) prior to the date fixed for redemption to each holder whose Series B Notes are to be redeemed at the last address for such holder then shown on the Note Register. If any Series B Note is to be redeemed in part only, the notice of redemption that relates to such Series B Note shall state the portion of the principal amount thereof to be redeemed. A new Series B Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Series B Note. On and after any redemption date, interest will cease to accrue on the Series B Notes or part thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the redemption price pursuant to the Indenture.

RANKING

    The Series B Notes are secured senior Indebtedness of the Company and will rank PARI PASSU in right of payment with all existing and future senior Indebtedness of the Company and will rank senior in right of payment to all existing and future Subordinated Obligations of the Company.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each holder will have the right to require the Company to repurchase all or any part of such holder's Series B Notes, at a purchase price in cash equal to 101% of the principal amount thereof plus any accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date) (such applicable purchase price being hereinafter referred to as the "Change of Control Purchase Price").

    Within 30 days following any Change of Control, unless the Company has mailed a redemption notice with respect to all the outstanding Notes in connection with such Change of Control, the Company shall mail a notice to each holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's Series B Notes at a purchase price in cash equal to the Change of Control Purchase Price, (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (3) the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Series B Notes purchased.

    The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Series B Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

    The definition of "Change of Control" includes, among other transactions, a disposition of all or substantially all of the property and assets of the Company and its Subsidiaries. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which is the choice of law under the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Company is required to make an offer to repurchase the Notes as described above.

    The Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

    The existence of a holder's right to require the Company to repurchase such holder's Series B Notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire the Company in a transaction that would constitute a Change of Control.

CERTAIN COVENANTS

    The Indenture contains certain covenants including, among others, the following:

    LIMITATION ON INDEBTEDNESS

    (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; PROVIDED, HOWEVER, that the Company and any Restricted Subsidiary may Incur Indebtedness subordinated to the Notes if
(i) no Default or Event of Default shall have occurred and be continuing at the time of such Incurrence or would occur as a consequence of such Incurrence and
(ii) on the date thereof the Consolidated Coverage Ratio would be 2.5:1 or greater.

    (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

        (i) Indebtedness Incurred pursuant to a Working Capital Facility (including, without limitation, any renewal, extension, refunding, restructuring, replacement or refinancing, thereof); PROVIDED, HOWEVER, that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (i) does not exceed (a) prior to the date on which the Company shall have installed 11,000 NGN Displays, $3 million at any one time outstanding or (b) from and after the date on which the Company shall have installed 11,000 NGN Displays, $8 million at any one time outstanding;

        (ii) Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property or equipment used in a Permitted Business or Incurred to refinance any such purchase price or cost of construction or improvement, in each case Incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; PROVIDED, HOWEVER, that the principal amount of any Indebtedness Incurred pursuant to this clause (ii), together with Indebtedness Incurred in connection with Sale/ Leaseback Transactions in accordance with the "Limitation on Sale/Leaseback Transactions" covenant, shall not exceed $3 million at any time outstanding;

        (iii) Indebtedness of the Company owing to and held by any Wholly-Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Wholly-Owned Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or any Wholly-Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

        (iv) Indebtedness represented by (a) the Notes, (b) Subsidiary Guarantees, (c) Existing Indebtedness and (d) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iv) or Incurred pursuant to paragraph (a);

        (v) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in anticipation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary or was otherwise acquired by the Company); PROVIDED, HOWEVER, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to paragraph (a) above after giving effect to the Incurrence of such Indebtedness pursuant to this clause (v) and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause
    (v);

        (vi) Indebtedness (A) in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided by the Company or any of its Restricted Subsidiaries to their customers in the ordinary course of their business, (B) in respect of performance bonds or similar obligations of the Company or any of its Restricted Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, (C) arising from Guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations (other than Indebtedness) Incurred in the ordinary course of business and (D) under Currency Agreements and Interest Rate Agreements; PROVIDED, HOWEVER, that in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors of the Company) and correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of the Company or its Restricted Subsidiaries Incurred without violation of the Indenture or to business transactions of the Company or its Restricted Subsidiaries on customary terms entered into in the ordinary course of business;

        (vii) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in each case Incurred in connection with the disposition of any business assets or

    Restricted Subsidiary of the Company (other than Guarantees of Indebtedness or other obligations Incurred by any Person acquiring all or any portion of such business assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Company or any of its Restricted Subsidiaries in connection with such disposition; PROVIDED, HOWEVER, that the principal amount of any Indebtedness Incurred pursuant to this clause
    (vii) when taken together with all Indebtedness Incurred pursuant to this clause (vii) and then outstanding, shall not exceed $250,000;

        (viii) Indebtedness consisting of (A) Guarantees by the Company of Indebtedness Incurred by a Wholly-Owned Subsidiary without violation of the Indenture (so long as the Company could have Incurred such Indebtedness directly without violation of the Indenture) and (B) Guarantees by a Restricted Subsidiary of Senior Indebtedness Incurred by the Company without violation of the Indenture (so long as such Restricted Subsidiary could have Incurred such Indebtedness directly without violation of the Indenture);

        (ix) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument issued by the Company or its Restricted Subsidiaries drawn against insufficient funds in the ordinary course of business in an amount not to exceed $250,000 at any time, provided that such Indebtedness is extinguished within two business days of its incurrence; and

        (x) Indebtedness (other than Indebtedness described in clauses
    (i)--(ix)) in a principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause
    (x) and then outstanding, will not exceed $500,000 (it being understood that any Indebtedness Incurred under this clause (x) shall cease to be deemed Incurred or outstanding for purposes of this clause (x) (but shall be deemed to be Incurred for purposes of paragraph (a)) from and after the first date on which the Company or its Restricted Subsidiaries could have Incurred such Indebtedness under the foregoing paragraph (a) without reliance upon this clause (x)).

    (c) Neither the Company nor any Restricted Subsidiary shall Incur any Indebtedness under paragraph (b) above if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company or a Restricted Subsidiary unless such Indebtedness shall be subordinated to the Notes and the Subsidiary Guarantee, as the case may be, to at least the same extent as such Subordinated Obligations.

    (d) The Company will not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Debt.

    LIMITATION ON RESTRICTED PAYMENTS

    The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or another Restricted Subsidiary, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment as described in preceding clauses (i) through (iv) being referred to as a "Restricted Payment").

    LIMITATION ON LIENS

    The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Liens, except for Permitted Liens.

    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES

    The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to
(i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except: (a) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date; (b) any encumbrance or restriction with respect to such a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness issued by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company and outstanding on such date (other than Indebtedness Incurred in anticipation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Company or was acquired by the Company); (c) any encumbrance or restriction with respect to such a Restricted Subsidiary pursuant to an agreement evidencing Indebtedness Incurred without violation of the Indenture or effecting a refinancing of Indebtedness issued pursuant to an agreement referred to in clauses (a) or (b) or this clause (c) or contained in any amendment to an agreement referred to in clauses (a) or (b) or this clause (c); PROVIDED, HOWEVER, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any of such agreement, refinancing agreement or amendment, taken as a whole, are no less favorable to the holders of the Notes in any material respect, as determined in good faith by the Board of Directors of the Company, than encumbrances and restrictions with respect to such Restricted Subsidiary contained in agreements in effect at, or entered into on, the Issue Date; (d) in the case of clause (iii), any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) that is included in a licensing agreement to the extent such restrictions limit the transfer of the property subject to such licensing agreement or (D) arising or agreed to in the ordinary course of business and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any of its Subsidiaries in any manner material to the Company or any such Restricted Subsidiary; (e) in the case of clause (iii) above, restrictions contained in security agreements, mortgages or similar documents securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements; (f) in the case of clause (iii) above, any instrument governing or evidencing Indebtedness of a Person acquired by the Company or any Restricted Subsidiary of the Company at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired; PROVIDED, HOWEVER, that such Indebtedness is not Incurred in connection with or in contemplation of such acquisition; (g) any restriction with respect to such a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and (h) encumbrances or restrictions arising or existing by reason of applicable law.

    LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK

    (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (as determined in good faith by the Company's Board of Directors) (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition, (ii) at least 80% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be): (A) FIRST, to the extent the Company or any Restricted Subsidiary elects (or is required by the terms of any senior Indebtedness), (x) to prepay, repay or purchase senior Indebtedness or (y) to the investment in or acquisition of Additional Assets within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) SECOND, within 365 days from the receipt of such Net Available Cash, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to make an offer to purchase Notes, at 100% of the principal amount thereof plus accrued and unpaid interest, if any, thereon; (C) THIRD, within 90 days after the later of the application of Net Available Cash in accordance with clause (A) and (B) and the date that is one year from the receipt of such Net Available Cash to prepay, repay or repurchase Indebtedness (other than Preferred Stock) of a Wholly-Owned Subsidiary (in each case other than Indebtedness owed to the Company); and (D) FOURTH, to the extent of the balance of such Net Available Cash after application in accordance with clauses
(A), (B) and (C), to (w) the investment in or acquisition of Additional Assets,
(x) the making of Temporary Cash Investments, (y) the prepayment, repayment or purchase of Indebtedness of the Company (other than Indebtedness owing to any Subsidiary of the Company) or Indebtedness of any Subsidiary (other than Indebtedness owed to the Company or any of its Subsidiaries) or (z) any other purpose otherwise permitted under the Indenture, in each case within the later of 45 days after the application of Net Available Cash in accordance with clauses (A), (B) and (C) or the date that is one year from the receipt of such Net Available Cash; PROVIDED, HOWEVER, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (B), (C) or (D) above, the Company or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions, the Company and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance herewith except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant at any time exceed $500,000. The Company shall not be required to make an offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (A)) is less than $500,000 for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

    For the purposes of this covenant, the following will be deemed to be cash:
(x) the assumption by the transferee of senior Indebtedness of the Company or senior Indebtedness of any Restricted Subsidiary of the Company and the release of the Company or such Restricted Subsidiary from all liability on such senior Indebtedness or senior Indebtedness in connection with such Asset Disposition (in which case the Company shall, without further action, be deemed to have applied such assumed Indebtedness in accordance with clause (A) of the preceding paragraph) and (y) securities received by the Company or any Restricted Subsidiary of the Company from the transferee that are promptly (and in any event within 60 days) converted by the Company or such Restricted Subsidiary into cash.

    (b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(iii)(B), the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes at a purchase price of 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes tendered pursuant to the offer is less than the Net Available Cash allotted to the purchase of the Notes, the Company will apply the remaining Net Available Cash in accordance with clauses (a)(iii)(C) or (D) above.

    (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Series B Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

    LIMITATION ON AFFILIATE TRANSACTIONS

    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any Affiliate of the Company, other than a Wholly-Owned Subsidiary (an "Affiliate Transaction") unless: (i) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's length dealings with a Person who is not such an Affiliate; (ii) in the event such Affiliate Transaction involves an aggregate amount in excess of $100,000, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the disinterested members of such Board, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (i) above); and (iii) in the event such Affiliate Transaction involves an aggregate amount in excess of $250,000, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view; PROVIDED, HOWEVER, that in the event advertising contracts entered into in the ordinary course of business between the Company and Hachette Filipacchi exceed $250,000, such contracts need only be approved in the manner contemplated in
(a)(ii) above.

    (b) The foregoing paragraph (a) shall not apply to (i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, or any stock options and stock ownership plans for the benefit of employees, officers and directors, consultants and advisors approved by the Board of Directors of the Company, (ii) loans or advances to employees in the ordinary course of business of the Company or any of its Restricted Subsidiaries in aggregate amount outstanding not to exceed $100,000 at any time, (iii) any transaction between Wholly-Owned Subsidiaries, (iv) indemnification agreements with, and the payment of fees and indemnities to, directors, officers and employees of the Company and its Restricted Subsidiaries, in each case in the ordinary course of business, (v) transactions pursuant to agreements in existence on the Issue Date which are (x) described in the Prospectus or (y) otherwise, in the aggregate, immaterial to the Company and its Restricted Subsidiaries taken as a whole, (vi) any employment, non-competition or confidentiality agreements entered into by the Company or any of its Restricted Subsidiaries with its employees in the ordinary course of business, and (vii) the issuance of Capital Stock of the Company (other than Disqualified Stock).

    LIMITATION ON ISSUANCES OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

    The Company will not permit any of its Restricted Subsidiaries to issue any Capital Stock to any Person (other than to the Company or a Wholly-Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly-Owned Subsidiary of the Company) to own any Capital Stock of a Restricted Subsidiary of the Company, if in either case as a result thereof such Restricted Subsidiary would no longer be a Restricted Subsidiary of the Company; PROVIDED, HOWEVER, that this provision shall not prohibit (x) the Company or any of its Restricted Subsidiaries from selling, leasing or otherwise disposing of all of the Capital Stock of any Restricted Subsidiary or (y) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with the Indenture.

    LIMITATION ON SALE/LEASEBACK TRANSACTIONS

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, Guarantee or otherwise become liable with respect to any Sale/Leaseback Transaction with respect to any property or assets unless (i) the Company or such Restricted Subsidiary, as the case may be, would be entitled to pursuant to the Indenture Incur Indebtedness secured by a Permitted Lien on such property or assets in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction, (ii) the Net Cash Proceeds from such Sale/Leaseback Transaction are at least equal to the fair market value of the property or assets subject to such Sale/Leaseback Transaction (such fair market value determined, in the event such property or assets have a fair market value in excess of $500,000, no more than 30 days prior to the effective date of such Sale/Leaseback Transaction, by the Board of Directors of the Company as evidenced by a resolution of such Board of Directors), (iii) the Net Cash Proceeds of such Sale/Leaseback Transaction are applied in accordance with the provisions described under "--Limitation on Sales of Assets and Subsidiary Stock," and (iv) the Indebtedness Incurred in connection with such Sale/ Leaseback Transaction, together with Indebtedness Incurred in accordance with
(ii) of paragraph (b) of the "Limitation on Indebtedness" covenant, does not exceed $3 million at any time outstanding.

    SEC REPORTS

    The Company will file with the Trustee and provide to the holders of the Series B Notes, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event that the Company is not required to file such reports with the Commission pursuant to the Exchange Act, the Company will nevertheless deliver such Exchange Act information to the holders of the Notes within 15 days after it would have been required to file it with the Commission.

    LIMITATION ON DESIGNATIONS OF UNRESTRICTED SUBSIDIARIES

    The Company may designate any Subsidiary of the Company (other than a Subsidiary of the Company which owns Capital Stock of a Restricted Subsidiary) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

        (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

        (b) the Company would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the sum of (i) fair market value of the Capital Stock of such Subsidiary owned by the Company and the Restricted Subsidiaries on such date and (ii) the aggregate amount of other Investments of the Company and the Restricted Subsidiaries in such Subsidiary on such date; and

        (c) the Company would be permitted to Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "--Limitation on Indebtedness" at the time of Designation (assuming the effectiveness of such Designation).

    In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under "--Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount. The Indenture will further provide that the Company shall not, and shall not permit any Restricted Subsidiary to, at any time (x) provide direct or indirect credit support for or a guarantee of any Indebtedness of any Unrestricted Subsidiary (including of any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except, in the case of clause (x) or (y), to the extent permitted under the covenant described under "--Limitation on Restricted Payments."

    The Indenture will further provide that the Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation"), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:

        (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

        (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

    All Designations and Revocations must be evidenced by Board Resolutions of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

    FUTURE NOTE GUARANTEES

    The Company will cause each newly organized or acquired Subsidiary (other than any Unrestricted Subsidiary) to execute and deliver to the Trustee a Guarantee of the Series B Notes in form and substance satisfactory to the Trustee. Such Guaranty will be secured by a first priority lien on all of the assets of such Subsidiary except that the lien on any Receivables of any such Subsidiary may be a second priority lien in the event that a first priority lien secures a Working Capital Facility.

    CONDUCT OF BUSINESS

    The Company shall not, nor shall permit any of its Subsidiaries, directly or indirectly, to engage in any business other than a Permitted Business.

    MERGER AND CONSOLIDATION

    The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person, unless:
(i) the resulting, surviving or transferee Person (the "Successor Company") shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Series B Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company (A) would have a Consolidated Net Worth equal or greater to the Consolidated Net Worth of the Company immediately prior to such transaction and (B) would be able to Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of "--Limitation on Indebtedness"; (iv) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and (v) there has been delivered to the Trustee an Opinion of Counsel to the effect that holders of Series B Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such consolidation, merger, conveyance, transfer or lease and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such consolidation, merger, conveyance, transfer or lease had not occurred.

    The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Series B Notes.

    Notwithstanding the foregoing clauses (ii) and (iii), any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company.

EVENTS OF DEFAULT

    Each of the following constitutes an Event of Default under the Indenture:
(i) a default in any payment of interest on any Note when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company to comply with its obligations under the "Merger and Consolidation" covenant described under "Certain Covenants" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under "Change of Control" above or under covenants described under "Certain Covenants" above (in each case, other than a failure to purchase Notes which shall constitute an Event of Default under clause (ii) above), other than "Merger and Consolidation," (v) the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) Indebtedness of the Company or any Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $250,000 and such default shall not have been cured or such acceleration rescinded after a 10-day period, (vii) certain events of bankruptcy, insolvency or reorganization of the Company or any Subsidiary (the "bankruptcy provisions"), (viii) any judgment or decree for the payment of money in excess of $250,000 (to the extent not covered by insurance) is rendered against the Company or a Subsidiary and such judgment or decree shall remain unsatisfied, undischarged or unstayed for a period of 60 days after such judgment becomes final and non-appealable (the "judgment default provision"),
(ix) any Subsidiary Guarantee by a Subsidiary Guarantor ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee and such Default continues for 10 days, (x) an event of default under, or if none specified therein, a failure to comply with any provision of the Collateral Documents and the continuance of such event of default or failure to comply, as the case may be, for a period of 30 days after written notice is given by the Trustee to the Company or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, provided that if such event of default or failure to comply, as the case may be, adversely affects (1) any Collateral with an aggregate book value of $100,000, (2) the priority or perfection of the security interests purported to be created with respect to any portion of the Collateral with an aggregate book value of $100,000 or (3) the rights and remedies of the Trustee or the respective secured creditors in respect of any portion of the Collateral with an aggregate book value of $100,000, then the event of default or failure, as the case may be, need only continue for a period of 10 days after written notice is given by the Trustee to the Company or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes. However, a default under clause (iv) or (v) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clause (iv) or (v) after receipt of such notice.

    If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of all outstanding series of Notes, voting as a single class, by notice to the Company may declare to be immediately due and payable, the principal amount thereof of all the Notes then outstanding plus accrued interest on the Notes to the date of acceleration. Upon such a declaration, such principal and premium and accrued and unpaid interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

    Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Series B Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

    The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as its board of directors, a committee of its board of directors or a committee of its Trust officers in good faith determines that withholding notice is in the interests of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults.

AMENDMENTS AND WAIVERS

    Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the stated rate of or extend the stated time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed as described under "Optional Redemption" above,
(v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any holder to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes or
(vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

    Without the consent of any holder, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company under the Indenture (provided that there has been delivered to the Trustee an Opinion of Counsel to the effect that holders of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such assumption and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such assumption had not occurred), to provide for uncertificated Series B Notes in addition to or in place of certificated Series B Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163 (f) (2)
(B) of the Code), to add further Guarantees with respect to the Series B Notes, to secure the Series B Notes with additional collateral, to add to the covenants of the Company for the benefit of the holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

    The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

    The Company at any time may terminate all its obligations under the Series B Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Series B Notes, to replace mutilated, destroyed, lost or stolen Series B Notes and to maintain a registrar and paying agent in respect of the Series B Notes. The Company at any time may terminate its obligations under covenants described under "Certain Covenants" (other than "Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries, the judgment default provision and the Subsidiary Guaranty provision described under "Events of Default" above and the limitations contained in clauses (iii) and (iv) under "Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

    The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Series B Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Series B Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Subsidiaries), (viii) or (ix) under "Events of Default" above or because of the failure of the Company to comply with clause (iii) or
(iv) under "Certain Covenants--Merger and Consolidation" above. If the Company exercises either defeasance option, the Trustee shall release all Collateral.

    In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Series B Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Series B Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

SATISFACTION AND DISCHARGE OF THE INDENTURE

    The Indenture ceases to be of further effect (except as otherwise expressly provided for in the Indenture) when either (i) all outstanding Notes have been delivered (other than lost, stolen or destroyed Series B Notes which have been replaced) to the Trustee for cancellation or (ii) all outstanding Series B Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption pursuant to the terms of the Indenture and the Company has irrevocably deposited with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Series B Notes, including interest thereon (other than lost, stolen, mutilated or destroyed Series B Notes which have been replaced), and, in either case, the Company has paid all other sums payable under the Indenture. The Trustee is required to acknowledge satisfaction and discharge of the Indenture on demand of the Company accompanied by an Officer's Certificate and an Opinion of Counsel at the cost and expense of the Company.

TRANSFER AND EXCHANGE

    Upon any transfer of a Series B Note, the Registrar may require a holder of Series B Notes, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Series B Notes selected for redemption nor is the Registrar required to transfer or exchange any Series B Notes for a period of 15 days before a selection of Series B Notes to be redeemed. The registered holder of a Series B Note may be treated as the owner of it for all purposes.

CONCERNING THE TRUSTEE

    United States Trust Company of New York is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Series B Notes.

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim a security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture) it must eliminate such conflict or resign.

    The holders of a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Indenture provides that in case an Event of Default shall occur (which shall not be cured) the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Notes issued thereunder unless they shall have offered to the Trustee security and indemnity satisfactory to it.

GOVERNING LAW

    The Indenture provides that it and the Series B Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

    "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Permitted Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company; (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company; or (iv) Permitted Investments of the type and in the amounts described in clause (viii) of the definition thereof; PROVIDED, HOWEVER, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Permitted Business.

    "Affiliate" of any specified person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Asset Disposition" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of (or any other equity interests in) a Restricted Subsidiary (other than directors' qualifying shares) or of any other property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly-Owned Subsidiary, (ii) a disposition of inventory in the ordinary course of business, (iii) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business, (iv) dispositions of property for net proceeds which, when taken collectively with the net proceeds of any other such dispositions under this clause (iv) that were consummated since the beginning of the calendar year in which such disposition is consummated, do not exceed $100,000, and (v) transactions permitted under "Certain Covenants--Merger and Consolidation" above.

    "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

    "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the product of the numbers of years (rounded upwards to the nearest month) from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

    "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

    "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality thereof, (iii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, (iv) repurchase obligations for underlying securities of the types described in clauses (ii) and
(iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper rated A-1 or the equivalent thereof by Moody's or S&P and in each case maturing within one year after the date of acquisition, (vi) investment funds investing 95% of their assets in securities of the types described in clauses (i)-(v) above, (vii) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable form either Moody's or S&P and (viii) Indebtedness or Preferred Stock issued by Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's.

    "Change of Control" means (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Subsidiaries; or (ii) a majority of the Board of Directors of the Company or of any direct or indirect holding company thereof shall consist of Persons who are not Continuing Directors of the Company; or (iii) the acquisition by any Person or group of related Persons (other than the Controlling Group) for purposes of Section 13(d) of the Exchange Act, of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company or of any direct or indirect holding company thereof.

    "Collateral Documents" means the Security Agreements, the Pledge Agreements, the Mortgages, the Patent and Trademark Assignments and any other agreements creating a lien in favor of the Trustee securing the Notes.

    "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

    "Consolidated Cash Flow" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense, (v) exchange or translation losses on foreign currencies, and (vi) all other non-cash items reducing Consolidated Net Income (excluding any non-cash item to the extent it represents an accrual of or reserve for cash disbursements for any subsequent period prior to the Stated Maturity of the Notes) and less, to the extent added in calculating Consolidated Net Income, (x) exchange or translation gains on foreign currencies and (y) non-cash items (excluding such non-cash items to the extent they represent an accrual for cash receipts reasonably expected to be received prior to the Stated Maturity of the Notes), in each case for such period. Notwithstanding the foregoing, the income tax expense, depreciation expense and amortization expense of a Subsidiary of the Company shall be included in Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

    "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated Cash Flow for the period of the most recent two consecutive fiscal quarters ending prior to the date of such determination and as to which financial statements are available to (ii) Consolidated Interest Expense for such two fiscal quarters; PROVIDED, HOWEVER, that (1) if the Company or any of its Restricted Subsidiaries has Incurred any Indebtedness since the beginning of such period and through the date of determination of the Consolidated Coverage Ratio that remains outstanding or if the transaction giving rise to the need to calculate Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to (A) such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (provided that if such Indebtedness is Incurred under a revolving credit facility (or similar arrangement or under any predecessor revolving credit or similar arrangement) only that portion of such Indebtedness that constitutes the one year projected average balance of such Indebtedness (as determined in good faith by the Board of Directors of the Company) shall be deemed outstanding for purposes of this calculation), and (B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period any Indebtedness of the Company or any of its Restricted Subsidiaries has been repaid, repurchased, defeased or otherwise discharged (other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and the underlying commitment terminated and has not been replaced), Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Indebtedness had been repaid, repurchased, defeased or otherwise discharged on the first day of such period,
(3) if since the beginning of such period the Company or any of its Restricted Subsidiaries shall have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition, Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated Cash Flow (if negative) attributable thereto for such period, and Consolidated Interest Expense for such period shall be (i) reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of the Company or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary of the Company is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale) and (ii) increased by interest income attributable to the assets which are the subject of such Asset Disposition for such period, (4) if since the beginning of such period the Company or any of its Restricted Subsidiaries (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary of the Company (or any Person which becomes a Restricted Subsidiary of the Company as a result thereof) or an acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder which constitutes all or substantially all of an operating unit of a business, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the Company or was merged with or into the Company or any Restricted Subsidiary of the Company since the beginning of such period) shall have made any Asset Disposition, Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary of the Company during such period, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

    "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Restricted Subsidiaries determined in accordance with GAAP, PLUS, to the extent not included in such interest expense (i) interest expense attributable to Capitalized Lease Obligations, (ii) amortization of

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debt discount, (iii) capitalized interest, (iv) non-cash interest expense, (v)
commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (vii) net payments (whether positive or negative) pursuant to Interest Rate Agreements, (viii) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust and (ix) cash and Disqualified Stock dividends in respect of all Preferred Stock of Subsidiaries and Disqualified Stock of the Company held by Persons other than the Company or a Wholly-Owned Subsidiary and less (a) to the extent included in such interest expense, the amortization of capitalized debt issuance costs and (b) interest income. Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary of the Company, that was not a Wholly-Owned Subsidiary, shall be included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

    "Consolidated Net Income" means, for any period, the consolidated net income
(loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any Person acquired by the Company or any of its Restricted Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition, (ii) any net income of any Restricted Subsidiary of the Company if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company (other than restrictions in effect on the Issue Date with respect to a Restricted Subsidiary of the Company and other than restrictions that are created or exist in compliance with the "Limitation on Restrictions on Distributions from Restricted Subsidiaries" covenant), (iii) any gain or loss realized upon the sale or other disposition of any assets of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person, (iv) any extraordinary gain or loss, (v) the cumulative effect of a change in accounting principles, (vi) the net income of any Person, other than a Restricted Subsidiary, except to the extent of the lesser of (A) cash dividends or distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person and (B) the net income of such Person (but in no event less than zero), and the net loss of such Person (other than an Unrestricted Subsidiary) shall be included only to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person and (vii) any non-cash expenses attributable to grants or exercises of employee stock options.

    "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending prior to the taking of any action for the purpose of which the determination is being made and for which financial statements are available (but in no event ending more than 135 days prior to the taking of such action), as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

    "Continuing Director" of any Person means, as of the date of determination, any Person who (i) was a member of the Board of Directors of such Person on the date of the Indenture; (ii) was nominated for election or elected to the Board of Directors of such Person with the affirmative vote of a majority of the Continuing Directors of such Person who were members of such Board of Directors at the time of such nomination or election; or (iii) was nominated or elected to the Board of Directors in accordance with the provisions of the Stockholders Agreement dated as of September 25, 1996, as amended by the First Amendment to the Stockholders Agreement dated as of August 29, 1997, as such agreement may be further amended or supplemented from time to time.

    "Controlling Group" means Gerard Joyce, Thomas Pugliese or any Related
Party.

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
    "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Stated Maturity of the Notes, or (ii) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or (b) any Capital Stock referred to in (i) above, in each case at any time prior to the Stated Maturity of the Notes.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

    "Existing Indebtedness" means Indebtedness of the Company or its Restricted Subsidiaries in existence on the Issue Date, plus interest accrued thereon, after application of the net proceeds of the sale of the Units as described in this Prospectus.

    "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Incur" means issue, assume, guarantee, incur or otherwise become liable for; PROVIDED, HOWEVER, that any indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

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    "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money, (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii) and (v) ) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit, (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except trade payables and accrued expenses Incurred in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, (v) all Capitalized Lease Obligations and all Attributable Indebtedness of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, (vii) all Indebtedness of other Persons to the extent Guaranteed by such Person, (viii) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of the Company, any Preferred Stock of such Restricted Subsidiary to the extent such obligation arises on or before the Stated Maturity of the Notes (but excluding, in each case, accrued dividends) with the amount of Indebtedness represented by such Disqualified Stock or Preferred Stock, as the case may be, being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price; PROVIDED, HOWEVER, that, for purposes hereof the "maximum fixed repurchase price" of any Disqualified Stock or Preferred Stock, as the case may be, which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as the case may be, as if such Disqualified Stock or Preferred Stock, as the case may be, were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based on the fair market value of such Disqualified Stock or Preferred Stock, as the case may be, such fair market value shall be determined in good faith by the Board of Directors of the Company and (ix) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. Unless specifically set forth above, the amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations as described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability of such Person, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations described above at such date.

    "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

    "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts payable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such

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Restricted Subsidiary is designated an Unrestricted Subsidiary; PROVIDED,
HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to
(x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors and evidenced by a resolution of such Board of Directors certified in an Officers' Certificate to the Trustee.

    "Issue Date" means the date on which the Notes are originally issued.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

    "Moody's" means Moody's Investors Service, Inc.

    "NGN Displays" means the Company's out-of-home electronic billboards which display video-based information, entertainment and advertising.

    "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets subject to such Asset Disposition) therefrom in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition, PROVIDED HOWEVER, that upon any reduction in such reserves (other than to the extent resulting from payments of the respective reserved liabilities), Net Available Cash shall be increased by the amount of such reduction to reserves, and retained by the Company or any Restricted Subsidiary of the Company after such Asset Disposition and (v) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with such Asset Disposition) PROVIDED, HOWEVER, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds therein released to the Company or any Restricted Subsidiary.

    "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

    "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor, general partner or otherwise) and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

    "Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, any Vice-President, the Treasurer or the Secretary of the Company.

    "Officer's Certificate" shall mean a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive, financial or accounting officer of the Company.

    "Opinion of Counsel" means a written opinion, in form and substance acceptable to the Trustee, from legal counsel who is acceptable to the Trustee.

    "Paying Agent" means United States Trust Company of New York, as paying agent under the Indenture, or any successor thereto appointed pursuant to the Indenture.

    "Permitted Business" means any business which is the same as or related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the date of the Indenture, as reasonably determined by the Company's Board of Directors.

    "Permitted Investment" means an Investment by the Company or any of its Restricted Subsidiaries in (i) a Wholly-Owned Subsidiary of the Company; PROVIDED, HOWEVER, that the primary business of such Wholly-Owned Subsidiary is a Permitted Business; (ii) another Person if as a result of such Investment such other Person becomes a Wholly-Owned Subsidiary of the Company or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Wholly-Owned Subsidiary of the Company; PROVIDED, HOWEVER, that in each case such Person's primary business is a Permitted Business; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any of its Restricted Subsidiaries, created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary in an aggregate amount outstanding at any one time not to exceed $100,000; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any of its Restricted Subsidiaries or in satisfaction of judgments or claims; (viii) a Person engaged in a Permitted Business or a loan or advance to the Company the proceeds of which are used solely to make an investment in a Person engaged in a Permitted Business or a Guarantee by the Company of Indebtedness of any Person in which such Investment has been made; PROVIDED, HOWEVER, that no Permitted Investments may be made pursuant to this clause (viii) to the extent the amount thereof would, when taken together with all other Permitted Investments made pursuant to this clause (viii), exceed $1 million in the aggregate (plus, to the extent not previously reinvested, any return of capital realized on Permitted Investments made pursuant to this clause (viii), or any release or other cancellation of any Guarantee constituting such Permitted Investment); PROVIDED, FURTHER, that the aggregate amount of Permitted Investments made pursuant to this clause (viii) that are not Investments in a joint venture, partnership or similar arrangement in the out of home advertising industry shall not exceed $250,000; (ix) Persons to the extent such Investment is received by the Company or any Restricted Subsidiary as consideration for asset dispositions effected in compliance with the covenant described under "Limitations on Sales of Assets and Subsidiary Stock"; (x) prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Restricted Subsidiaries; and (xi) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations.

    "Permitted Liens" means: (i) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due from the Company or any Restricted Subsidiary or being contested in good faith by appropriate proceedings by the Company or any Restricted Subsidiary, as the case may be, or other Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary, as the case may be, will then be prosecuting an appeal or other proceedings for review; (ii) Liens for property taxes or other taxes, assessments or governmental charges of the Company or any Restricted Subsidiary not yet due or payable or subject to penalties for nonpayment or which are being contested by the Company or such Restricted Subsidiary, as the case may be, in good faith by appropriate proceedings; (iii) Liens in favor of issuers of performance bonds and surety bonds issued pursuant to clause (vi) under "--Certain Covenants--Limitation on Indebtedness"; (iv) survey exceptions, encumbrances, easements or, reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes or zoning or other restrictions as to the use of real property of the Company or any Restricted Subsidiary incidental to the ordinary course of conduct of the business of the Company or such Restricted Subsidiary or as to the ownership of properties of the Company or any Restricted Subsidiary, which, in either case, were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or any Restricted Subsidiary; (v) Liens outstanding immediately after the Issue Date as set forth in a schedule to the Indenture; (vi) Liens on property, assets or shares of stock of any Restricted Subsidiary at the time such Restricted Subsidiary became a Subsidiary of the Company; PROVIDED, HOWEVER, that (A) if any such Lien has been Incurred in anticipation of such transaction, such property, assets or shares of stock subject to such Lien will have a fair market value at the date of the acquisition thereof not in excess of the lesser of (1) the aggregate purchase price paid or owed by the Company in connection with the acquisition of such Restricted Subsidiary and (2) the fair market value of all property and assets of such Restricted Subsidiary and (B) any such Lien will not extend to any other assets owned by the Company or any Restricted Subsidiary;
(vii) Liens on property or assets at the time the Company or any Restricted Subsidiary acquired such assets, including any acquisition by means of a merger or consolidation with or into the Company or such Restricted Subsidiary; PROVIDED, HOWEVER, that (A) if any such Lien is Incurred in anticipation of such transaction, such property or assets subject to such Lien will have a fair market value at the date of the acquisition thereof not in excess of the lesser of (1) the aggregate purchase price paid or owed by the Company or such Restricted Subsidiary in connection with the acquisition thereof and of any other property and assets acquired simultaneously therewith and (2) the fair market value of all such property and assets acquired by the Company or such Restricted Subsidiary and (B) any such Lien will not extend to any other property or assets owned by the Company or any Restricted Subsidiary; (viii) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Wholly Owned Subsidiary; (ix) Liens to secure any extension, renewal, refinancing, replacement or refunding (or successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in any of clauses (v),
(vi) and (vii); PROVIDED, HOWEVER, that any such Lien will be limited to all or part of the same property or assets that secured the original Lien (plus improvements on such property) and the aggregate principal amount of Indebtedness that is secured by such Lien will not be increased to an amount greater than the sum of (A) the outstanding principal amount, or, if greater, the committed amount, of the Indebtedness described under clauses (v), (vi) and
(vii) at the time the original Lien became a Permitted Lien under the Indenture and (B) an amount necessary to pay any premiums, fees and other expenses Incurred by the Company in connection with such refinancing, refunding, extension, renewal or replacement; (x) Liens on property or assets of the Company securing Interest Rate Agreements and Currency Agreements so long as the related Indebtedness is, and is permitted under "--Certain Covenants--Limitation on Indebtedness", secured by a Lien on the same property securing the relevant Interest Rate Agreement or Currency Agreement; (xi) Liens on property or assets of the Company or any Restricted Subsidiary securing Indebtedness (1) under purchase money obligation or Capital Lease Obligations permitted under "--Limitation on Indebtedness" or
(2) under Sale/Leaseback Transactions permitted under "--Limitation on Sale/Leaseback Transactions"; PROVIDED, that (A) the amount of Indebtedness Incurred in any specific case does not, at the time such Indebtedness is Incurred, exceed the lesser of the cost or fair market value of the property or asset acquired or constructed in connection with such purchase money obligation or Capital Lease Obligation or subject to such Sale/Leaseback Transaction, as the case may be, (B) such Lien will attach to such property or asset upon acquisition of such property or asset and or upon commencement of such Sale/Leaseback Transaction, as the case may be, and (C) no property or asset of the Company or any Restricted Subsidiary (other than the property or asset acquired or contracted in connection with such purchase money Obligation or Capital Lease obligation or subject to such Sale/Leaseback Transaction, as the case may be) are subject to any Lien securing such Indebtedness; (xii) Liens granted to the Trustee on the assets of the Company securing the Company's obligations under the Indenture; (xiii) Liens granted to the Trustee on the assets of the Subsidiary Guarantors securing the Subsidiary Guarantors' Obligations under the Guarantees; and (xiv) Liens on Receivables granted by the Company and the Subsidiary Guarantors which secures Indebtedness to the extent such Indebtedness is incurred pursuant to clause (i) of paragraph (b) under the "Limitation on Indebtedness" covenant.

    "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

    "Pledged Equipment" means that certain equipment pledged pursuant to (i) the Security Agreement dated as of January 1, 1997 between the Company and Adams Outdoor Advertising, LLC and (ii) the Security Agreement dated as of August 18, 1997 between Morris Communications, Inc. and the Company.

    "Pledged Equipment Notes" means those notes issued by the Company evidencing the Company's obligations to the Pledged Equipment Sellers.

    "Pledged Equipment Sellers" means Adams Outdoor Advertising, LLC and Morris Communications, Inc.

    "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

    "Receivables" means any "account" as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now or hereafter owned by the Company or any Restricted Subsidiary and, in any event, shall include, but shall not be limited to, all of the Company's or any Restricted Subsidiary's rights to payment for goods sold or leased or services performed by the Company or any Restricted Subsidiary, whether now in existence or arising from time to time hereafter, including, without limitation, rights evidenced by an account, note, contract, security agreement, chattel paper, or other evidence of indebtedness or security, together with (a) all security pledged, assigned, hypothecated or granted to or held by the Company or any Restricted Subsidiary to secure the foregoing, (b) all of the Company's or any Restricted Subsidiary's right, title and interest in and to any goods, the sale of which gave rise thereto, (c) all guarantees, endorsements and indemnifications on, or of, any of the foregoing, (d) all powers of attorney for the execution of any evidence of indebtedness or security or other writing in connection therewith, (e) all books, records, ledger cards, and invoices related thereto, (f) all evidences of the filing of financing statements and other statements and the registration of other instruments in connection therewith and amendments thereto, notices to other creditors or secured parties, and certificates from filing or other registration officers, (g) all credit information, reports and memoranda relating thereto and (h) all other writings related in any way to the foregoing.

    "Refinancing Indebtedness" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; PROVIDED, HOWEVER, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the earlier of (A) the first anniversary of the Stated Maturity of the Notes and (B) Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the lesser of (A) the Average Life of the Notes and (B) the Average Life of the Indebtedness being refinanced and (iii) the Refinancing Indebtedness is in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to (or 101% of, in the case of a refinancing of the Notes in connection with a Change of Control) or less than the sum of the aggregate principal amount (or if issued with original issue discount, the accreted value) then outstanding of the Indebtedness being refinanced.

    "Registrar" means United States Trust Company of New York, as registrar under the Indenture, or any successor thereto appointed pursuant to the Indenture.

    "Related Party" means (A) the spouse or immediate family member of either Gerard Joyce or Thomas Pugliese or (B) any trust, corporation, partnership or other entity, the beneficiaries, shareholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of either Gerard Joyce or Thomas Pugliese and/or such other Persons referred to in the immediately preceding clause (A).

    "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

    "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

    "S&P" means Standard and Poor's Ratings Group.

    "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision.

    "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

    "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Company.

    "Subsidiary Guarantee" means the Guarantee of the Notes by a Subsidiary Guarantor.

    "Subsidiary Guarantor" means each Subsidiary of the Company (other than Unrestricted Subsidiaries) created or acquired by the Company after the Issue Date.

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    "Temporary Cash Investments" means any of the following: (i) any Investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,
(ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital surplus and undivided profits aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long-term debt, or whose parent holding company's long-term debt, is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause
(ii) above, (iv) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P,
(v) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's and
(vi) Investments in mutual funds whose investment guidelines restrict such funds' investments to those satisfying the provisions of clauses (i) through (v) above.

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED, HOWEVER, that each Subsidiary to be so designated and each of its Subsidiaries has not at the time of such designation, and does not thereafter create, Incur, issue, assume, guarantee or otherwise becomes liable with respect to any Indebtedness other than Non-Recourse Indebtedness and either (A) the Subsidiary to be so designated has total consolidated assets of $10,000 or less or (B) if such Subsidiary has consolidated assets greater than $10,000, then such designation would be permitted under "Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary subject to the limitations contained in "Limitation on Designations of Unrestricted Subsidiaries."

    "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

    "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

    "Working Capital Facility" means any credit facility entered into during the term of the Notes providing for working capital financing for the Company and its Restricted Subsidiaries.

    "Wholly-Owned Subsidiary" means a Restricted Subsidiary of the Company, at least 99% of the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion (including the opinion of counsel described below) is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The Company recommends that each holder consult such holder's own tax adviser as to the particular tax consequences of exchanging such holder's Series A Notes for Series B Notes, including the applicability and effect of any state, local or foreign tax laws.

    Cooperman Levitt Winikoff Lester & Newman, P.C., counsel to the Company, has advised the Company that in its opinion, the exchange of the Series A Notes for Series B Notes pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes because the Series B Notes should not be considered to differ materially in kind or extent from the Series A Notes. Rather, the Series B Notes received by a holder should be treated as a continuation of the Series A Notes in the hands of such holder. As a result, there should be no federal income tax consequences to holders exchanging Series A Notes for Series B Notes pursuant to the Exchange Offer.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    The Series A Notes were originally sold by the Company on February 18, 1998 to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently resold the Series A Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. As a condition to the Purchase Agreement, the Company and the Initial Purchaser entered into the Registration Rights Agreement pursuant to which the Company agreed, for the benefit of the holders of the Series A Notes, that the Company will, at its own expense, (i) file no later than the 45th day after the issue date of the Series A Notes (the "Issue Date") an Exchange Offer Registration Statement with the Commission with respect to the Exchange Offer for Series B Notes of the Company, which will have terms substantially identical in all material respects to the Series A Notes (except that the Series B Notes will not contain terms with respect to transfer restrictions as described herein), (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective by the Commission under the Securities Act no later than the 150th day after the Issue Date and (iii) use its best efforts to cause such Exchange Offer Registration Statement to remain effective until the closing of the Exchange Offer and (iv) use its best efforts to consummate the Exchange Offer no later than 180 days after the Issue Date. Upon the Exchange Offer Registration Statement being declared effective, the Company will commence the Exchange Offer. The Company will keep the Exchange Offer open for not less than 30 business days (or longer if required by applicable law) after the date that notice of the Exchange Offer is mailed to the holders of the Series A Notes. For each Series A Note surrendered to the Company pursuant to the Exchange Offer, the holder who surrendered such Series A Note will receive a Series B Note having a principal amount equal to that of the surrendered Series A Note. Interest on each Series B Note will accrue from the last date on which interest was paid on the Series A Note surrendered in exchange therefor or, if no interest has been paid on such Series A Note, from the Series A Note Issue Date. Under existing interpretations of the staff to the Commission contained in several no-action letters to third parties, the Series B Notes would generally be freely transferable by holders thereof other than affiliates of the Company after the Exchange Offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of Series B Notes, as set forth below). In

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
addition, in connection with any resales of the Series B Notes, any broker-dealer (a "Participating Broker-Dealer") which acquired the Series B Notes for its own account as a result of market making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Series B Notes (other than a resale of an unsold allotment from the original sale of the Series A Notes) with the prospectus contained in the Exchange Offer Registration Statement. The Company has agreed for a period of 180 days after consummation of the Exchange Offer to make available a prospectus meeting requirements of the Securities Act to Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of such Series B Notes.

    Each holder of the Series A Notes (other than certain specified holders) who wishes to exchange Series A Notes for Series B Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Series B Notes to be received by it will be acquired in the ordinary course of its business, (ii) at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Series B Notes,
(iii) it is not an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company and (iv) it is not acting on behalf of any person who could not truthfully make the foregoing representations.

    In the event that (i) any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, (ii) for any other reason the Exchange Offer is not consummated within 180 days after the Issue Date, (iii) under certain circumstances upon the request of the Initial Purchaser or (iv) any holder of Series A Notes (other than the Initial Purchaser) who is not eligible to participate in the Exchange Offer, the Company will, at its expense, (a) as promptly as reasonably practicable file a Shelf Registration Statement relating to the offer and sale of the then outstanding Series A Notes, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by the 180th day after the Issue Date (or promptly in the event of a request by the Initial Purchaser pursuant to clause (iii) above) and (c) use its best efforts to keep effective the Shelf Registration Statement until the earlier of two years from the Issue Date (or one year from the date the Shelf Registration Statement is declared effective if such Shelf Registration Statement is filed upon the request of the Initial Purchaser pursuant to clause (iii) above) or such shorter period which will terminate when all of the Series A Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or when all the Series A Notes become eligible for resale pursuant to Rule 144 under the Securities Act without volume restrictions (the "Effectiveness Period"). The Company, will, in the event of the filing of the Shelf Registration Statement, provide to each holder of the Series A Notes copies of the Prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Series A Notes. A holder of Series A Notes that sells its Series A Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations thereunder).

    If the Company fails to comply with the above provisions or if such registration statement fails to become effective, then, as liquidated damages, additional interest (the "Additional Interest") shall become payable with respect to the Series A Notes as follows:

        (i) if the Exchange Offer Registration Statement or Shelf Registration Statement is not filed within 45 days following the Issue Date, Additional Interest shall accrue on the Series A Notes over and above the stated interest at a rate of 0.50% per annum for the first 30 days commencing on the

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
    46th day after the Issue Date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 30-day period; or

        (ii) if the Exchange Offer Registration Statement or Shelf Registration Statement is not declared effective within 150 days following the Issue Date, Additional Interest shall accrue on the Series A Notes over and above the stated interest at a rate of 0.50% per annum for the first 90 days commencing on the 151st day after the Issue Date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 30-day period; or

       (iii) if (A) the Company has not exchanged all Series A Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to 180 days after the Issue Date or (B) the Exchange Offer Registration Statement ceases to be effective at any time prior to the time that the Exchange Offer is consummated or (C) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of the Issue Date (unless all the Notes have been sold thereunder), then Additional Interest shall accrue on the Series A Notes over and above the stated interest at a rate of 0.50% per annum for the first 30 days commencing on
    (x) the 181st day after the Issue Date with respect to the Series A Notes validly tendered and not exchanged by the Company, in the case of (A) above, or (y) the day the Exchange Offer Registration ceases to be effective or usable for its intended purpose in the case of (B) above, or (z) the day such Shelf Registration Statement ceases to be effective in the case of (C) above, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 30-day period; PROVIDED HOWEVER, that the Additional Interest rate on the Series A Notes may not exceed in the aggregate 2.0% per annum; and PROVIDED FURTHER, that (1) upon the filing of the Exchange Offer Registration Statement or Shelf Registration Statement (in the case of clause (i) above, (2) upon the effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement (in the case of
    (ii) above), or (3) upon the exchange of Series B Notes for all Series A Notes tendered (in the case of clause (iii)(a) above), or upon the effectiveness of the Exchange Offer Registration Statement which had ceased to remain effective in the case of clause (iii)(B) above, or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii)(C) above), Additional Interest on the Series A Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

    Any amounts of Additional Interest due pursuant to clauses (i), (ii) or
(iii) above will be payable and will be determined by multiplying the applicable Additional Interest rate by the principal amount of the Series A Notes multiplied by a fraction, the numerator of which is the number of days such Additional Interest rate was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months), and the denominator of which is 360.

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which will be made available upon request to the Company.

    Following the consummation of the Exchange Offer, holders of Series A Notes who were eligible to participate in the Exchange Offer but who did not tender their Series A Notes will not have any further registration rights and such Series A Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Series A Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Series A Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Series B Notes in exchange for each $1,000 principal amount of outstanding Series A Notes accepted in the Exchange Offer. Holders may tender some or all of their Series A Notes pursuant to the Exchange Offer. However, Series A Notes may be tendered only in integral multiples of $1,000.

    The form and terms of the Series B Notes are the same as the form and terms of the Series A Notes except that (i) the Series B Notes bear a "Series B" designation and a different CUSIP Number from the Series A Notes, (ii) the Series B Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the Series B Notes will not be entitled to certain rights under the Registration Rights Agreement, which rights will terminate when the exchange Offer is terminated. The Series B Notes will evidence the same debt as the Series A Notes and will be entitled to the benefits of the New Notes Indenture.

    As of the date of this Prospectus, $45,000,000 aggregate principal amount of Series A Notes were outstanding. The Company has fixed the close of business on
           , 1998 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

    Holders of Series A Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

    The Company shall be deemed to have accepted validly tendered Series A Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Series B Notes from the Company.

    If any tendered Series A Notes are not accepted for exchange because of an invalid tender, the occurence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Series A Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders who tender Series A Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Series A Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses" below.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
            , 1998 unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Notwithstanding the
foregoing, the Company will not extend the Expiration Date beyond            ,
1998.

    In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    The Company reserves the right, in its sole discretion, (i) to delay accepting any Series A Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension

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
or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE SERIES B NOTES

    The Series B Notes will bear interest from their date of issuance. Holders of Series A Notes that are accepted for exchange will receive, in cash or additional Series B Notes, at the option of the Company, accrued interest thereon to, but not including, the date of issuance of the Series B Notes. Such interest will be paid with the first interest payment on the Series B Notes on August 1, 1998. Interest on the Series A Notes accepted for exchange will cease to accrue upon issuance of the Series B Notes.

PROCEDURES FOR TENDERING

    Only a holder of Series A Notes may tender such Series A Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Series A Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Series A Notes, Letter of Transmittal and other required documents must be completed and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Series A Notes may be made by book-entry transfer in accordance with the procedures described below. Conformation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

    By executing the Letter of Transmittal, each holder will make to the Company the representations set forth above in the second paragraph under the heading "--Purpose and Effect of the Exchange Offer."

    The tender by a holder and the acceptance thereof by the Company will constitute the agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    THE METHOD OF DELIVERY OF SERIES A NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR SERIES A NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

    Any beneficial owner whose Series A Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Series A Notes tendered pursuant

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
thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered holder of any Series A Notes listed there, such Series A Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Series A Notes with the signature thereon guaranteed by an Eligible Institution.

    If the Letter of Transmittal or any Series A Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Series A Notes at the book-entry transfer facility. The Depository Trust Company (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Series A Notes by causing such Book-Entry Transfer Facility to transfer such Series A Notes into the Exchange Agent's account with respect to the Series A Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Series A Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Series A Notes and withdrawal of tendered Series A Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Series A Notes not properly tendered or any Series A Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Series A Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Series A Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Series A Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Series A Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration date.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Series A Notes and (i) whose Series A Notes are not immediately available, (ii) who cannot deliver their Series A Notes, the Letter of Transmittal or any other required

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
documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

        (a) the tender is made through an Eligible Institution;

        (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Series A Notes and the principal amount of Series A Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Series A Notes (or a confirmation of book-entry transfer of such Series A Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

        (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Series A Notes in proper form for transfer (or a confirmation of book-entry transfer of such Series A Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon five New York Stock Exchange trading days after the Expiration Date.

    Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Series A Notes according to the guaranteed delivery procedures set forth below.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Series A Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

    To withdraw a tender of Series A Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Series A Notes to be withdrawn (the "Depositor"), (ii) identify the Series A Notes to be withdrawn (including certificate number(s) and principal amount of such Series A Notes, or, in the case of Series A Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited),
(iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Series A Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Series A Notes register the transfer of such Series A Notes into the name of the person withdrawing the tender and (iv) specify the name in which any Series A Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Series A Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Series B Notes will be issued with respect thereto unless the Series A Notes so withdrawn are validly retendered. Any Series A Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Series A Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

    Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Series B Notes for, any Series A Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Series A Notes, if:

        (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company; or

        (b) any law, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

        (c) any governmental approval has not been obtained, which approval the Company shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer and contemplated hereby.

    If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Series A Notes and return all tendered Series A Notes to the tendering holders, (ii) extend the Exchange Offer an retain all Series A Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Series A Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Series A Notes which have not been withdrawn.

EXCHANGE AGENT

    United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer, Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

    United States Trust Company of New York
    114 West 47th Street
    New York, NY 10036-1532
    Attn: Reorg

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

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
    The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses includes fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

    The Series B Notes will be recorded at the same carrying value as the Series A Notes, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses related to the issuance of the Notes and of the Exchange Offer will be amortized over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

    The Series A Notes that are not exchanged for Series B Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Series A Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Series A Notes are eligible for resale pursuant to Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonable acceptable to the Company),
(iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE SERIES B NOTES

    With respect to resales of Series B Notes, based on no-action letters issued by the staff of the Commission to third parties, the Company believes that a holder or other person who receives Series B Notes, whether or not such person is the holder (other than a person that is an "Affiliate" of the Company within the meaning of Rule 405 under the Securities Act), who receives Series B Notes in exchange for Series A Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Series B Notes, will be allowed to resell the Series B Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Series B Notes a prospectus that satisfies the requirements of
Section 10 of the Securities Act. However, if any holder acquires Series B Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Series B Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Series B Notes for its own account in exchange for Series A Notes, where such Series A Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes.

    As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the Series B Notes are to be acquired by the holder or the person receiving such Series B Notes, whether or not such person is the holder, in the ordinary course of business, (ii) that at the time of the consummation of the understanding with any person to participate in the distribution of the Series B Notes in violation of the provisions of the Securities Act, (iii) that such holder is not an "Affiliate" (as defined) of the Company within the meaning of the Securities Act and (iv) that such holder is not acting on behalf of any person who could not truthfully make the foregoing representations. As indicated above, each Participating Broker-Dealer that receives a Series B Note for its own account in exchange for Series A Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. For a description of the procedures for such resales by Participating Broker-Dealers, See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

    Each Participating Broker-Dealer that receives Series B Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such Series B Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Series B Notes received in exchange for Series A Notes where such Series A Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the date of this Prospectus, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale.

    The Company will not receive any proceeds from any sales of the Series B Notes by Participating Broker-Dealers. Series B Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series B Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Series B Notes. Any Participating Broker-Dealer that resells the Series B Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Series B Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Series B Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a Prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                         BOOK-ENTRY, DELIVERY AND FORM

    Except as described in the next paragraph, the Series B Notes initially will be in the form of one or more registered global book-entry Notes, in global form, (the "Global Note"). The Global Note will be deposited on the Issue Date with, or on behalf of, DTC and registered in the name of a nominee of DTC.

    Notes (i) originally purchased by or transferred to "foreign purchasers" or Accredited Investors who are not QIBs or (ii) held by QIBs who elected to take physical delivery of their certificates instead of holding their interest through the Global Note (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") will be issued in registered form (the "Certificated Notes"). Upon the transfer to a QIB of any Certificated Note initially issued to a Non-Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or such Global Note has previously been exchanged in whole for Certificated Securities, be exchanged for an interest in such Global Note. For a description of the restrictions on the transfer of Certificated Securities and any interest in a Global Note, see "Transfer Restrictions."

GLOBAL SECURITIES

    The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the principal amount of Series B Notes of the individual beneficial interest represented by such Global Note to the respective accounts for persons who have accounts with DTC and (ii) ownership of beneficial interests in the Global Note will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons who have accounts with DTC ("participants")) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchaser, and ownership of beneficial interests in the Global Note will be limited to participants or persons who hold interests through participants. QIBs may hold their interests in the Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

    So long as DTC, or its nominee, is the registered owner or holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Series B Notes represented by the Global Note for all purposes under the Indenture. No beneficial owner of an interest in any of the Global Note will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture.

    Payments on the Global Series B Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

    The Company expects that DTC or its nominee, upon receipt of any payment in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the applicable Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Note for any reason, including to sell such note to persons in states which require physical delivery of Certificated Notes, or to pledge such securities, such holder must transfer its interest in the Global Note, in accordance with the normal procedures of DTC.

    DTC has advised the Company that it will take any action permitted to be taken by a holder of Series B Notes as the case may be, (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note are credited and only in respect of such portion of the Series B Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Note representing Series B Notes for Certificated Notes, which it will distribute to its participants and which will be legended as set forth under the heading "Transfer Restrictions."

    DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Initial Purchaser or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED SECURITIES

    If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, Certificated Notes will be issued in exchange for the Global Note.

                                 LEGAL MATTERS

    Certain legal matters with respect to the Series B Notes offered hereby will be passed upon for the Company by Cooperman Levitt Winikoff Lester & Newman, P.C., New York, New York. As of February 18, 1998 Robert L. Winikoff, a partner of Cooperman Levitt Winikoff Lester & Newman, P.C., is the beneficial owner of 1,300 shares of Series C Preferred Stock.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The audited Financial Statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Prospectus and Registration Statement have been audited by McGladrey & Pullen, LLP, independent public accountants, to the extent indicated in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon their authority as experts in accounting and auditing.

                        ADDITIONAL AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Series B Notes offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements contained in this Prospectus as to the contents of any contract, agreement or any other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit to the Registration Statement for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    The Registration Statement can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20459, and at the Commission's regional offices at Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20459, at prescribed rates. The Company is filing the Registration Statement with the Commission electronically. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of that web site is http://www.sec.gov.

    The Company intends, and is required by the terms of the Indenture as long as the Series B Notes are outstanding, to furnish the holders of the Series B Notes with annual reports containing financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited condensed financial statements for each of the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS
                               MENTUS MEDIA CORP.
                              FINANCIAL STATEMENTS
                                    CONTENTS

Independent Auditor's Report..........................................................        F-2
Balance Sheets as of December 31, 1996 and 1997.......................................        F-3
Statements of Operations for the Years Ended December 31, 1995,
  1996 and 1997.......................................................................        F-4
Statements of Changes in Stockholders' Deficit for the Years Ended
  December 31, 1995, 1996 and 1997....................................................        F-5
Statements of Cash Flows for the Years Ended December 31, 1995, 1996,
  and 1997............................................................................        F-6
Notes to Financial Statements.........................................................        F-7

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Mentus Media Corp.
Eden Prairie, Minnesota

    We have audited the accompanying balance sheets of Mentus Media Corp. as of December 31, 1996 and 1997, and the related statements of operations, changes in stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mentus Media Corp. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          McGLADREY & PULLEN, LLP

Minneapolis, Minnesota
March 2, 1998

                               MENTUS MEDIA CORP.
                                 BALANCE SHEETS

                                                                                               DECEMBER 31,
                                                                                         ------------------------
                                                                                            1996         1997
                                                                                         -----------  -----------
                                    ASSETS (NOTE 2)
Current Assets
  Cash and cash equivalents............................................................  $ 3,821,195  $ 2,789,142
  Trade accounts receivable, less allowance of $45,000 in 1997.........................      163,140      382,108
  Other current assets.................................................................      --           120,886
                                                                                         -----------  -----------
        Total current assets...........................................................    3,984,335    3,292,136
                                                                                         -----------  -----------
Equipment and Furnishings, at cost (Notes 3 and 7)
  Equipment............................................................................    2,632,909    4,719,812
  Office furniture and equipment.......................................................      209,499      381,493
  Equipment under capitalized lease....................................................      247,182      276,546
                                                                                         -----------  -----------
                                                                                           3,089,590    5,377,851
  Less accumulated depreciation........................................................      688,269    1,387,665
                                                                                         -----------  -----------
                                                                                           2,401,321    3,990,186
                                                                                         -----------  -----------
Other Assets
  Deposits.............................................................................       13,645       44,052
  Noncurrent trade accounts receivable.................................................      --            51,562
  Deferred financing costs (Note 10)...................................................      --            78,603
  Other................................................................................      --            79,109
                                                                                         -----------  -----------
                                                                                              13,645      253,326
                                                                                         -----------  -----------
                                                                                         $ 6,399,301  $ 7,535,648
                                                                                         -----------  -----------
                                                                                         -----------  -----------

                                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
  Current maturities of long-term debt.................................................  $    52,174  $    48,302
  Accounts payable.....................................................................      517,553      319,405
  Accrued expenses (Note 9)............................................................      212,599    1,663,453
                                                                                         -----------  -----------
        Total current liabilities......................................................      782,326    2,031,160
                                                                                         -----------  -----------
Noncurrent Accrued Site Lease Expense..................................................      --            92,253
                                                                                         -----------  -----------

Long-Term Debt, including capital leases, less current maturities (Notes 2 and 3)......    2,453,618    3,015,208
                                                                                         -----------  -----------

Commitments (Notes 3, 4, and 5)

Mandatory Redeemable Preferred Stock (Note 5)
  14.8% Series B, nonvoting; authorized 91,100 shares; issued and outstanding 91,059
    shares; stated at liquidation value plus accrued dividends.........................    7,304,845    8,429,915
  14.8% Series C, nonvoting; authorized 90,000 shares; issued and outstanding 75,310
    shares; stated at liquidation value plus accrued dividends.........................      --         6,057,115
                                                                                         -----------  -----------
                                                                                           7,304,845   14,487,030
                                                                                         -----------  -----------

Stockholders' Deficit (Notes 5 and 6)
  8.25% Series A cumulative preferred stock, nonvoting; authorized 20,000 shares;
    issued and outstanding 6,000 shares, stated at liquidation value, excluding
    cumulative unpaid dividends (Note 5)...............................................    3,000,000    3,000,000
  Common stock, $0.01 par value; authorized 1,000,000 shares; issued and outstanding
    266,268 shares.....................................................................        2,663        2,663
  Additional paid-in capital...........................................................    5,464,920    3,904,889
  Accumulated deficit..................................................................  (12,609,071) (18,997,555)
                                                                                         -----------  -----------
                                                                                          (4,141,488) (12,090,003)
                                                                                         -----------  -----------
                                                                                         $ 6,399,301  $ 7,535,648
                                                                                         -----------  -----------
                                                                                         -----------  -----------

                       See Notes to Financial Statements.

                               MENTUS MEDIA CORP.

                            STATEMENTS OF OPERATIONS

                                                                                YEARS ENDED DECEMBER 31,
                                                                       -------------------------------------------
                                                                           1995           1996           1997
                                                                       -------------  -------------  -------------
Revenues (Note 7):
  Advertising revenues...............................................  $    --        $    --        $   1,243,868
  Less agency commissions............................................       --             --               39,325
                                                                       -------------  -------------  -------------
    NET ADVERTISING REVENUES.........................................       --             --            1,204,543

  Network equipment and territorial rights sales.....................       --            2,688,455        137,279
  Network operating revenues.........................................       --              489,512        485,299
                                                                       -------------  -------------  -------------
    TOTAL REVENUES...................................................       --            3,177,967      1,827,121
                                                                       -------------  -------------  -------------

Costs and expenses:
  Cost of network equipment sales....................................       --            2,213,772         60,893
  Network operating expenses.........................................       --              362,889      2,799,498
  Selling expenses...................................................       --             --            1,757,523
  General and administrative expenses................................      2,103,220      2,507,134      3,428,649
                                                                       -------------  -------------  -------------
    TOTAL COSTS AND EXPENSES.........................................      2,103,220      5,083,795      8,046,563
                                                                       -------------  -------------  -------------
    OPERATING LOSS...................................................     (2,103,220)    (1,905,828)    (6,219,442)

Nonoperating income (expense):
  Interest expense...................................................       (239,859)      (231,355)      (280,806)
  Interest income....................................................          8,503         81,679        113,037
  Other expense......................................................       --             --               (1,273)
                                                                       -------------  -------------  -------------
    NET LOSS.........................................................     (2,334,576)    (2,055,504)    (6,388,484)

Preferred stock dividends............................................        247,500        540,802      1,630,836
                                                                       -------------  -------------  -------------
    NET LOSS APPLICABLE TO COMMON STOCKHOLDERS.......................  $  (2,582,076) $  (2,596,306) $  (8,019,320)
                                                                       -------------  -------------  -------------

    BASIC AND DILUTED NET LOSS PER COMMON SHARE......................  $      (11.20) $      (10.16) $      (30.12)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Weighted-average number of common shares outstanding.................        230,521        255,538        266,268
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                       See Notes to Financial Statements.

                               MENTUS MEDIA CORP.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

                                         SERIES A CUMULATIVE
                                           PREFERRED STOCK      COMMON STOCK      ADDITIONAL
                                         -------------------  -----------------    PAID-IN      ACCUMULATED
                                         SHARES    AMOUNT      SHARES   AMOUNT     CAPITAL        DEFICIT         TOTAL
                                         ------  -----------  --------  -------  ------------  -------------  -------------
Balance, December 31, 1994.............. 6,000   $ 3,000,000   219,900  $2,199   $  2,358,661  $ (8,218,991)  $  (2,858,131)
  Issuance of common stock at $40 per
    share...............................  --         --          3,750      38        149,962       --              150,000
  Issuance of common stock at $71 per
    share (Notes 2 and 6)...............  --         --         15,000     150      1,071,204       --            1,071,354
  Issuance of common stock at $91 per
    share...............................  --         --         11,042     110        999,890       --            1,000,000
  Exercise of stock options.............  --         --          1,200      12          1,188       --                1,200
  Compensation element of stock options
    granted (Note 6)....................  --         --          --       --           68,669       --               68,669
  Net loss..............................  --         --          --       --          --         (2,334,576)     (2,334,576)
                                         ------  -----------  --------  -------  ------------  -------------  -------------
Balance, December 31, 1995.............. 6,000     3,000,000   250,892   2,509      4,649,574   (10,553,567)     (2,901,484)
  Issuance of common stock at $71 per
    share (Note 2)......................  --         --          1,562      16        111,547       --              111,563
  Contribution of deferred compensation
    to additional paid-in capital and
    subsequent issuance of common stock
    (Note 4)............................  --         --         13,814     138      1,063,518       --            1,063,656
  Compensation element of stock options
    granted (Note 6)....................  --         --          --       --           70,430       --               70,430
  Accrued dividends on mandatory
    redeemable preferred stock..........  --         --          --       --         (293,302)      --             (293,302)
  Series B mandatory redeemable
    preferred stock issuance costs......  --         --          --       --         (136,847)      --             (136,847)
  Net loss..............................  --         --          --       --          --         (2,055,504)     (2,055,504)
                                         ------  -----------  --------  -------  ------------  -------------  -------------
Balance, December 31, 1996.............. 6,000     3,000,000   266,268   2,663      5,464,920   (12,609,071)     (4,141,488)
  Accrued dividends on mandatory
    redeemable preferred stock..........  --         --          --       --       (1,383,336)      --           (1,383,336)
  Series C mandatory redeemable
    preferred stock issuance costs......  --         --          --       --         (155,566)      --             (155,566)
  Compensation element of stock options
    forfeited (Note 6)..................  --         --          --       --          (21,129)      --              (21,129)
  Net loss..............................  --         --          --       --          --         (6,388,484)     (6,388,484)
                                         ------  -----------  --------  -------  ------------  -------------  -------------
Balance, December 31, 1997.............. 6,000   $ 3,000,000   266,268  $2,663   $  3,904,889  $(18,997,555)  $ (12,090,003)
                                         ------  -----------  --------  -------  ------------  -------------  -------------
                                         ------  -----------  --------  -------  ------------  -------------  -------------

                       See Notes to Financial Statements.

                               MENTUS MEDIA CORP.

                            STATEMENTS OF CASH FLOWS

                                                                                             YEARS ENDED DECEMBER 31,
                                                                                       -------------------------------------
                                                                                          1995         1996         1997
                                                                                       -----------  -----------  -----------
Cash Flows From Operating Activities
  Net loss...........................................................................  $(2,334,576) $(2,055,504) $(6,388,484)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization....................................................      191,767      211,368      713,892
    Deferred compensation............................................................      191,707      --           --
    Compensation element of stock options granted (forfeited)........................       68,669       70,430      (21,129)
    Loss on disposal of equipment and furnishings....................................      --           --             1,896
    Interest accretion on long-term debt.............................................      --           --            88,027
    Changes in assets and liabilities:
        Receivables..................................................................      --          (163,140)    (270,530)
        Other current assets.........................................................       49,191      --          (120,886)
        Accounts payable.............................................................      115,632      339,815     (198,148)
        Accrued expenses.............................................................       61,137      145,451    1,543,107
                                                                                       -----------  -----------  -----------
          Net cash used in operating activities......................................   (1,656,473)  (1,451,580)  (4,652,255)
                                                                                       -----------  -----------  -----------
Cash Flows From Investing Activities
  Purchase of equipment and furnishings..............................................      (91,756)  (2,140,886)  (1,278,775)
  Deposits and other assets..........................................................          453       (2,113)    (109,516)
                                                                                       -----------  -----------  -----------
          Net cash used in investing activities......................................      (91,303)  (2,142,999)  (1,388,291)
                                                                                       -----------  -----------  -----------
Cash Flows From Financing Activities
  Borrowings under bridge loans and long-term debt...................................      781,618      450,000      --
  Payments on bridge loans and long-term debt........................................      (17,191)    (174,936)     (56,149)
  Net decrease in short-term shareholder debt........................................       (1,096)    (126,663)     --
  Net proceeds from issuance of preferred stock......................................      --         6,374,696    5,143,245
  Net proceeds from issuance of common stock.........................................    1,222,554      --           --
  Payment received on stock subscription receivable..................................      --           500,000      --
  Deferred financing costs...........................................................      --           --           (78,603)
                                                                                       -----------  -----------  -----------
          Net cash provided by financing activities..................................    1,985,885    7,023,097    5,008,493
                                                                                       -----------  -----------  -----------
          Increase (decrease) in cash and cash equivalents...........................      238,109    3,428,518   (1,032,053)
Cash and Cash Equivalents
  Beginning..........................................................................      154,568      392,677    3,821,195
                                                                                       -----------  -----------  -----------
  Ending.............................................................................  $   392,677  $ 3,821,195  $ 2,789,142
                                                                                       -----------  -----------  -----------
                                                                                       -----------  -----------  -----------
Supplemental Cash Flow Information
  Cash payments for interest.........................................................  $   215,943  $   219,479  $   192,779
  Noncash activities:
    Equipment acquired under capital leases..........................................      100,438       73,245       29,364
    Common stock issued for stock subscription receivable............................      500,000      --           --
    Bridge loan converted to common stock............................................      500,000      111,563      --
    Bridge loan converted to Series B mandatory redeemable preferred stock...........      --           500,000      --
    Deferred compensation contributed to capital.....................................      --         1,063,656      --
    Increase in mandatory redeemable preferred stock and decrease in paid-in capital
      from accrued dividends.........................................................      --           293,302    1,383,336
    Reduction in paid-in capital from issuance costs on mandatory redeemable
      preferred stock................................................................      --           136,847      155,566
    Stockholder note converted to Series C mandatory redeemable preferred stock (Note
      5).............................................................................      --           --           500,038
    Equipment repurchased through issuance of notes payable (Note 7).................      --           --           996,514
                                                                                       -----------  -----------  -----------
                                                                                       -----------  -----------  -----------

                       See Notes to Financial Statements.

                               MENTUS MEDIA CORP.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS: Mentus Media Corp. (the Company) sells advertising space and provides programming through an electronic out-of-home advertising network known as the Next Generation Network (NGN). The Company was founded in 1990 and thereafter focused its efforts, among other things, on the development of the NGN by developing and improving the NGN technology. At the same time, the Company concentrated its efforts on securing site agreements for the placement of NGN Displays as well as recruiting local sales personnel and opening local sales offices in designated market areas.

    Prior to 1996 the Company was in the development stage. During 1996, the Company commenced operations and has entered into agreements for the placement of its monitors with convenience store chains representing over 8,000 stores. In 1996, the Company began the installation of NGN in these stores. As of December 31, 1997, the NGN displays have been installed in approximately 1,800 sites in nine market areas, principally in the states of Florida, Maryland, Texas, and Virginia and the District of Columbia. The Company currently generates revenue principally through the sale of advertising on the NGN and previously by selling equipment and exclusive territorial rights to NGN within certain markets (owner-operator networks). During 1997, the Company repurchased all NGN equipment from the owner-operators who, in turn, forfeited their territorial rights (see Note 7).

    A summary of the Company's significant accounting policies follows:

    REVENUE RECOGNITION: Revenue from network equipment and territorial rights sales was recognized upon installation of the equipment in the territory. Network operating revenues, which consist of network operating fees and advertising revenue for owner-operator networks, and advertising revenues for Company networks are recognized in the period the service is provided. A full month's advertising revenue is recognized in the first month of each advertising service or contract period. Costs incurred for the production of media advertising are recognized in the initial month of the advertising service or contract period or as incurred during the advertising service period. Advertising revenues are reduced by agency commissions on the statements of operations. In addition, the Company provides allowances for uncollectible revenues receivable based on Management's periodic assessment of the need for such allowances.

    BARTER TRANSACTIONS: Barter transactions, which represent the exchange of NGN advertising for goods or services, are recorded at the estimated fair value of the products or services received, not to exceed the estimated fair value of the NGN advertising provided. The Company has valued all bartered advertising credits received at a substantial discount from both the outside advertising media's and the Company's standard rates. Barter revenues are recognized as barter credit on the balance sheet when NGN advertising services are rendered, and barter expense is recognized when the related products or services are received or used. Barter revenues were $158,076 for the year ended December 31, 1997, of which $104,407 is included in other current assets on the balance sheet at December 31, 1997. There were no barter revenues prior to 1997.

    CASH AND CASH EQUIVALENTS: For purposes of reporting cash flows, the Company considers any Treasury bills, commercial paper, certificates of deposit, and money market funds with a maturity of three months or less to be cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

    AMORTIZATION OF PATENT: It was the policy of the Company to provide amortization based on the patent's remaining life using the straight-line method. During 1996, the Company determined that its patent had no remaining value, and the unamortized balance was written off.

                               MENTUS MEDIA CORP.

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) RESEARCH AND DEVELOPMENT COSTS: Expenditures for research and development activities performed by the Company are charged to operations as incurred. Research and development expense was approximately $282,000, $222,000 and $363,000 for the years ended December 31, 1995, 1996, and 1997, respectively.

    DEPRECIATION: It is the policy of the Company to provide depreciation based on estimated useful lives of five to seven years for its equipment and furnishings using the straight-line method.

    ACCOUNTING FOR LONG-LIVED ASSETS: The Company began generating operating revenue with its long-lived assets in 1996 and is in the process of building up an acceptable revenue base and related cash flows. Management has and will continue, on a periodic basis, to closely evaluate its equipment to determine potential impairment by comparing its carrying value with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net cash flows be less than the carrying value, the Company would recognize an impairment loss at that date. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value (estimated discounted future cash flows or appraisal of assets) of the long-lived assets. To date, management has determined that no impairment of long-lived assets exists.

    NET LOSS PER SHARE: The FASB has issued Statement No. 128, EARNINGS PER SHARE, which supersedes APB Opinion No. 15. Statement No. 128 requires the presentation of earnings per share by all entities that have common stock or potential common stock, such as options, warrants, and convertible securities, outstanding that trade in a public market. Those entities that have only common stock outstanding are required to present basic earnings per share amounts. Basic per share amounts are computed, generally, by dividing net income or loss by the weighted-average number of common shares outstanding. All other entities are required to present basic and diluted per share amounts. Diluted per share amounts assume the conversion, exercise, or issuance of all potential common stock instruments unless their effect is antidilutive, thereby reducing the loss or increasing the income per common share.

    The Company initially applied Statement No. 128 for the year ended December 31, 1997, and as required by the statement, retroactively applied it to all periods presented. Loss per share has been adjusted for undeclared, cumulative dividends on the Company's Series A cumulative preferred stock which totaled $247,500 for each of the years ended December 31, 1995, 1996, and 1997, and the dividends accrued on the Series B and C mandatory redeemable preferred stock of $293,302 and $1,383,336 for the years ended December 31, 1996 and 1997, respectively. As described in Note 6, the Company has options and warrants outstanding to purchase shares of common stock, and the Series A, B, and C preferred stock is convertible into common stock. However, because the Company has incurred losses in all periods presented, the inclusion of those potential common shares in the calculation of diluted loss per share would have an antidilutive effect. Therefore, basic and diluted loss per share amounts are the same in each period presented.

    INCOME TAXES: The Company accounts for deferred taxes on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                               MENTUS MEDIA CORP.

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS: The financial statements include the following financial instruments: cash and cash equivalents, trade accounts receivable, accounts payable, and notes payable. No separate comparison of fair values versus carrying values is presented for the aforementioned financial instruments since their fair values are not significantly different than their balance sheet carrying amounts. In addition, the aggregate fair values of the financial instruments would not represent the underlying value of the Company.

NOTE 2. SHORT- AND LONG-TERM DEBT

    SHORT-TERM DEBT: During 1995, the Company obtained $775,000 of financing through 12.5 percent unsecured bridge loans. The note holders were also issued warrants for the purchase of 3,100 shares of common stock at $71.43 per share. In September 1995, $500,000 of the bridge loans and accrued interest thereon of $21,354 plus an additional investment of $500,000 were exchanged for 14,300 shares of common stock at a price of $71.43 per share. During 1996, bridge loans of $100,000 and accrued interest thereon of $11,563 were exchanged for 1,562 shares of common stock at a price of $71.43 per share. Of the remaining balance of the bridge loans, $50,000 was converted into Series B Preferred Stock and $125,000 was paid in full.

    During 1996, the Company obtained $450,000 of financing through 9.25 percent unsecured bridge loans. These loans were converted into Series B Preferred Stock in 1996.

                               MENTUS MEDIA CORP.

NOTE 2. SHORT- AND LONG-TERM DEBT (CONTINUED)
    LONG-TERM DEBT:  A summary of long-term debt is as follows:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1996          1997
                                                                    ------------  ------------
8% note payable to shareholder, due November 2003, secured by substantially all assets of the Company (1).....................  $  2,375,500  $  1,875,462

10.1 to 18.8% capital leases, due in varying monthly installments to August 2001, secured by equipment and bank letters of credit
  up to $35,000 (see Note 3)......................................       130,292       103,507

Noninterest-bearing note payable, discounted at 15%, total of
  $700,000 payable based on certain cash flows, if any, with
  balance due December 2001, secured by equipment (see Note 7)....       --            400,226

Noninterest-bearing note payable, discounted at 15%, total of
  $1,500,000 payable August 2003, plus 10% of certain net
  revenues, if any, secured by equipment (see Note 7).............       --            684,315
                                                                    ------------  ------------
                                                                       2,505,792     3,063,510
Less current maturities...........................................        52,174        48,302
                                                                    ------------  ------------
                                                                    $  2,453,618  $  3,015,208
                                                                    ------------  ------------
                                                                    ------------  ------------

------------------------

(1) During 1997, $500,038 of this debt was converted to Series C preferred stock (see Note 5). Also, interest expense on this note was approximately $190,000 and $176,000 for the years ended December 31, 1996 and 1997, respectively. This note was repaid in full on February 18, 1998, with a portion of the proceeds from the sale of Senior Secured PIK Notes (see Note 10).

NOTE 3. LEASE COMMITMENTS

    CAPITAL LEASES: The Company leases various equipment under capital leases. Approximate future minimum lease payments under capital leases and the aggregate present value of the net minimum lease payments at December 31, 1997, were as follows:

Years ending December 31:
  1998............................................................  $  60,000
  1999............................................................     28,000
  2000............................................................     28,000
  2001............................................................      9,000
                                                                    ---------
                                                                    $ 125,000
Less amounts representing interest                                     22,000
                                                                    ---------
                                                                    $ 103,000
                                                                    ---------
                                                                    ---------

                               MENTUS MEDIA CORP.

NOTE 3. LEASE COMMITMENTS (CONTINUED)
    The following is a summary of equipment under capital lease as of December 31, 1997:

Cost..............................................................  $ 276,546
Accumulated depreciation..........................................    135,959
                                                                    ---------
                                                                    $ 140,587
                                                                    ---------
                                                                    ---------

    OPERATING LEASES: The Company leases its offices and warehouse facilities under noncancelable operating leases, which require various monthly payments including operating costs. The approximate future minimum lease payments under operating leases at December 31, 1997, are as follows:

Years ending December 31:
  1998............................................................  $ 357,000
  1999............................................................    246,000
  2000............................................................    197,000
  2001............................................................     57,000
  2002............................................................     49,000
                                                                    ---------
                                                                    $ 906,000
                                                                    ---------
                                                                    ---------

    Rent expense amounted to approximately $150,000, $184,000, and $303,000 for the years ended December 31, 1995, 1996, and 1997, respectively.

    SITE LEASES: In connection with NGN, the Company enters into site leases that provide for revenue-sharing arrangements (based on percentage of net advertising revenues) with the operators of the sites in which its NGN displays are located.

    At December 31, 1997, in connection with the aforementioned arrangements, the Company was committed to certain minimum site lease fees of approximately $1,451,000 annually through the year 2000, based on monitors installed as of December 31, 1997. A significant portion of the Company's NGN displays are located in sites covered by a multistore site lease contract at December 31, 1997.

    Site lease expenses included in the statements of operations were $7,917 and $1,120,431 for the years ended December 31, 1996 and 1997, respectively.

NOTE 4. EMPLOYMENT AGREEMENTS AND DEFERRED COMPENSATION AGREEMENT

    The Company has employment agreements with two officers of the Company. These agreements, which extend to 1999, provide for an annual base salary which is not subject to annual increases.

    The agreement with one officer, who is a major shareholder, provides for an annual bonus of $60,000 to be paid to the officer if certain established revenue goals are met. The agreement with the other officer provides that one-third of each installment of his base salary payable on or after January 1, 1998, shall be paid in the form of Series C Preferred Stock, subject to forfeiture provisions similar to those applicable to the restricted stock as described below.

    The Company previously had agreements with the two officers to defer a portion of their compensation under prior employment agreements. The accrued balance outstanding under these agreements at December 31, 1995, was $1,063,656. In conjunction with the 1996 Series B preferred stock transaction, the

                               MENTUS MEDIA CORP.

NOTE 4. EMPLOYMENT AGREEMENTS AND DEFERRED COMPENSATION AGREEMENT (CONTINUED) officers agreed to terminate these agreements and to contribute the accrued balance outstanding to paid-in capital of the Company, and the Company issued 8,831 shares of restricted common stock to one officer and 4,983 shares of restricted common stock to the other officer. The shares become unrestricted in years 2006 and 2017, respectively, or upon the occurrence of death, disability, or a qualifying public offering.

NOTE 5. PREFERRED STOCK

    The Company's Board of Directors has authorized 500,000 shares of preferred stock for designation and issuance, of which 298,900 were not designated as of December 31, 1997.

    SERIES A CUMULATIVE PREFERRED STOCK: The Company's 8.25 percent Series A cumulative preferred stock is convertible at the option of the holder into common stock, at any time prior to the close of business on the tenth day prior to the date fixed for a redemption or exchange by the Company, at a conversion price of $135.27 per common share (equivalent to a conversion rate of 3.696 shares of common stock for each share of preferred stock).

    The preferred stock is redeemable at the option of the Company, if not previously converted into common stock, in whole or in part, at $500 per share, plus accrued and unpaid dividends to the redemption date.

    Dividends of $247,500 for each of the years ended December 31, 1995, 1996, and 1997, were not declared nor paid. Dividends in arrears totaled $1,237,500 and $1,485,000 at December 31, 1996 and 1997, respectively. The dividends in arrears are also convertible into common stock at a conversion price of $135.27 per common share.

    SERIES B MANDATORY REDEEMABLE PREFERRED STOCK: During 1996, the Company's Board of Directors created and designated for issuance 91,100 shares of $1 par Series B Senior Cumulative Compounding Convertible Redeemable Preferred Stock. On September 25, 1996, the Company issued 91,059 shares of its Series B preferred stock to private investors at $77 per share. Proceeds upon the issuance of this stock, net of issuance costs of approximately $137,000, totaled approximately $6,875,000, which consisted of approximately $6,375,000 in cash and conversion of bridge loans totaling $500,000.

    The Series B Preferred Stock is equal in all respective rights with the Series C Preferred Stock and senior to all other classes of capital stock with respect to dividend and liquidation rights. Dividends, which accrue at 14.8 percent on an initial liquidation value of $77 per share, are to be paid quarterly on March 1, June 1, September 1, and December 1. On each dividend payment date, accrued dividends, to the extent unpaid, are compounded upon the stock's liquidation value. For the years ended December 31, 1996 and 1997, dividends of $293,302 and $1,125,070, respectively, have been accrued and are unpaid.

    The Series B Preferred Stock and all accrued unpaid dividends are convertible, in whole or in part, at the option of the holder into common stock at a conversion price of $77 (representing 94,671 and 109,479 shares of common stock at December 31, 1996 and 1997, respectively). The stock is convertible at the option of the Company in the event of a qualifying public offering. The stock is also redeemable in whole, but not in part, at the option of the Company at a redemption price of $308 per share at any time prior to the mandatory redemption date, which is September 2003. At that time, the Company is required to redeem all outstanding shares of the Series B preferred stock at a redemption price of $77, adjusted for cumulative compounded unpaid dividends.

                               MENTUS MEDIA CORP.

NOTE 5. PREFERRED STOCK (CONTINUED)
    In addition, upon a qualifying change in ownership control or reorganization event, the majority Series B preferred stockholders may require the Company to redeem all outstanding Series B preferred stock at certain redemption prices.

    The Company is also required to and has reserved from its authorized but unissued shares of common stock, solely for the conversion of Series B preferred stock, the full number of shares of common stock issuable if all outstanding Series B shares were to be converted in full.

    SERIES C MANDATORY REDEEMABLE PREFERRED STOCK: During 1997, the Company's Board of Directors created and designated for issuance 90,000 shares of $1 par Series C senior cumulative compounding convertible redeemable preferred stock. This preferred stock contains terms and provisions that are virtually identical to the Series B mandatory redeemable preferred stock, except for the mandatory redemption date, which is March 2003 for Series C.

    During 1997, the Company issued 75,310 shares of Series C preferred stock to private investors at $77 per share. Proceeds upon issuance of this stock, net of issuance costs of approximately $156,000, totaled approximately $5,643,000, which consisted of approximately $5,143,000 in cash and conversion of a stockholder note of $500,038. For the year ended December 31, 1997, dividends of $258,266 have been accrued and are unpaid on this preferred stock.

NOTE 6. STOCK OPTION PLANS

    The Company has a 1993 Stock Option Plan effective January 1, 1994, and a 1994 Stock Option Plan effective December 15, 1994 (the Plans). The Plans permit the granting of incentive stock options and nonqualified options. A total of 4,000 and 8,000 shares of the Company's common stock have been reserved for issuance pursuant to options granted under the 1993 and 1994 Plans, respectively.

    Grants under the Plans are accounted for following APB Opinion No. 25 and related interpretations. Compensation cost charged to operations for stock option grants was $68,669 and $70,430 for the years ended December 31, 1995 and 1996, respectively. During 1997, certain compensatory options were forfeited, resulting in the reversal of $21,129 of compensation expense. Had compensation cost for the options been determined using the fair value method required by FASB Statement No. 123, the Company's basic and diluted net loss and net loss per common share on a pro forma basis would have been as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                   -------------------------------------------
                                                       1995           1996           1997
                                                   -------------  -------------  -------------
Net loss:
  As reported....................................  $  (2,334,576) $  (2,055,504) $  (6,388,484)
  Pro forma......................................     (2,334,700)    (2,080,100)    (6,457,367)
Basic and diluted net loss per common share:
  As reported....................................         (11.20)        (10.16)        (30.12)
  Pro forma......................................         (11.20)        (10.26)        (30.38)

    The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants: risk-free interest

                               MENTUS MEDIA CORP.

NOTE 6. STOCK OPTION PLANS (CONTINUED)
rates of 6.37, 5.98, and 6.16 percent in 1995, 1996, and 1997, respectively; expected lives of 5 years; and expected volatility of 10 percent.

    A summary of stock option activity is as follows:

                                                                                    WEIGHTED-
                                                                                     AVERAGE
                                                                                    EXERCISE
                                                                        SHARES        PRICE
                                                                       ---------  -------------
Outstanding at December 31, 1994.....................................      3,631    $    1.00
  Granted............................................................        975         1.00
  Exercised..........................................................     (1,200)        1.00
                                                                       ---------
Outstanding at December 31, 1995.....................................      3,406         1.00
  Granted............................................................      2,500        49.31
                                                                       ---------
Outstanding at December 31, 1996.....................................      5,906        21.45
  Granted............................................................      1,000        77.00
  Canceled...........................................................       (300)        1.00
                                                                       ---------
Outstanding at December 31, 1997.....................................      6,606        30.79
                                                                       ---------
                                                                       ---------

    The following table summarizes additional information about stock options outstanding as of December 31, 1997:

                                                                                       WEIGHTED-
                                                                                        AVERAGE
                                                                                       REMAINING
                                                                        NUMBER        CONTRACTUAL
RANGE OF                                                              OF OPTIONS         LIVES
EXERCISE PRICES                                                       OUTSTANDING     (IN YEARS)
-------------------------------------------------------------------  -------------  ---------------
$ 1.00.............................................................        4,106             6.0
 77.00.............................................................        2,000             6.0
 90.56.............................................................          500             6.0
                                                                           -----
                                                                           6,606
                                                                           -----
                                                                           -----

    OTHER STOCK OPTIONS: During 1994, the Company granted, outside of the above plans, an option for the purchase of 700 shares of common stock at an exercise price of $71.43. This option was exercised in 1995.

    WARRANTS: During 1995, the Company issued warrants to purchase 3,100 shares of common stock at a price of $71.43 per share, exercisable any time prior to May 1, 2000.

NOTE 7. TERRITORIAL AGREEMENTS AND REPURCHASE OF NETWORK EQUIPMENT

    During 1996, the Company entered into territorial agreements with two separate unrelated owner-operators. Each agreement granted exclusive territorial rights to NGN within certain designated markets for a period of ten years. In the aggregate, the Company received initial payments of approximately $2,688,000 for the purchase of hardware, software, and exclusive territorial rights. The agreements also provided for royalties on all advertising revenue and reimbursement of certain network operating expenses. One of the agreements also provided the grantee with the option to purchase the exclusive rights to certain additional designated NGN Network territories.

                               MENTUS MEDIA CORP.

NOTE 7. TERRITORIAL AGREEMENTS AND REPURCHASE OF NETWORK EQUIPMENT (CONTINUED) In January 1997, the Company entered into an agreement with one of its NGN owner-operators whereby the Company repurchased equipment originally sold by the Company in 1996 in exchange for a $700,000 note payable. In addition, the owner-operator forfeited its territorial rights. The note is noninterest-bearing and is payable annually at an amount equal to 40 percent of operating cash flows generated by the former owner-operator's territory with the unpaid balance of the note due December 31, 2001. The note is secured by the equipment being repurchased. The Company recorded the note and the repurchased equipment at $348,023, the present value of the note using a discount rate of 15 percent and no assumed payments until maturity.

    In April 1997, the other owner-operator gave notice of forfeiture of its territorial rights and its option to purchase the exclusive rights to certain additional designated NGN territories, effective as of August 18, 1997. The Company subsequently entered into an agreement with the owner-operator whereby, in August 1997, the Company repurchased equipment originally sold in 1996 in exchange for $25,000 cash and a $1,500,000 note payable. The note is noninterest-bearing and is payable in full on August 18, 2003. The note is secured by the equipment being repurchased. The Company has also agreed to pay the former owner-operator 10 percent of the net revenues generated by the forfeited Florida territory for the term of the note. The Company recorded the repurchased equipment at $25,000 plus $648,491, the present value of the note using a discount rate of 15 percent.

NOTE 8. INCOME TAXES

    Deferred income taxes consisted of the following:

                                                                          DECEMBER 31,
                                                                  ----------------------------
                                                                      1996           1997
                                                                  -------------  -------------
Deferred tax assets:
  Net operating loss carryforwards..............................  $   4,274,000  $   6,711,000
  Tax credit carryforwards......................................        113,000        147,000
  Nondeductible compensation....................................        556,000        541,000
  Allowance for uncollectible accounts and other................       --               34,000
                                                                  -------------  -------------
                                                                      4,943,000      7,433,000

Deferred tax liabilities:
  Depreciation and amortization.................................         48,000         78,000
                                                                  -------------  -------------
Net deferred tax assets.........................................      4,895,000      7,355,000

Less valuation allowance........................................     (4,895,000)    (7,355,000)
                                                                  -------------  -------------
                                                                  $    --        $    --
                                                                  -------------  -------------
                                                                  -------------  -------------

    The Company had valuation allowances of $4,895,000 and $7,355,000 against its deferred tax assets to reduce those assets to amounts that management believes are appropriate at December 31, 1996 and 1997, respectively.

                               MENTUS MEDIA CORP.

NOTE 8. INCOME TAXES (CONTINUED)
    The Company's income tax expense differed from the statutory federal rate as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                       ---------------------------------------
                                                          1995         1996          1997
                                                       -----------  -----------  -------------
Statutory rate applied to loss before income taxes...  $  (817,000) $  (719,000) $  (2,172,000)
State income tax benefit net of federal tax effect
  and other..........................................     (131,000)    (121,000)      (288,000)
Change in deferred tax valuation allowance...........      948,000      840,000      2,460,000
                                                       -----------  -----------  -------------
                                                       $   --       $   --       $    --
                                                       -----------  -----------  -------------
                                                       -----------  -----------  -------------

    The Company has tax net operating loss and tax credit carryforwards which are available to reduce income taxes payable in future years. Future utilization of these loss and credit carryforwards are subject to certain limitations under provisions of the Internal Revenue Code including limitations subject to Section 382, which relates to a 50 percent change in control over a three-year period, and are further dependent upon the Company attaining profitable operations. The Company believes that the issuance of warrants subsequent to year end (see Note
10) will result in an "ownership change" under Section 382. Accordingly, the Company's ability to use net operating loss carryforwards generated prior to February 1998 may be limited to approximately $1.3 million per year. These carryforwards and credits will expire as follows:

                                                                OPERATING LOSS   TAX CREDIT
YEAR                                                            CARRYFORWARDS   CARRYFORWARDS
--------------------------------------------------------------  --------------  -------------
2005..........................................................   $  1,536,000    $   --
2006..........................................................      1,532,000         26,000
2007..........................................................        626,000         15,000
2008..........................................................      1,400,000         30,000
2009..........................................................      1,450,000         23,000
2010..........................................................      2,161,000         16,000
2011..........................................................      1,985,000          3,000
2012..........................................................      6,372,000         34,000
                                                                --------------  -------------
                                                                 $ 17,062,000    $   147,000
                                                                --------------  -------------
                                                                --------------  -------------

NOTE 9. ACCRUED EXPENSES

    The components of accrued expenses are as follows:

                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                         1996         1997
                                                                      ----------  ------------
Site-lease fees (Note 3)............................................  $   61,765  $  1,272,017
Compensation........................................................      16,487       119,468
Legal fees..........................................................      92,437       196,217
Other...............................................................      41,910        75,751
                                                                      ----------  ------------
                                                                      $  212,599  $  1,663,453
                                                                      ----------  ------------
                                                                      ----------  ------------

                               MENTUS MEDIA CORP.

NOTE 10. EVENT SUBSEQUENT TO BALANCE SHEET DATE

    On February 18, 1998, the Company sold 45,000 units representing $45 million of 12 percent Senior Secured PIK Notes and Warrants to purchase 125,240 shares of common stock. The notes mature on February 1, 2003. Interest on the notes will be payable semiannually in arrears on February 1 and August 1 of each year commencing August 1, 1998. Interest on the notes is payable either in cash or in additional notes, at the option of the Company, until August 1, 2000, and thereafter is payable in cash. Each warrant will entitle the holder to purchase one share of common stock at an exercise price of $0.01 per share. The warrants are detachable and are exercisable to February 1, 2008. For financial reporting purposes the aforementioned Notes will be recorded net of the value ascribed to the Warrants. The value ascribed to the Warrants will be $7.7 million, which will be recorded as additional paid in capital.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

Forward-Looking Statements................
Prospectus Summary........................           1
Risk Factors..............................          11
Use of Proceeds...........................          16
Capitalization............................          17
Selected Consolidated Financial Data......          18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................          20
Business..................................          25
Management................................          33
Certain Transactions......................          36
Principal Stockholders....................          37
Description of Capital Stock..............          38
Description of Notes......................          43
Certain Federal Income Tax Consequences...          70
The Exchange Offer........................          70
Plan of Distribution......................          79
Book Entry; Delivery and Form.............          79
Legal Matters.............................          81
Experts...................................          81
Additional Information....................          81
Index to Financial Statements.............         F-1

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                  $45,000,000

                               MENTUS MEDIA CORP.

                               OFFER TO EXCHANGE
                              SERIES B 12% SENIOR
                           SECURED PIK NOTES DUE 2003
                          FOR ALL OUTSTANDING SERIES A
                             12% SENIOR SECURED PIK
                                 NOTES DUE 2003

                                           , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

    Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fee) actually and reasonably incurred by him in connection therewith, that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

    Section 10 of the Company Certificate of Incorporation provides as follows:

    The liability of directors of the Company is eliminated or limited to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, or any successor statute [Section 145 of the Delaware General Corporation Law]. The provisions of this section shall be deemed to be a contract with each director of the Company who serves as such at any time while this section is in effect, and such provisions are cumulative of and shall be in addition to and independent of any and all other limitations on the liabilities of directors of the Company. In any action, suit or proceeding involving the application of the provisions of this section, the party or parties challenging the right of a director to the benefits of this section shall have the burden of proof.

    In addition to the Certificate of Incorporation, Gerard P. Joyce and Thomas
M. Pugliese both have indemnification provisions in their respective employment agreements with the Company. Both agreements provide that The Company shall indemnify the Employee (Joyce and Pugliese respectively) and his legal representatives, to the fullest extent permitted by the laws of the State of Delaware and the existing By-laws of the Company, and the Employee shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding, or any threatened action, suit or proceeding, to which he or his legal representatives may be made a party, by reason of his being or having been a director or officer of the Company or any of its subsidiaries.

    If the Employee or any Designated Representative shall be required to initiate legal action in order to enforce or retain any right or benefit provided by this Agreement in the event of a breach of or default under this Agreement (the respective employment agreements) by the Company, and if the Employee or Designated Representative shall prevail in such legal action, the Company shall indemnify the Employee or such Designated Representative for all reasonable legal and accounting fees and expenses incurred in connection therewith.

    The Company entered into an indemnification agreement with Michael Marocco, (the "Indemnitee") one of its directors, which provides the following:

    (a) In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee to the fullest extent permitted by law as soon as practicable but in any event no later than thirty days after written demand is presented to the Company, against any and all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties or amounts paid in settlement) of such Claim. If so requested by Indemnitee, the Company shall advance (within two business days of such request) any and all Expenses to Indemnitee (an "Expense Advance").

    (b) Notwithstanding the foregoing, (i) the obligations of the Company under Section (a) shall be subject to the condition that the reviewing party shall not have determined (in a written opinion, in any case in which the independent legal counsel referred to in Section 3 of the Indemnification Agreement is involved) that Indemnitee would not be permitted to be indemnified under applicable law, and (ii) the obligation of the Company to make an expense advance pursuant to Section (a) shall be subject to the condition that, if, when and to the extent that the reviewing party determines that Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; PROVIDED, HOWEVER, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the reviewing party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any expense advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). If there has not been a Change in Control (as defined in the indemnification agreement), the reviewing party shall be selected by the Board of Directors, and if there has been a Change in Control (other than a Change in Control which has been approved by a majority of the Company's Board of Directors who were directors immediately prior to such Change in Control), the reviewing party shall be the independent legal counsel hereof. If there has been no determination by the reviewing party or if the reviewing party determines that Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence litigation in any court in the State of Delaware or the State of New York having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by the reviewing party or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and agrees to appear in any such proceeding. Any determination by the reviewing party otherwise shall be conclusive and binding on the Company and Indemnitee.

    CHANGE IN CONTROL The Company agrees that if there is a Change in Control of the Company (other than a Change in Control which has been approved by a majority of the Company's Board of Directors who were directors immediately prior to such Change in Control) then with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnity payments and expense advances, the Company shall seek legal advice only from independent legal counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonable withheld). Such counsel, among other things, shall render its written opinions to the Company and Indemnitee as to whether and to what extent Indemnitee would be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees of the independent legal counsel referred to above and to fully indemnify such counsel against any and all expenses.

    INDEMNIFICATION FOR ADDITIONAL EXPENSES The Company shall indemnify Indemnitee against any and all reasonable expenses (including attorneys' fees) and, if requested by a director, shall (within two business days of such request) advance such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for (i) indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement or Company Bylaw now or hereafter in effect relating to Claims for indemnifiable events or (ii) recovery under any directors' and officers' liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be.

    PARTIAL INDEMNITY. If Indemnitee is entitled under any provision to indemnification by the Company for some or a portion of the expenses, judgments, fines, penalties and amounts paid in settlement of a claim but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Moreover, notwithstanding any other provision, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any and or all Claims relating in whole or in part to an indemnifiable event or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against all expenses incurred in connection therewith.

ITEM 21. EXHIBITS

    The following exhibits are filed as part of this Registration Statement.

 EXHIBIT
 NUMBER                                              EXHIBIT DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
   3.1(a)  Certificate of Incorporation, filed June 7, 1990
   3.1(b)  Certificate of Amendment, filed October 24, 1990*
   3.1(c)  Certificate of Designation, filed November 13, 1990 (Preferred Stock)*
   3.1(d)  Certificate of Correction, filed June 13, 1991*
   3.1(e)  Certificate of Amendment, filed June 13, 1991*
   3.1(f)  Certificate of Amendment, filed February 5, 1993
   3.1(g)  Certificate of Amendment, filed September 25, 1996 (Series A Preferred Stock)*
   3.1(h)  Certificate of Designation, filed September 25, 1996 (Series A Preferred Stock)
   3.1(i)  Certificate of Designation, filed September 25, 1996 (Series B Preferred Stock)
   3.1(j)  Certificate of Correction, filed December 6, 1996
   3.1(k)  Certificate of Amendment, filed January 7, 1997.
   3.1(l)  Certificate of Amendment, filed August 28, 1997
   3.1(m)  Certificate of Designation, filed August 28, 1997 (Series C Preferred Stock)
   3.1(n)  Certificate of Amendment, filed August 28, 1997 (Series A Preferred Stock)
   3.1(o)  Certificate of Amendment, filed August 28, 1997 (Series B Preferred Stock)
   3.1(p)  Certificate of Correction, filed August 29, 1997
   3.1(q)  Certificate of Correction, filed August 29, 1997 (Series A Preferred Stock)
   3.1(r)  Certificate of Correction, filed August 29, 1997 (Series B Preferred Stock)
   3.1(s)  Certificate of Amendment, filed February 4, 1998 (Series B Preferred Stock)
   3.1(t)  Certificate of Amendment, filed February 4, 1998 (Series C Preferred Stock)
   3.1(u)  Certificate of Amendment filed February 18, 1998 (Series B Preferred Stock)
   3.1(v)  Certificate of Amendment, filed February 18, 1998 (Series C Preferred Stock)
   3.2(a)  By-Laws of the Company*
   3.2(b)  Amendment to By-Laws
   4.1(a)  Indenture dated February 18, 1998 between the Company and the Trustee
   4.1(b)  Exchange and Registration Right Agreement dated February 18, 1998 between the Company and the Initial
           Purchaser
   4.1(c)  Pledge Agreement dated February 18, 1998 between the Company and the Initial Purchaser
   4.1(d)  Security Agreement dated February 18, 1998 between the Company and the Initial Purchaser
   4.1(e)  Purchase Agreement dated February 12, 1998 between the Company and the Initial Purchaser
   4.1(f)  Unit Agreement dated February 18, 1998 between the Company and the Initial Purchaser
      5.1  Opinion of Cooperman Levitt Winikoff Lester & Newman, P.C. regarding the validity of the Series B
           Notes, including consent*
      8.1  Opinion of Cooperman Levitt Winikoff Lester & Newman, P.C. regarding certain federal income tax matters, including consent*
  10.1(a)  Form of Co-Investment Agreement relating to issuances of Preferred Stock in 1997
  10.1(b)  Stock Purchase Agreement dated September 25, 1996 between the Company and 21st Century Communication
           Partners, L.P., 21st Century Communication T-E Partners, L.P. and 21st Century Communications Foreign
           Partners, L.P.
  10.1(c)  Amended and Restated Registration Rights Agreement between the Company and Stephen Adams
  10.1(d)  Stock Purchase Agreement dated August 29, 1997 by and between the Company and 21st Century
           Communications Partners L.P., 21st Century Communications T-E Partners, L.P., 21st Century
           Communications Foreign Partners, L.P., and Pulitzer Publishing

 EXHIBIT
 NUMBER                                              EXHIBIT DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
  10.1(e)  Registration Rights Agreement dated September 25, 1996 by and among the Company, 21st Century
           Communications Partners, L.P., 21st Century Communications T-E Partners L.P., 21st Century
           Communications Foreign Partners, L.P., and certain holders of the Company's Series B Cumulative
           Compounding Convertible Redeemable Preferred Stock and certain other shareholders of the Company.
  10.1(f)  First Amendment to Registration Rights Agreement dated August 29, 1997 between the Company, 21st
           Century Communications Partners, L.P., and 21st Century Communications T-E Partners L.P., 21st Century
           Communications Foreign Partners, L.P. and certain holders of the Company's Series B Cumulative
           Compounding Convertible Redeemable Preferred Stock and certain other shareholders of the Company and the Series C Stockholder.
  10.1(g)  Amendment to Registration Rights Agreement entered into on February 18, 1998 between the Company, 21st
           Century Communications Partners, L.P., 21st Century Communications T-E Partners L.P. and 21st Century
           Communications Foreign Partners, L.P.*
  10.1(h)  Preemptive Rights Agreement dated September 25, 1996 between the Company and 21st Century Communication
           Partners L.P., 21st Century Communication T-E Partners, L.P., and 21st Century Communication Foreign
           Partners, L.P.
  10.1(i)  First Amendment to Preemptive Rights Agreement dated August 29, 1997 between the Company, 21st Century
           Communications Partners, L.P., 21st Century Communication T-E Partners, L.P., 21st Century
           Communication Foreign Partners, L.P.,and certain holders of the Company's Series B Cumulative
           Compounding Convertible Redeemable Preferred Stock and certain other shareholders of the Company.
  10.1(j)  Joinder Agreement dated December 26, 1995 by and between Stephen Adams, Gerard P. Joyce and Thomas M.
           Pugliese
  10.1(k)  Stockholder Agreement dated September 25, 1996 by and among the Company and 21st Century Communication
           Partners L.P., 21st Century Communications T-E Partners, L.P., 21st Century Communications Foreign
           Partners, L.P., Gerard P. Joyce and Thomas M. Pugliese.
  10.1(l)  First Amendment to Stockholders Agreement dated August 29, 1997 and 21st Century Communication Partners
           L.P., 21st Century Communications T-E Partners, L.P., 21st Century Communication Foreign Partners,
           L.P., Gerard P. Joyce, Thomas Pugliese and Pulitzer Publishing
  10.1(m)  Stock Purchase Agreement dated December 26, 1996 by and between Stephen Adams and the Company.
  10.1(n)  Letter Agreement dated March 19, 1996 by and between Stephen Adams and the Company.
  10.2(a)  Employment Agreement dated August 1, 1990 between the Company and Gerard P. Joyce.*
  10.2(b)  Amendment to Employment Agreement entered into September 25, 1996 between the Company and Gerard P.
           Joyce*
  10.2(c)  Employment Agreement dated August 1, 1990 between the Company and Thomas M. Pugliese as amended.*
  10.3(a)  Amendment to Employment Agreement entered into September 25, 1996 between the Company and Thomas M.
           Pugliese*
  10.3(b)  Second Amendment to Employment Agreement entered into August 29, 1997 between the Company and Thomas M.
           Pugliese*
     10.4  Media Network Services Agreement by and between The Southland Corporation and the Company. THIS
           DOCUMENT HAS BEEN SUBMITTED TO THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR APPLICATION
           FOR "CONFIDENTIAL TREATMENT."
  23.1(a)  Consent of Cooperman Levitt Winikoff Lester & Newman, P.C. (included in Exhibits 5.1 and 8.1)*
  23.1(b)  Consent of McGladrey & Pullen, LLP

 EXHIBIT
 NUMBER                                              EXHIBIT DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
     24.1  Power of Attorney (on Signature Page)
     25.1  Statement of Eligibility of Trustee
     99.1  Additional Exhibits--Letter of Transmittal

------------------------

*   To be filed by Amendment

ITEM 22. UNDERTAKINGS.

    Mentus Media Corp. ("the Registrant") hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts of events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Minneapolis, state of Minnesota, on April 2, 1998.

                                MENTUS MEDIA CORP.

                                By:             /s/ THOMAS M. PUGLIESE
                                      ------------------------------------------
                                                  Thomas M. Pugliese
                                               CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Gerard P. Joyce, Thomas M. Pugliese and Michael
J. Kolthoff as such person's true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          SIGNATURES                        TITLE                      DATE
------------------------------  ------------------------------  -------------------

     /s/ GERARD P. JOYCE           Chairman of the Board of
------------------------------     Directors and President         April 2, 1998
       Gerard P. Joyce          (principal executive officer)

    /s/ THOMAS M. PUGLIESE      Vice Chairman of the Board of
------------------------------    Directors, Chief Executive       April 2, 1998
      Thomas M. Pugliese            Officer and Secretary

                                   Treasurer and Assistant
   /s/ MICHAEL J. KOLTHOFF                Secretary
------------------------------   (principal financial officer      April 2, 1998
     Michael J. Kolthoff           and principal accounting
                                           officer)

          SIGNATURES                        TITLE                      DATE
------------------------------  ------------------------------  -------------------
    /s/ TIMOTHY P. HARTMAN
------------------------------             Director                April 2, 1998
      Timothy P. Hartman

     /s/ DAVID R. VOELKER
------------------------------             Director                April 2, 1998
       David R. Voelker

     /s/ THOMAS J. DAVIS
------------------------------             Director                April 2, 1998
       Thomas J. Davis

     /s/ JAMES P. SHEEHAN
------------------------------             Director                April 2, 1998
       James P. Sheehan

------------------------------             Director
     Alejandro Zubillaga

    /s/ MICHAEL J. MAROCCO
------------------------------             Director                April 2, 1998
      Michael J. Marocco

                                 EXHIBIT INDEX

ITEM 21.

 EXHIBIT
 NUMBER                                              EXHIBIT DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
   3.1(a)  Certificate of Incorporation, filed June 7, 1990
   3.1(b)  Certificate of Amendment, filed October 24, 1990*
   3.1(c)  Certificate of Designation, filed November 13, 1990 (Preferred Stock)*
   3.1(d)  Certificate of Correction, filed June 13, 1991*
   3.1(e)  Certificate of Amendment, filed June 13, 1991*
   3.1(f)  Certificate of Amendment, filed February 5, 1993*
   3.1(g)  Certificate of Amendment, filed September 25, 1996 (Series A Preferred Stock)*
   3.1(h)  Certificate of Designation, filed September 25, 1996 (Series A Preferred Stock)
   3.1(i)  Certificate of Designation, filed September 25, 1996 (Series B Preferred Stock)
   3.1(j)  Certificate of Correction, filed December 6, 1996
   3.1(k)  Certificate of Amendment, filed January 7, 1997.
   3.1(l)  Certificate of Amendment, filed August 28, 1997
   3.1(m)  Certificate of Designation, filed August 28, 1997 (Series C Preferred Stock)
   3.1(n)  Certificate of Amendment, filed August 28, 1997 (Series A Preferred Stock)
   3.1(o)  Certificate of Amendment, filed August 28, 1997 (Series B Preferred Stock)
   3.1(p)  Certificate of Correction, filed August 29, 1997
   3.1(q)  Certificate of Correction, filed August 29, 1997 (Series A Preferred Stock)
   3.1(r)  Certificate of Correction, filed August 29, 1997 (Series B Preferred Stock)
   3.1(s)  Certificate of Amendment, filed February 4, 1998 (Series B Preferred Stock)
   3.1(t)  Certificate of Amendment, filed February 4, 1998 (Series C Preferred Stock)
   3.1(u)  Certificate of Amendment filed February 18, 1998 (Series B Preferred Stock)
   3.1(v)  Certificate of Amendment, filed February 18, 1998 (Series C Preferred Stock)
   3.2(a)  By-Laws of the Company
   3.2(b)  Amendment to By-Laws
   4.1(a)  Indenture dated February 18, 1998 between the Company and the Trustee
   4.1(b)  Exchange and Registration Right Agreement dated February 18, 1998 between the Company and the Initial
           Purchaser
   4.1(c)  Pledge Agreement dated February 18, 1998 between the Company and the Initial Purchaser
   4.1(d)  Security Agreement dated February 18, 1998 between the Company and the Initial Purchaser
   4.1(e)  Purchase Agreement dated February 12, 1998 between the Company and the Initial Purchaser
   4.1(f)  Unit Agreement dated February 18, 1998 between the Company and the Initial Purchaser
      5.1  Opinion of Cooperman Levitt Winikoff Lester & Newman, P.C. regarding the validity of the Series B
           Notes, including consent*
      8.1  Opinion of Cooperman Levitt Winikoff Lester & Newman, P.C. regarding certain federal income tax matters, including consent*
  10.1(a)  Form of Co-Investment Agreement relating to issuances of Preferred Stock in 1997
  10.1(b)  Stock Purchase Agreement dated September 25, 1996 between the Company and 21st Century Communication
           Partners, L.P., 21st Century Communication T-E Partners, L.P. and 21st Century Communications Foreign
           Partners, L.P.
  10.1(c)  Amended and Restated Registration Rights Agreement between the Company and Stephen Adams
  10.1(d)  Stock Purchase Agreement dated August 29, 1997 by and between the Company and 21st Century
           Communications Partners L.P., 21st Century Communications T-E Partners, L.P., 21st Century
           Communications Foreign Partners, L.P., and Pulitzer Publishing

 EXHIBIT
 NUMBER                                              EXHIBIT DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
  10.1(e)  Registration Rights Agreement dated September 25, 1996 by and among the Company, 21st Century
           Communications Partners, L.P., 21st Century Communications T-E Partners L.P., 21st Century
           Communications Foreign Partners, L.P., and certain holders of the Company's Series B Cumulative
           Compounding Convertible Redeemable Preferred Stock and certain other shareholders of the Company.
  10.1(f)  First Amendment to Registration Rights Agreement dated August 29, 1997 between the Company, 21st
           Century Communications Partners, L.P., and 21st Century Communications T-E Partners L.P., 21st Century
           Communications Foreign Partners, L.P. and certain holders of the Company's Series B Cumulative
           Compounding Convertible Redeemable Preferred Stock and certain other shareholders of the Company and the Series C Stockholder.
  10.1(g)  Amendment to Registration Rights Agreement entered into on February 18, 1998 between the Company, 21st
           Century Communications Partners, L.P., 21st Century Communications T-E Partners L.P. and 21st Century
           Communications Foreign Partners, L.P.*
  10.1(h)  Preemptive Rights Agreement dated September 25, 1996 between the Company and 21st Century Communication
           Partners L.P., 21st Century Communication T-E Partners, L.P., and 21st Century Communication Foreign
           Partners, L.P.
  10.1(i)  First Amendment to Preemptive Rights Agreement dated August 29, 1997 between the Company, 21st Century
           Communications Partners, L.P., 21st Century Communication T-E Partners, L.P., 21st Century
           Communication Foreign Partners, L.P.,and certain holders of the Company's Series B Cumulative
           Compounding Convertible Redeemable Preferred Stock and certain other shareholders of the Company.
  10.1(j)  Joinder Agreement dated December 26, 1995 by and between Stephen Adams, Gerard P. Joyce and Thomas M.
           Pugliese
  10.1(k)  Stockholder Agreement dated September 25, 1996 by and among the Company and 21st Century Communication
           Partners L.P., 21st Century Communications T-E Partners, L.P., 21st Century Communications Foreign
           Partners, L.P., Gerard P. Joyce and Thomas M. Pugliese.
  10.1(l)  First Amendment to Stockholders Agreement dated August 29, 1997 and 21st Century Communication Partners
           L.P., 21st Century Communications T-E Partners, L.P., 21st Century Communication Foreign Partners,
           L.P., Gerard P. Joyce, Thomas Pugliese and Pulitzer Publishing
  10.1(m)  Stock Purchase Agreement dated December 26, 1996 by and between Stephen Adams and the Company.
  10.1(n)  Letter Agreement dated March 19, 1996 by and between Stephen Adams and the Company.
  10.2(a)  Employment Agreement dated August 1, 1990 between the Company and Gerard P. Joyce.*
  10.2(b)  Amendment to Employment Agreement entered into September 25, 1996 between the Company and Gerard P.
           Joyce*
  10.2(c)  Employment Agreement dated August 1, 1990 between the Company and Thomas M. Pugliese as amended.*
  10.3(a)  Amendment to Employment Agreement entered into September 25, 1996 between the Company and Thomas M.
           Pugliese*
  10.3(b)  Second Amendment to Employment Agreement entered into August 29, 1997 between the Company and Thomas M.
           Pugliese*
     10.4  Media Network Services Agreement by and between The Southland Corporation and the Company. THIS
           DOCUMENT HAS BEEN SUBMITTED TO THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR APPLICATION
           FOR "CONFIDENTIAL TREATMENT."
  23.1(a)  Consent of Cooperman Levitt Winikoff Lester & Newman, P.C. (included in Exhibits 5.1 and 8.1)*
  23.1(b)  Consent of McGladrey & Pullen, LLP
     24.1  Power of Attorney (on Signature Page)
     25.1  Statement of Eligibility of Trustee
     99.1  Additional Exhibits--Letter of Transmittal